Filed Pursuant to Rule 424(b)(3)
File No. 333-147019

PROSPECTUS SUPPLEMENT (DISCLOSURE REPORT NO. 1)
(TO PROSPECTUS DATED May 17, 2011)

Prosper Marketplace, Inc.

Borrower Payment Dependent Notes

This prospectus supplement supplements and amends the prospectus dated May 17, 2011 (the"Prospectus"). The Prospectus and this prospectus supplement relate to up to $500,000,000 in principal amount of Borrower Payment Dependent Notes, or “Notes,” issued by Prosper Marketplace, Inc.

On May 13, 2011, we filed with the Securities and Exchange Commission our Quarterly Report on Form 10-Q/A for the quarterly period ended March 31, 2011. A copy of such Quarterly Report on Form 10-Q/A is attached to and made part of this prospectus supplement.

You should read this prospectus supplement in conjunction with the Prospectus and any prior prospectus supplements. This prospectus supplement is qualified by reference to the Prospectus and any prior prospectus supplements, except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus or any prior prospectus supplements. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including all amendments and supplements thereto.

This offering is highly speculative and the Notes involve a high degree of risk. Investing in the Notes should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 19 of the prospectus dated May 17, 2011, as updated by the risk factors discussed in Item 1A of Part I of Prosper Marketplace’s Annual Report on Form 10-K, which are further updated by Item 1A of Part II of the Quarterly Report on Form 10-Q/A attached hereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 18, 2011.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q/A
Amendment No. 1

(Mark One)

☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2011

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                       to

Commission File Number: 333-147019

PROSPER MARKETPLACE, INC.
(Exact name of registrant as specified in its charter)

Delaware	6199	73-1733867
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number	Identification Number)

111 Sutter Street, 22nd Floor
San Francisco, CA  94104
(415) 593-5400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☑ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☐  No ☐

    Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐(Do not check if a smaller reporting company)	Smaller reporting company ☑

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☑

As of April 28, 2011, there were 4,588,832 shares of the registrant’s common stock outstanding.

EXPLANATORY PARAGRAPH

On May 11, 2011, Prosper Marketplace, Inc. (“we”, “us”, “our” or the “Company”) inadvertently filed a draft version of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 (the “Draft 10-Q”).  We are filing this amended quarterly report on Form 10-Q (the "Form 10-Q/A") to replace the Draft 10-Q.  Investors should not rely on any information included in the Draft 10-Q, which is superseded in its entirety by this Form 10-Q/A.

FORWARD-LOOKING STATEMENTS

This Quarterly Report on Form 10-Q includes forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “believe,” “will,” “expect,” “project,” “estimate,” “intend,” “anticipate,” “plan,” “continue” or similar expressions.   In particular, information appearing under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” includes forward-looking statements. Forward-looking statements inherently involve many risks and uncertainties that could cause actual results to differ materially from those projected in these statements.

Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans and expectations of our management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. More information on factors that could cause actual results or events to differ materially from those anticipated is included from time to time in our reports filed with the Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2010, particularly under the caption “Risk Factors.”

All forward-looking statements speak only as of the date of this Quarterly Report on Form 10-Q and are expressly qualified in their entirety by the cautionary statements included in this Quarterly Report on Form 10-Q or our Annual Report on Form 10-K for the year ended December 31, 2010, particularly under the caption “Risk Factors.” We undertake no obligation to update or revise forward-looking statements that may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You can inspect, read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information regarding the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that makes available reports, proxy statements and other information regarding issuers that file electronically.

i

PART I. Financial Information
Item 1. Financial Statements

Prosper Marketplace, Inc.
Balance Sheets

	March 31,	December 31,
	2011	2010
	(Unaudited)	(Note 2)
ASSETS
Cash and cash equivalents	$3,226,438	$4,284,228
Restricted cash	2,977,743	2,566,631
Servicing rights	967	2,986
Receivables	22,205	6,306
Borrower Loans Receivable at fair value	30,359,534	23,689,950
Property and equipment, net	739,291	765,210
Prepaid and other assets	129,964	174,805
Intangible assets, net	20,123	50,306
Total assets	$37,476,265	$31,540,422

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$669,138	$554,347
Accrued liabilities	1,518,447	1,219,239
Borrower Payment Dependent Notes at fair value	30,026,687	23,478,046
Repurchase obligation	13,001	71,001
Notes payable	294,297	288,594

Total liabilities	32,521,570	25,611,227

Commitments and contingencies (see Note 12)

Stockholders' Equity
Convertible preferred stock – Series A ($0.001 par value; 4,023,999 shares authorized, issued and outstanding as of March 31, 2011 and December 31, 2010)	4,024	4,024
Convertible preferred stock – Series B ($0.001 par value; 3,310,382 shares authorized, issued and outstanding as of March 31, 2011 and December 31, 2010)	3,310	3,310
Convertible preferred stock – Series C ($0.001 par value; 2,063,558 shares authorized, issued and outstanding as of March 31, 2011 and December 31, 2010)	2,064	2,064
Convertible preferred stock – Series D ($0.001 par value; 20,543,819 shares authorized; 20,340,705 issued and outstanding as of March 31, 2011 and December 31, 2010)	20,341	20,341
Convertible preferred stock – Series D-1 ($0.001 par value; 3,110,188 shares authorized, issued and outstanding as of March 31, 2011 and December 31, 2010)	3,110	3,110
Common stock ($0.001 par value; 43,860,321 shares authorized; 4,498,667 shares and 4,478,667 shares issued and outstanding as of March 31, 2011 and December 31, 2010, respectively)	4,485	4,480
Additional paid-in capital	56,745,700	56,659,849
Accumulated deficit	(51,828,339)	(50,767,983)
Total stockholders' equity	4,954,695	5,929,195

Total liabilities and stockholders' equity	$37,476,265	$31,540,422

The accompanying notes are an integral part of these financial statements.

Prosper Marketplace, Inc.
Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2011	2010
Revenues
Origination fees	$393,302	$148,605
Loan servicing fees	12,019	65,085
Interest income on Borrower Loans and Payment Dependent Notes, net	80,274	25,874
Rebates and promotions	(166,404)	(1,668)
	319,191	237,896

Cost of revenues
Cost of services	(302,823)	(182,391)
Reversal of (Provision for) loan and Note repurchases	60,669	(8,033)
Net revenues	77,037	47,472

Operating expenses
Compensation and benefits	1,558,209	1,174,825
Marketing and advertising	517,995	287,048
Depreciation and amortization	123,264	129,731
General and administrative
Professional services	596,960	724,209
Facilities and maintenance	150,198	163,856
Other	227,694	315,327
Total expenses	3,174,320	2,794,996
Loss before other income	(3,097,283)	(2,747,524)

Other income
Interest income	1,034	469
Change in fair value on Borrower Loans and Payment Dependent Notes, net	284,692	90,709
Insurance recoveries	1,728,273	-
Other income	22,929	13,626
Total other income, net	2,036,928	104,804

Loss before income taxes	(1,060,355)	(2,642,720)
Provision for income taxes	-	-
Net loss	$(1,060,355)	$(2,642,720)

Net loss per share – basic and diluted	$(0.24)	$(0.59)
Weighted average shares - basic and diluted net loss per share	4,497,556	4,460,667

The accompanying notes are an integral part of these financial statements.

Prosper Marketplace, Inc.
Statements of Stockholders' Equity (Deficit)

	Preferred Stock		Common Stock		Additional Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance as of January 1, 2010 (Audited)	9,397,939	$9,398	4,460,667	$4,462	$41,406,457	$(40,625,261)	$795,056

Exercise of stock options							-

Issuance of common stock warrants					96,625		96,625

Compensation expense					59,222		59,222

Net loss						(2,642,720)	(2,642,720)

Balance as of March 31, 2010 (Unaudited)	9,397,939	$9,398	4,460,667	$4,462	$41,562,304	$(43,267,981)	$(1,691,817)

Balance as of January 1, 2011 (Audited)	32,848,832	$32,849	4,478,667	$4,480	$56,659,849	$(50,767,983)	$5,929,195

Exercise of stock options			20,000	5	4,995		5,000

Issuance of common stock warrants					8,958		8,958

Compensation expense					71,898		71,898

Net loss						(1,060,355)	(1,060,355)

Balance as of March 31, 2011 (Unaudited)	32,848,832	$32,849	4,498,667	$4,485	$56,745,700	$(51,828,338)	$4,954,696

The accompanying notes are an integral part of these financial statements.

Prosper Marketplace, Inc.
Statements of Cash Flows
(Unaudited)
	Three Months Ended March 31,
	2011	2010
Cash flows from operating activities:
Net loss	$(1,060,355)	$(2,642,720)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	123,264	129,731
Change in fair value of Borrower Loans	295,451	634,691
Change in fair value of Borrower Payment Dependent Notes	(580,143)	(725,400)
Stock-based compensation expense	71,898	59,222
Promotional and marketing expenses paid with warrants	8,958	–
Provision for (Reversal of) loan and Note repurchases	(60,669)	8,033
Change in fair value of servicing rights	2,019	7,114
Amortization of discount on long-term debt	5,703	74,649
Changes in operating assets and liabilities:
Restricted cash	(411,112)	114,675
Receivables	(15,899)	5,946
Prepaid and other assets	44,841	42,330
Accounts payable and accrued liabilities	413,999	241,187
Loan and Note repurchases	2,669	1,967
Net cash used in operating activities	(1,159,376)	(2,048,575)

Cash flows from investing activities:
Origination of Borrower Loans held at fair value	(11,471,874)	(5,933,690)
Repayment of Borrower Loans held at fair value	4,506,839	1,337,679
Purchases of property and equipment	(67,163)	(144,162)
Net cash used in investing activities	(7,032,198)	(4,740,173)

Cash flows from financing activities:
Proceeds from issuance of Notes held at fair value	11,471,874	5,933,690
Payment of Notes held at fair value	(4,343,090)	(1,311,571)
Proceeds from the issuance of notes payable	–	2,300,000
Proceeds from issuance of common stock	5,000	–
Net cash provided by financing activities	7,133,784	6,922,119

Net increase (decrease) in cash and cash equivalents	(1,057,790)	133,371
Cash and cash equivalents at beginning of the period	4,284,228	616,089
Cash and cash equivalents at end of the period	$3,226,438	$749,460

The accompanying notes are an integral part of these financial statements.

PROSPER MARKETPLACE, INC.

Notes to Consolidated Financial Statements
(Unaudited)

1. Operations and Business

Prosper Marketplace, Inc. (“Prosper,” the “Company,” “we,” “us,” “our”) was incorporated in the state of Delaware on March 22, 2005. Prosper is an online marketplace for peer-to-peer lending. Prosper’s website provides an online marketplace for loans where people list and bid on loans with interest rates of return determined by Prosper.   Lender members access our platform and “bid” the amount they are willing to commit to the purchase of a Note that is dependent for payment on the corresponding borrower loan, at interest rates set by Prosper.  Loan terms are subject to minimum and maximum loan amounts determined by the borrower’s credit bureau score and Prosper score, at interest rates set by Prosper.  Prosper facilitates the lending and borrowing activities and acts as an agent to the lender by maintaining its online marketplace. Prosper also handles all ongoing loan administration tasks, including loan servicing and collections on behalf of the lenders. Prosper generates revenue by collecting one-time fees from borrowers on funded loans and from loan servicing fees paid by lender members.

All loans requested and obtained by Prosper borrower members through our platform are unsecured obligations of individual borrower members with a fixed interest rate and a loan term set at one, three or five years as of March 31, 2011.  All borrowers are funded by WebBank, an FDIC-insured, Utah-chartered industrial bank.  After funding a loan, WebBank assigns the loan to Prosper, without recourse to WebBank, in exchange for the principal amount of the borrower loan.  WebBank does not have any obligation to purchasers of the Notes.

On July 13, 2009, we implemented a new operating structure and began issuing Borrower Payment Dependent Notes (“Notes”).  The post registration operating structure resulted in Prosper purchasing loans from WebBank, and holding the loans until maturity.  Prosper issues new securities, the Notes, to the winning lenders.  Prosper’s obligation to repay the Notes is conditioned upon the repayment of the associated borrower loan owned by Prosper.  As a result of these changes, borrower loans and the Notes originated on or after July 13, 2009 are carried on Prosper’s balance sheet as assets and liabilities, respectively.  Prosper has elected to carry the borrower loans and the Notes on its balance sheet at fair value.

As reflected in the accompanying financial statements, Prosper has incurred net losses and negative cash flows from operations since inception, and has an accumulated deficit of approximately $51.8 million as of March 31, 2011.  For the three months ended March 31, 2011, the Company incurred a net loss of $1.1 million and the Company had negative cash flows from operations of $1.2 million. The Company does not believe that its cash resources are sufficient to sustain its operations through 2011 without obtaining additional financing. Since its inception, Prosper has financed its operations primarily through equity financing from various sources. The Company is dependent upon raising additional capital or debt financing to fund its current operating plan.  Failure to obtain sufficient debt and equity financings and, ultimately, to achieve profitable operations and positive cash flows from operations could adversely affect Prosper’s ability to achieve its business objectives and continue as a going concern.  Although, the Company does not currently have any agreements in place with respect to any such additional financing or strategic opportunity, management believes it will secure additional financing in the near future sufficient to meet its ongoing operations and strategic plan through 2011.

2. Summary of Significant Accounting Policies

Basis of Presentation

The Company’s unaudited interim financial statements have been prepared in accordance with U.S. generally accepted accounting principles (US GAAP) and disclosure requirements for interim financial information and the requirements of Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by US GAAP for complete financial statements.  The unaudited interim financial statements should be read in conjunction with the audited financial statements and notes included in our Annual Report on Form 10-K for the year ended December 31, 2010.  The balance sheet at December 31, 2010 has been derived from the audited financial statements at that date. Management believes these unaudited interim financial statements reflect all adjustments, including those of a normal recurring nature, which are necessary for a fair presentation of the results for the interim periods presented. The results of operations for the interim periods are not necessarily indicative of the results that may be expected for the full year or any other interim period.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and the related disclosures at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. These estimates, judgments and assumptions include but are not limited to the following: valuation of borrower loans receivable and associated member payment dependent notes, valuation of servicing rights, valuation allowance on deferred tax assets, valuation and amortization periods of intangible assets, repurchase obligation, stock-based compensation expense, and contingent liabilities. Prosper bases its estimates on historical experience and on various other assumptions that Prosper believes to be reasonable under the circumstances. Actual results could differ from those estimates.

Certain Risks and Concentrations

In the normal course of its business, Prosper encounters two significant types of risk: credit and regulatory. Financial instruments that potentially subject Prosper to significant concentrations of credit risk consist primarily of cash, cash equivalents and restricted cash. The Company places cash, cash equivalents and restricted cash with high-quality financial institutions. Prosper is exposed to credit risk in the event of default by these institutions to the extent the amount recorded on the balance sheet exceeds FDIC insured amounts. Prosper performs periodic evaluations of the relative credit standing of these financial institutions and has not sustained any credit losses from instruments held at these financial institutions.

As previously described, beginning on July 13, 2009, loans originated by Prosper are carried on our balance sheet.  The loans are funded by the Notes and repayment of the Notes is wholly dependent on the repayment of the loan associated with a Note.  As a result, Prosper does not bear the risk associated with the repayment of principal on loans carried on its balance sheet.  A decrease in the value of the loans carried on Prosper’s balance sheet associated with increased credit risk is directly offset by a reduction in the value of the Notes Prosper issued in association with the loan. However, Prosper charges a servicing fee that is deducted from loan payments.  To the extent that loan payments are not made, Prosper’s servicing income will be reduced.

Prosper is subject to various regulatory requirements. The failure to appropriately identify and address these regulatory requirements could result in certain discretionary actions by regulators that could have a material effect on Prosper’s financial position and results of operations (See Note 12 — Commitments and Contingencies — Securities Law Compliance).

Cash and Cash Equivalents

Prosper invests its excess cash primarily in money market funds and in highly liquid debt instruments of U.S. municipalities, and the U.S. government and its agencies. All highly liquid investments with stated maturities of three months or less from date of purchase are classified as cash equivalents. Cash equivalents are recorded at cost, which approximates fair value. Such deposits periodically exceed amounts insured by the FDIC.

Restricted Cash

Restricted cash consists primarily of an irrevocable letter of credit held by a financial institution in connection with the Company’s office lease and cash deposits required to support the Company’s Automated Clearing House activities and secured corporate credit cards.

Servicing Rights

Prosper accounts for its servicing rights for loans originated prior to October 16, 2008 under the fair value measurement method of reporting in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 860-50, Servicing Assets and Liabilities. Under the fair value method, Prosper measures its servicing rights at fair value at each reporting date and reports changes in fair value in earnings in the period in which the changes occur.

Prosper estimates the fair value of the servicing rights using a discounted cash flow model to project future expected cash flows based upon a set of valuation assumptions.  Prosper believes market participants would use for similar rights. The primary assumptions Prosper uses to value its servicing rights include prepayment speeds, default rates, cost to service, profit margin, and discount rate. Prosper reviews these assumptions quarterly to ensure that they remain consistent with market conditions. Inaccurate assumptions in valuing servicing rights could affect Prosper’s results of operations.

Borrower Loans and Borrower Payment Dependent Notes

 As of July 13, 2009, the Company implemented its new operating structure and began issuing Notes and purchasing loans from WebBank, and holding the loans until maturity.  Prosper’s obligation to repay the Notes is conditioned upon the repayment of the associated borrower loan owned by Prosper.   As a result of these changes, borrower loans and the Notes are carried on our balance sheet as assets and liabilities, respectively.  In conjunction with our new operating structure, we adopted the provisions of ASC Topic 825, Financial Instruments.  ASC Topic 825 permits companies to choose to measure certain financial instruments and certain other items at fair value on an instrument-by-instrument basis with unrealized gains and losses on items for which the fair value option has been elected reported in earnings.  The fair value election, with respect to an item, may not be revoked once an election is made.  In applying the provisions of ASC Topic 825, we recorded assets and liabilities measured using the fair value option in a way that separates these reported fair values from the carrying values of similar assets and liabilities measured with a different measurement attribute.  We do not record a specific allowance account related to the borrower loans and Notes in which we have elected the fair value option, but rather estimate the fair value of the borrower loans and Notes using discounted cash flow methodologies adjusted for Prosper’s historical loss and recovery rates.  We have reported the aggregate fair value of the borrower loans and Notes as separate line items in the assets and liabilities sections of the balance sheet using the methods described in ASC Topic 820, Fair Value Measurements and Disclosures– See Fair Value Measurement. We did not apply the provisions of ASC Topic 825 to loans issued prior to July 13, 2009.

Property and Equipment

Property and equipment consists of computer equipment, office furniture and equipment, and software purchased or developed for internal use. Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method based on the estimated useful lives of the assets, which range from three to seven years. Prosper capitalizes expenditures for replacements and betterments and expenses amounts for maintenance and repairs as they are incurred.  Depreciation and amortization commences once the asset is placed in service.

Internal Use Software and Website Development

Prosper accounts for internal use software costs, including website development costs, in accordance with ASC Topic 350-40, Internal Use Software and ASC Topic 350-50, Website Development Costs. In accordance with ASC Topic 350-40 and 350-50, the costs to develop software for Prosper’s website and other internal uses are capitalized when management has authorized and committed project funding, preliminary development efforts are successfully completed, and it is probable that the project will be completed and the software will be used as intended. Capitalized software development costs primarily include software licenses acquired, fees paid to outside consultants, and salaries for employees directly involved in the development efforts.

Costs incurred prior to meeting these criteria, together with costs incurred for training and maintenance, are expensed. Costs incurred for upgrades and enhancements that are considered to be probable to result in additional functionality are capitalized. Capitalized costs are included in Property and Equipment and amortized to expense using the straight-line method over their expected lives. The Company evaluates its software assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.  Recoverability of software assets to be held and used is measured by a comparison of the carrying amount of the asset to the future net undiscounted cash flows expected to be generated by the asset.  If such software assets are considered to be impaired, the impairment to be recognized is the excess of the carrying amount over the fair value of the software asset.

Intangible Assets

Prosper records the purchase of intangible assets not purchased in a business combination in accordance with ASC Topic 350. Prosper has an intangible asset resulting from the purchase of the “Prosper.com” domain name.  The intangible asset is amortized on a straight-line basis over five years.

Impairment of Long-Lived Assets Including Acquired Intangible Assets

In accordance with ASC Topic 360, Property Plant and Equipment, Prosper reviews property and equipment and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying values of those assets may not be recoverable.  Recoverability of assets to be held and used is measured by comparing the carrying value of the asset to future net undiscounted cash flows that the assets are expected to generate. If an asset is considered to be impaired, the impairment to be recognized equals the amount by which the asset’s carrying value exceeds its fair value. Fair value is estimated using discounted net cash flows.

Repurchase Obligation

Prosper is obligated to indemnify lenders and repurchase certain Notes sold to lenders in the event of Prosper’s violation of applicable federal, state, or local lending laws, or verifiable identify theft. The amount of the loan repurchase obligation is estimated based on historical experience. Prosper accrues a provision for the repurchase obligation when the loans are funded. Repurchased loans and Notes associated with federal, state, or local lending laws, or verifiable identity thefts are written off at the time of repurchase.

Revenue Recognition

Prosper recognizes revenue in accordance with ASC Topic 605, Revenue Recognition.  Under ASC Topic 605, Prosper recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price of the services is fixed and determinable and collectability is reasonably assured.

Origination Fees

Origination fees are a percentage of the amount borrowed varying by Prosper Rating and are recognized when the loan is funded to the borrower. Effective July 26, 2010, borrowers with a Prosper Rating of AA are charged an origination fee of 0.5% of the aggregate principal balance of the loan with no minimum fee, borrowers with a Prosper Rating of A through B are charged an origination fee of 3% of the aggregate principal balance of the loan or $75 whichever is greater and borrowers with a Prosper Rating of C through HR are charged an origination fee of 4.5% of the aggregate principal balance of the loan or $75, whichever is greater.  As of December 20, 2010, we eliminated the $75 minimum fee. Prior to July 26, 2010, borrowers with a Prosper Rating of AA were charged an origination  fee of 0.5% of the aggregate principal balance of the loan with no minimum fee, borrowers with a Prosper Rating of A through HR were charged an origination fee of 3% of the aggregate principal balance of the loan or $50 whichever was greater.

Loan servicing fees

Loan servicing revenue includes monthly loan servicing fees and non-sufficient funds (NSF) fees on loans originated prior to October 16, 2008. Loan servicing fees are accrued daily based on the current outstanding loan principal balance of the borrower loan but are not recognized until payment is received due to the uncertainty of collection of borrower loan payments. Servicing fees for a loan vary based on the credit grade of the borrower.  Prosper charges a NSF fee to borrowers on the first failed payment of each billing period.  NSF fees are charged to the borrower and collected and recognized immediately.

Interest income (expense) on Borrower Loans receivable and Payment Dependent Notes

We recognize interest income on our borrower loan receivable using the accrual method based on the stated interest rate to the extent that we believe it to be collectable.  We record interest expense on the corresponding Payment Dependent Note based on the contractual interest rate. Gross interest income earned and gross interest expense incurred was $1,458,204 and $1,377,930, and $459,491 and $433,617, for the three months ended March 31, 2011 and 2010, respectively.

Advertising and Promotional Expenses

Under the provisions of ASC Topic 720, Other Expenses, the costs of advertising are expensed as incurred. Advertising costs were approximately $518,000 and $287,000 for the three months ended March 31, 2011 and 2010, respectively.

Stock-Based Compensation

The Company accounts for its stock-based compensation for employees using fair-value-based accounting in accordance with ASC Topic 718, Stock Compensation.  ASC Topic 718 requires companies to estimate the fair value of stock-based awards on the date of grant using an option-pricing model. The stock-based compensation related to awards that is expected to vest is amortized using the straight line method over the vesting term of the stock-based award, which is generally four years. Expected forfeitures of unvested options are estimated at the time of grant and reduce the recognized stock-based compensation expense. The forfeitures were estimated based on historical experience. The Company estimated its annual forfeiture rate to be 23.4% and 23.5% for the three months ended March 31, 2011 and 2010, respectively.

Prosper has granted options to purchase shares of common stock to nonemployees in exchange for services performed. Prosper accounts for stock options and restricted stock issued to nonemployees in accordance with the provisions of ASC Topic 505-50, Equity-Based Payments to Non-Employees, which requires that equity awards be recorded at their fair value.  Under ASC Topic 718 and 505-50, Prosper uses the Black-Scholes model to estimate the value of options granted to nonemployees at each vesting date to determine the appropriate charge to stock-based compensation. The volatility of common stock was based on comparative company volatility.

The fair value of stock option awards for the three months ended March 31, 2011 and 2010 was estimated at the date of grant using the Black-Scholes model with the following average assumptions:

	Three Months Ended
	March 31,
	2011	2010
Volatility of common stock	65.84%	**
Risk-free interest rate	1.70%	**
Expected life*	4.5 years	**
Dividend yield	0%	**
Weighted-average fair value of grants	$0.20	**

*For nonemployee stock option awards, the expected life is the contractual term of the award, which is generally ten years.
**No stock option awards were granted during the quarter ended March 31, 2010.

The Black-Scholes model requires the input of highly subjective assumptions, including the expected stock price volatility. Because Prosper’s equity awards have characteristics significantly different from those of traded options, the changes in the subjective input assumptions can materially affect the fair value estimate.

Total stock-based compensation expense for employee and non-employee stock-option awards reflected in the statements of operations for the three months ended March 31, 2011 and 2010 was $71,898 and $59,222, respectively.  As of March 31, 2011, the unamortized stock-based compensation expense related to unvested stock-based awards was approximately $314,764 which will be recognized over the remaining vesting period of approximately 2.7 years.

Net Loss Per Share

Prosper computes net loss per share in accordance with ASC Topic 260 Earnings Per Share. Under ASC Topic 260, basic net loss per share is computed by dividing net loss per share available to common stockholders by the weighted average number of common shares outstanding for the period and excludes the effects of any potentially dilutive securities. Diluted earnings per share, if presented, would include the dilution that would occur upon the exercise or conversion of all potentially dilutive securities into common stock using the “treasury stock” and/or “if converted” methods as applicable. At March 31, 2011, there were outstanding convertible preferred stock, warrants and options convertible into 32,848,832, 572,703 and 6,716,503 common shares, respectively, which may dilute future earnings per share. Due to the Company reporting a net loss for the three months ended March 31, 2011 and 2010, there is no calculation of fully-diluted earnings per share as all common stock equivalents are anti-dilutive.

Income Taxes

Prosper uses the liability method to account for income taxes. Under this method, deferred income tax assets and liabilities are based on the differences between the financial statements and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.  Under ASC Topic 740, Income Taxes. our policy to include interest and penalties related to gross unrecognized tax benefits within our provision for income taxes did not change.

Fair Value Measurement

Prosper adopted ASC Topic 820 on January 1, 2008. ASC Topic 820 provides a framework for measuring the fair value of assets and liabilities.  ASC Topic 820 also provides guidance regarding a fair value hierarchy, which prioritizes information used to measure fair value and the effect of fair value measurements on earnings and provides for enhanced disclosures determined by the level within the hierarchy of information used in the valuation.  ASC Topic 820 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value but does not expand the use of fair value in any new circumstances.

ASC Topic 820 defines fair value in terms of the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The price used to measure the fair value is not adjusted for transaction costs while the cost basis of certain financial instruments may include initial transaction costs. Under ASC Topic 820, the fair value measurement also assumes that the transaction to sell an asset occurs in the principal market for the asset or, in the absence of a principal market, the most advantageous market for the asset. The principal market is the market in which the reporting entity would sell or transfer the asset with the greatest volume and level of activity for the asset. In determining the principal market for an asset or liability under ASC Topic 820, it is assumed that the reporting entity has access to the market as of the measurement date. If no market for the asset exists or if the reporting entity does not have access to the principal market, the reporting entity should use a hypothetical market.

Under ASC Topic 820, assets and liabilities carried at fair value in the balance sheets are classified among three levels based on the observability of the inputs used to determine fair value:

Level 1 — The valuation is based on quoted prices in active markets for identical instruments.

Level 2 — The valuation is based on observable inputs such as quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3 — The valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the instrument. Level 3 valuations are typically performed using pricing models, discounted cash flow methodologies, or similar techniques, which incorporate management’s own estimates of assumptions that market participants would use in pricing the instrument or valuations that require significant management judgment or estimation.

Prosper determines the fair values of its financial instruments based on the fair value hierarchy established in that standard, which requires an entity to maximize the use of quoted prices and observable inputs and to minimize the use of unobservable inputs when measuring fair value. Various valuation techniques are utilized, depending on the nature of the financial instrument, including the use of market prices for identical or similar instruments, or discounted cash flow models.  When possible, active and observable market data for identical or similar financial instruments are utilized. Alternatively, fair value is determined using assumptions that management believes a market participant would use in pricing the asset or liability.

The Company’s financial instruments consist principally of cash and cash equivalents, restricted cash, receivables, borrower loans, servicing rights, accounts payable and accrued liabilities, Borrower Payment Dependent Notes and long-term debt.  The estimated fair values of cash and cash equivalents, restricted cash, accounts payable and accrued liabilities approximate their carrying values because of their short term nature.

The following tables present the assets and liabilities measured at fair value on a recurring basis as of March 31, 2011 and December 31, 2010:

December 31, 2010	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Fair Value
Assets
Servicing rights	—	—	$2,986	$2,986
Borrower Loans receivable	—	—	23,689,950	23,689,950

Liabilities
Borrower Payment Dependent Notes	—	—	$23,478,046	$23,478,046

March 31, 2011	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Fair Value
Assets
Servicing rights	—	—	$967	$967
Borrower Loans receivable	—	—	30,359,534	30,359,534

Liabilities
Borrower Payment Dependent Notes	—	—	$30,026,687	$30,026,687

As observable market prices are not available for the borrower loans and Notes we hold, or for similar assets and liabilities, we believe the borrower loans and Notes should be considered Level 3 financial instruments under ASC Topic 820.  In a hypothetical transaction as of the measurement date, the Company believes that differences in the principal marketplace in which the loans are originated and the principal marketplace in which the Company might offer those loans may result in differences between the originated amount of the loans and their fair value as of the transaction date.  For borrower loans, the fair value is estimated using discounted cash flow methodologies based upon valuation assumptions including prepayment speeds, roll rates, recovery rates and discount rates based on the perceived credit risk within each credit grade.

 Our obligation to pay principal and interest on any Note is equal to the loan payments, if any, we receive on the corresponding borrower loan, net of our 1.0% servicing fee.  As such, the fair value of the Note is approximately equal to the fair value of the borrower loans, adjusted for the 1.0% servicing fee.  Any unrealized gains or losses on the borrower loans and Notes for which the fair value option has been elected is recorded as a separate line item in the statement of operations.  The effective interest rate associated with the Notes will be less than the interest rate earned on the borrower loans due to the 1.0% servicing fee.  See Note 4 for a rollforward and further discussion of the significant assumptions used to value borrower loans and Notes.

Servicing rights related to loans originated prior to October 16, 2008 do not trade in an active open market with readily observable prices. Although sales of servicing assets do occur, the nature and character of the assets underlying those transactions are not similar to those held by the Company and, therefore, the precise terms and conditions typically seen in the marketplace would likely not be available to the Company. Accordingly, management determines the fair value of its servicing rights using a discounted cash flow model to project future expected cash flows based upon a set of valuation assumptions Prosper believes market participants would use for similar rights. The primary assumptions Prosper uses for valuing its servicing asset include prepayment speeds, default rates, cost to service, profit margin, and discount rate.

Prosper reviews these assumptions to ensure that they remain consistent with the market conditions. Inaccurate assumptions in valuing the servicing rights could affect Prosper’s results of operations. Due to the nature of the valuation inputs, servicing assets are classified as Level 3. The change in the fair-value of servicing rights is included in cost of services in the statement of operations.  See Note 3 for a further discussion of the significant assumptions used to value servicing rights.

The changes in Level 3 assets measured at fair value on a recurring basis are as follows:

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Servicing Rights	Borrower Loans	Borrower Payment Dependent Notes	Total
Balance at January 1, 2010	$24,319	$7,020,363	$(6,903,173)	$141,509
Originations		5,933,690	(5,933,690)	—
Principal repayments		(1,337,679)	1,311,571	(26,108)
Change in fair value on borrower loans and Payment Dependent Notes		(634,691)	725,400	90,709
Change in fair value of servicing rights	(7,114)	—	—	(7,114)
Balance at March 31, 2010	$17,205	$10,981,683	$(10,799,892)	$198,996

Balance at January 1, 2011	$2,986	$23,689,950	$(23,478,046)	$214,890
Originations		11,471,874	(11,471,874)	—
Principal repayments		(4,506,839)	4,343,090	(163,749)
Change in fair value on borrower loans and Payment Dependent Notes		(295,451)	580,143	284,692
Change in fair value of servicing rights	(2,019)	—	—	(2,019)
Balance at March 31, 2011	$967	$30,359,534	$(30,026,687)	$333,814

New Accounting Pronouncements

In January 2010, FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures,” that requires reporting entities to make new disclosures about recurring or nonrecurring fair-value measurements including significant transfers into and out of Level 1 and Level 2 fair-value measurements and information on purchases, sales, issuances, and settlements on a gross basis in the reconciliation of Level 3 fair-value measurements. The FASB also clarified existing fair-value measurement disclosure guidance about the level of disaggregation, inputs, and valuation techniques. The new and revised disclosures are required to be implemented in fiscal years beginning after December 15, 2009. The adoption of this standard did not have a material impact on our financial statements.

3. Servicing Rights

Prosper calculates the fair value of the servicing asset based on the following assumptions:

	March 31,
	2011	2010
Unpaid principal loan balance under service	$2,200,000	$20,100,000
Servicing fees	0.0% - 1.0%	0.0% - 1.0%
Projected prepayment speed	2.32%	1.20%
Discount rate	25%	25%

No servicing rights were purchased or sold during the three months ended March 31, 2011.

4. Borrower Loans and Borrower Payment Notes Held at Fair Value

Prosper estimates the fair value of the borrower loans and Notes using discounted cash flow methodologies based upon a set of valuation assumptions. The main assumptions Prosper used to value the borrower loans and Notes include prepayment rates derived from historical prepayment rates for each credit score, default rates derived from historical performance, recovery rates and discount rates applied to each credit tranche based on the perceived credit risk of each credit grade. Our obligation to pay principal and interest on any Note is equal to the loan payments, if any, we receive on the corresponding borrower loan, net of our 1.0% servicing fee.  As such, the fair value of the Note is approximately equal to the fair value of the borrower loans, adjusted for the 1.0% servicing fee.  The effective interest rate associated with the Notes will be less than the interest rate earned on the borrower loans due to the 1.0% servicing fee.

For borrower loans originated and Notes issued after July 13, 2009, we used the following average assumptions to determine the fair value as of March 31, 2011:

Monthly prepayment rate speed	0.49%
Recovery rate	5.32%
Discount rate *	19.07%
Weighted average default rate	9.30%
* This is the average discount rate among all of Prosper’s credit grades

The following table presents additional information about borrower loans and Notes measured at fair value on a recurring basis for the three months ended March 31, 2011:

	Borrower Loans	Notes
Fair value at January 1, 2011	$23,689,950	$23,478,046
Originations	11,471,874	11,471,874
Principal repayments	(4,175,417)	(4,011,668)
Borrower Loans and Notes charged-off during the period	(331,422)	(331,422)
Realized and unrealized losses included in earnings	(295,451)	—
Realized and unrealized gains included in earnings	—	(580,143)
Fair value at March 31, 2011	$30,359,534	$30,026,687

Due to the recent origination of the borrower loans and Notes, the change in fair value attributable to instrument-specific credit risk is immaterial.  The Company had no originations of borrower loans or issuances of Notes prior to July 13, 2009. Of the loans originated from July 13, 2009 to March 31, 2011, the Company had 333 loans which were 90 days or more delinquent for an aggregate principal amount of $1,213,774 and a fair value of $55,971 as of March 31, 2011.

5. Notes Payable

As of March 31, 2011 and December 31, 2010, notes payable consist of the following:

	March 31, 2011	December 31, 2010
Non-interest bearing promissory note	$300,000	$300,000
Unamortized discount on the non-interest bearing note	(5,703)	(11,046)
Total promissory notes payable	$294,297	$288,594

Non-interest bearing promissory note

In 2006, we entered into a non-interest bearing promissory note in the amount of $380,000 for the purchase of the “Prosper.com” domain name. The note was discounted by $109,583 for a net payable of $270,417. The promissory note includes both principal and interest and is payable in annual installments of $20,000 due on the first, second, third, and fourth anniversary of the note and $300,000 due on the fifth anniversary of the note. Interest on the note was imputed at an 8% annual rate and is amortized to interest expense over the five year life of the loan.  The carrying value at March 31, 2011 and 2010 is $294,297 and $292,051, respectively.  The fair value is calculated based on discounted cash flows and is estimated to be $289,025 and $268,266 at March 31, 2011 and 2010, respectively.  We recorded amortized interest expense of $5,703 and $5,514 for the three months ended March 31, 2011 and 2010, respectively.

6. Accrued Liabilities

As of March 31, 2011 and December 31, 2010, accrued liabilities consist of the following:

	March 31,	December 31,
	2011	2010
Legal accruals and fees	$525,775	$373,572
Audit, tax and accounting	334,951	411,256
Payroll and benefits	199,316	161,732
Loan servicing costs	120,216	115,364
Other	338,189	157,315
	$1,518,447	$1,219,239

 7. Repurchase Obligation

Changes in the repurchase obligation are summarized below:

Balance at January 1, 2011	$71,001
Reversal of provision for Loans and Notes repurchases	(55,331)
Repurchased Loans and Notes recoveries during the period	(2,669)
Balance at March 31, 2011	$13,001

 8. Net Loss Per Share

As mentioned in Note 2, the Company computes net loss per share in accordance with ASC Topic 260. Under ASC Topic 260, basic net loss per share is computed by dividing net loss per share available to common stockholders by the weighted average number of common shares outstanding for the period and excludes the effects of any potentially dilutive securities. Diluted earnings per share, if presented, would include the dilution that would occur upon the exercise or conversion of all potentially dilutive securities into common stock using the “treasury stock” and/or “if converted” methods as applicable.

Basic and diluted loss per share was calculated as follows:

	Three Months Ended March 30,
	2011	2010
Numerator:
Net loss	$(1,060,355)	$(2,642,720)
Denominator:
Weighted average shares used in computing basic and diluted net loss per share	4,497,556	4,460,667
Basic and diluted net loss per share	$(0.24)	$(0.59)

Due to losses attributable to common stockholders for each of the periods below, the following potentially dilutive shares are excluded from the diluted net loss per share calculation because they were anti-dilutive under the treasury stock method, in accordance with ASC Topic 260:

	March 31,
	2011	2010
Excluded Securities:
Convertible preferred stock issued and outstanding	32,848,832	9,397,939
Stock options issued and outstanding	6,716,503	1,757,440
Warrant issued and outstanding	572,703	-
Total common stock equivalents excluded from diluted net loss per common share computation	40,138,038	11,155,379

9. Stockholders’ Equity

Preferred Stock

Under Prosper’s certificate of incorporation, preferred stock is issuable in series, and the Board of Directors is authorized to determine the rights, preferences, and terms of each series.

In April 2005, Prosper issued and sold 4,023,999 shares of Series A convertible preferred stock (Series A) in a private placement for $7,464,450, net of issuance costs of $80,550. In February 2006, Prosper issued and sold 3,310,382 shares of Series B convertible preferred stock (Series B) in a private placement for $12,412,302, net of issuance costs of $87,700. In June 2007, Prosper issued and sold 2,063,558 shares of Series C convertible preferred stock (Series C) in a private placement for $19,919,009, net of issuance costs of $80,996. In April 2010, Prosper issued and sold 20,340,705 shares of Series D (Series D) and 3,110,188 shares of Series D-1 (Series D-1) convertible preferred stock in a private placement for $14,595,709, which is net of issuance costs of $125,903.

Dividends

The holders of the Series A, Series B, Series C and Series D preferred stock are entitled to receive dividends at an annual rate of 8% per share for the preferred stock times the Liquidation Preference for such shares of preferred stock payable in preference and priority to any declaration or payment of any distribution on common stock or Series D-1 preferred stock.  The Series D-1 preferred stock are not entitled to receive dividends in preference and priority to or on a pari passu basis with the other preferred stock. In addition, the Series D-1 preferred stock are not entitled to receive dividends in preference and priority to any distribution of common stock. Such dividends shall be payable only when, as, and if declared by the Board of Directors. To date, no dividends have been declared, and there are no dividends in arrears at March 31, 2011. The right to receive dividends on shares of Series D shall be cumulative from and after the date of issuance of the Series D preferred stock. The right to receive dividends of Series A, Series B and Series C are not cumulative. No right to such dividends shall accrue to holders of Preferred Stock by reason of the fact that dividends on said shares are not declared or paid in any calendar year.

Conversion

Each share of preferred stock shall automatically be converted into fully-paid, non-assessable shares of common stock at the conversion rate for such share (i) immediately prior to the closing of a firm commitment underwritten initial public offering with aggregate proceeds to Prosper of at least $25,000,000 (after deducting underwriters commissions and expenses), pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of Prosper’s common Stock, or (ii) upon the receipt of a written request for such conversion from the holders of more than sixty percent (60%) of the voting power of all then outstanding shares of preferred stock, or, if later, the effective date for conversion specified in such requests, provided that shares of Series D shall not be automatically converted pursuant to this clause (ii) unless the holders of eighty-two percent (82%) of the outstanding shares of Series D approve such conversion.  In addition, in the event shares of Series C Preferred Stock are converted in connection with a Liquidation Event and as a result there are fewer than 1,000,000 shares of Series C Preferred Stock outstanding, each share of Series D-1 Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such shares.

Liquidation Rights

In the event of any liquidation, dissolution, or winding up of Prosper, whether voluntary or involuntary, Series D preferred stock shall be entitled to receive, prior and in preference to any distribution of the proceeds to the holders of Series A, Series B, Series C, Series D-1 or Common Stock by reason of their ownership of such stock, an amount per share for each share of Series D Preferred Stock held by them equal to the sum of $0.7385 (as adjusted for any stock dividends, combinations, or splits), plus all declared but unpaid dividends (if any) on each share of preferred stock.  If upon such Liquidation Event, the assets of the Company legally available for distribution to the holders of the Series D Preferred Stock are insufficient to pay the preferential amount, then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series D Preferred Stock.

After the payment or setting aside for payment to the holders of Series D Preferred Stock of the preferential amount, then the entire assets and funds of Prosper legally available for distribution will be distributed ratably among the holders of the Series A, Series B and Series C and Series D-1 in proportion to the preferential amount each such holder is otherwise entitled to receive ($0.938 for each share of Series A, $1.888 for each share of Series B, $4.846 for each share of Series C, and $1.00 for each share of Series D-1).

Voting

Each holder of shares of the preferred stock shall be entitled to the number of votes equal to the number of shares of common stock into which such shares of preferred stock could be converted and shall have voting rights and powers equal to the voting rights and powers of the common stock (except as otherwise expressly provided herein or as required by law), voting together with the common stock as a single class, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of Prosper. The holders of the preferred stock shall vote as one class with the holder of the common stock except with respect to certain matters that require separate votes.

Common Stock

Prosper is authorized to issue up to 43,860,321 shares of common stock, $0.001 par value, of which 4,498,667 and 4,478,667 shares were issued and outstanding as of March 31, 2011, and December 31, 2010, respectively.  Each holder of common stock shall be entitled to one vote for each share of common stock held.

Common Stock Issued upon Exercise of Stock Options

For the three months ended March 31, 2011, the Company issued 20,000 shares upon the exercise of options for cash proceeds of $5,000.

10. Stock Option Plan and Other Stock Compensation

In 2005, Prosper’s Board of Directors, which at such time was comprised of the Company’s sole stockholders, approved the adoption of the 2005 Stock Option Plan (the “Plan”). Under the Plan, options to purchase up to 1,879,468 shares of common stock were reserved for grants to employees, directors, and consultants by the Board of Directors to promote the success of Prosper’s business. On January 31, 2008, the Board of Directors increased the total number of options under the Plan by 500,000 for a total of 2,379,468 options available for grant. On October 6, 2009, the Board of Directors increased the total number of options under the Plan by an additional 500,000 for a total of 2,879,468 options available for grant. On April 15, 2010, the Board of Directors increased the total number of options under the Plan by an additional 6,109,321 for a total of 8,988,789 options available to grant.

Incentive stock options are granted to employees at an exercise price not less than 100% of the fair value of Prosper’s common stock on the date of grant. Nonstatutory stock options are granted to consultants and directors at an exercise price not less than 85% of the fair value of Prosper’s common stock on the date of grant. If options are granted to stockholders who hold 10% or more of Prosper’s common stock on the option grant date, then the exercise price shall not be less than 110% of the fair value of Prosper’s common stock on the date of grant. The fair value is based on a good faith estimate by the Board of Directors at the time of each grant. As there is no active trading market for these options, such estimates may ultimately differ from valuations completed by an independent party. The options generally vest over four years, which is the same as the performance period. In no event are options exercisable more than ten years after the date of grant.

Option activity under the Option Plan is summarized as follows for the periods below:

	Options Issued and Outstanding	Weighted-Average Exercise Price
Balance as of January 1, 2010	1,897,126	$0.96
Options granted (weighted average fair value of $0.00)	-	$0.00
Options exercised	-	$0.00
Options canceled	(139,686)	$1.05
Balance as of March 31, 2010	1,757,440	$0.95

Balance as of January 1, 2011	5,766,859	$0.30
Options granted (weighted average fair value of $0.20)	1,112,978	$0.20
Options exercised	(20,000)	$0.25
Options canceled	(143,334)	$0.39
Balance as of March 31, 2011	6,716,503	$0.28

Options outstanding and exercisable at March 31, 2011	764,827	$0.73

Other Information Regarding Stock Options

Additional information regarding common stock options outstanding as of March 31, 2011 is as follows:

	Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Avg. Remaining Life	Weighted Avg. Exercise Price	Intrinsic Value	Number Exercisable	Weighted Avg. Exercise Price	Intrinsic Value
$0.20 - $0.20	5,842,917	9.36	$0.20	$–	127,290	$0.20	$–
$0.25 - $0.25	34,158	4.43	0.25	–	34,158	0.25	–
$0.50 - $0.50	304,117	5.62	0.50	–	303,595	0.50	–
$0.56 - $0.56	365,000	8.34	0.56	–	154,685	0.56	–
$1.94 - $1.94	125,311	7.76	1.94	–	110,829	1.94	–
$2.17 - $2.17	45,000	6.94	2.17	–	34,270	2.17	–
	6,716,503	9.06	$0.28	$–	764,827	$0.73	$–

The intrinsic value is calculated as the difference between the value of Prosper's common stock at March 31, 2011, which was $0.20 per share, and the exercise price of the options.

No compensation expense is recognized for unvested shares that are forfeited upon termination of service, and the stock-based compensation expense for the three months ended March 31, 2011 and 2010 reflect the expenses that Prosper expects to recognize after the consideration of estimated forfeitures.

11. Income Taxes

As part of the process of preparing the Company’s financial statements, the Company is required to estimate its income taxes in each of the jurisdictions in which it operates. This process involves determining the Company’s income tax expense (benefit) together with calculating the deferred income tax expense (benefit) related to temporary differences resulting from differing treatment of items, such as deferred revenue or deductibility of certain intangible assets, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within the accompanying balance sheet. The Company must then assess the likelihood that the deferred tax assets will be recovered through the generation of future taxable income.

Due to the book and tax net losses incurred during the three months ended March 31, 2011 and 2010, Prosper has not incurred any income tax expense during those periods.  In addition, Prosper has maintained a full valuation allowance against its net deferred tax assets because the realization of those deferred tax assets is dependent upon future earnings, and the amount and timing of those earnings, if any is uncertain.

12. Commitments and Contingencies

Future minimum lease payments and other commitments

Prosper leases its corporate office and co-location facility under noncancelable operating leases that expire in July 2011 and August 2011, respectively. Prosper’s corporate office lease has the option to renew for an additional three years.  On February 25, 2011, we exercised our option to extend our corporate office lease term by two years so that the lease will expire on July 31, 2013. Future minimum rental payments under these leases as of March 31, 2011 are as follows:

Remaining nine months ended December 31, 2011	$278,371
Years ended December 31:
2012	293,184
2013	171,024
Total future operating lease obligations	$742,579

Rental expense under premises-operating lease arrangements was approximately $102,400 for both the three months ended March 31, 2011, and March 31, 2010, respectively.

On April 14, 2008, the Company entered into an agreement with a WebBank, Utah-chartered industrial bank whereby all loans originated through the Prosper marketplace resulting from listings posted on or after April 15, 2008 are made by WebBank under its bank charter. The arrangement allows for loans to be offered to borrowers at uniform nationwide terms. The Company is required to pay WebBank the greater of a monthly minimum fee or a fee calculated based on a certain percentage of monthly loan origination volume.

On March 3, 2009, the Company entered into an agreement with a third party broker-dealer in which the third party agreed to operate and maintain Prosper’s Note Trader Platform on which lender members may offer their Notes for sale to other lender members.  The Company, if any, is required to pay the third party broker-dealer an agreed upon monthly fee which equals the difference between the minimum monthly fee and the transaction fees collected by the third party provider during that month.

Securities Law Compliance

From inception through October 16, 2008, the Company sold approximately $178.1 million of loans to unaffiliated lender members, and $1.0 million of loans to affiliated lender members through the Prosper platform whereby the Company assigned promissory notes directly to lender members. The Company did not register the offer and sale of the promissory notes offered and sold through the Prosper platform under the Securities Act of 1933 or under the registration or qualification provisions of the state securities laws. The Company’s management believes that the question of whether or not the operation of the Prosper platform involved an offer or sale of a “security” involved a complicated factual and legal analysis and was uncertain. If the sales of promissory notes offered through the Company’s platform were viewed as a securities offering, the Company would have failed to comply with the registration and qualification requirements of federal and state laws and lender members who hold these promissory notes may be entitled to rescission of unpaid principal, plus statutory interest. Generally, the federal statute of limitations for noncompliance with the requirement to register securities under the Securities Act of 1933 is one year from the violation.

The Company’s decision to restructure its operations and cease sales of promissory notes offered through the platform effective October 16, 2008 limited this contingent liability to the period covering Prosper's activities prior to October 16, 2008, the date on which the Company ceased sales of promissory notes offered through the platform.

The Company has not recorded an accrued loss contingency in connection with the sale of promissory notes to lender members. Accounting for loss contingencies involves the existence of a condition, situation or set of circumstances involving uncertainty as to possible loss that will ultimately be resolved when one or more future event(s) occur or fail to occur. An estimated loss in connection with a loss contingency shall be recorded by a charge to current operations if both of the following conditions are met: first, the amount can be reasonably estimated; and second, the information available prior to issuance of the financial statements indicates that it is probable that a liability has been incurred at the date of the financial statements.

The Company has assessed the contingent liability related to prior sales of loans on the platform and has determined that the occurrence of the contingency is reasonably possible but not probable and that contingent liability ranges from $0 in the event the Company prevails to a maximum of $47.2 million which represents the remaining outstanding principal amount of $2.1 million and loans charged off of $45.1 million as of March 31, 2011.

On November 25, 2008, the Company signed a settlement agreement with the North American Securities Administrators Association (“NASAA”) to pay penalties not to exceed $1.0 million to the States in order to resolve matters relating to Prosper’s alleged unregistered offer and sale of securities. The $1.0 million penalty would be allocated among the states where Prosper conducts business, based on the loan sale transaction volume in each state. However, Prosper will not be required to pay any portion of the fine to those states which elect not to participate in the settlement. As of March 31, 2011 and December 31, 2010, the Company had accrued approximately $282,000 and $284,000, respectively, in connection with this contingent liability in accordance with ASC Topic 450, Contingencies. The methodology applied to estimate the accrual was to divide the $1,000,000 maximum fee pro-rata by state using the Company’s originations since inception. A weighting was then applied by state to assign a likelihood that the penalty will be claimed. In estimating the probability of a claim being made, we considered factors such as the nature of the settlement agreement, whether the states had given any indication of their concern regarding the sale of the promissory notes, and the probability of states opting out of the settlement to pursue their own litigation against the Company, whether penalty is sufficient to compensate these states for the cost of processing the settlement and finally the impact that current economic conditions have had on state governments. The Company will continue to evaluate this accrual and related assumptions as new information becomes known. Penalties will be paid promptly after a state reviews and agrees to the language of the consent order. There is no deadline for the states to decide whether to enforce the consent order. On April 21, 2009, the Company and NASAA finalized a template consent order, which NASAA is recommending that the states adopt in settling any state initiated matters with the Company.  As of March 31, 2011, the Company entered into 32 consent order agreements and has paid an aggregate of $431,663 in penalties.

On November 26, 2008, plaintiffs, Christian Hellum, William Barnwell and David Booth, individually and on behalf of all other plaintiffs similarly situated, filed a class action lawsuit against us, certain of our executive officers and our directors in the Superior Court of California, County of San Francisco, California.  The suit was brought on behalf of all loan note purchasers in our online lending platform from January 1, 2006 through October 14, 2008.  The lawsuit alleges that Prosper offered and sold unqualified and unregistered securities in violation of the California and federal securities laws.  The lawsuit seeks class certification, damages and the right of rescission against Prosper and the other named defendants, as well as treble damages against Prosper and the award of attorneys’ fees, experts’ fees and costs, and pre-judgment and post-judgment interest.

Some of the individual defendants filed a demurrer to the First Amended Complaint, which was heard on June 11, 2009 and sustained by the court with leave to amend until July 10, 2009.  The plaintiffs filed a Second Amended Complaint on July 10, 2009, to which the same individual defendants demurred.  On September 15, 2009, this demurrer was sustained by the court without leave to amend.  On February 25, 2011, the plaintiffs filed a Third Amended Complaint, which removed David Booth as a plaintiff and added Brian Russom and Michael Del Greco as plaintiffs.  The new plaintiffs are representing the same putative class and prosecuting the same claims as the previously named plaintiffs.

Prosper’s insurance carrier with respect to the class action lawsuit, Greenwich Insurance Company (“Greenwich”), has denied coverage.  On August 21, 2009, Prosper filed suit against Greenwich in the Superior Court of California, County of San Francisco, California.  The lawsuit seeks a declaration that Prosper is entitled to coverage under its policy with Greenwich for losses arising out of the class action lawsuit as well as damages and the award of attorneys’ fees and pre-judgment and post-judgment interest.

On January 26, 2011, the court issued a final statement of decision finding that Greenwich has a duty to defend the class action lawsuit, and requiring that Greenwich pay Prosper's past and future defense costs in the class action suit up to $2 million.  On February 24, 2011, Greenwich made a payment to Prosper in the amount of $1,728,273 to reimburse Prosper for the defense costs it had already incurred in the class action suit. This reimbursement is reflected in Other Income in our Statement of Operations. Greenwich is required to reimburse Prosper for up to an additional $271,727 in defense costs for the class action suit going forward.  Each such reimbursement will be due within 30 days of Prosper incurring any such costs and presenting the applicable invoice to Greenwich.  Greenwich is also required to pay Prosper pre-judgment interest on the defense costs incurred by Prosper in the class action suit prior to the Court’s decision.  The amount of this pre-judgment interest is $164,828.  Greenwich will be required to make this pre-judgment interest payment to Prosper when a final judgment has been entered in the insurance suit.

We intend to vigorously defend the class action lawsuit and vigorously prosecute our suit against Greenwich.  We cannot, however, presently determine or estimate the final outcome of either lawsuit, and there can be no assurance that either matter will be finally resolved in our favor.  If the class action lawsuit is not resolved in our favor, we might be obliged to pay damages, and might be subject to such equitable relief as a court may determine.  If our lawsuit against Greenwich is not resolved in our favor, we might not be able to recover proceeds from Greenwich that are sufficient to offset any losses we incur in the class action lawsuit.

As of March 31, 2011, the lawsuits are in their preliminary stages and their probable outcomes cannot presently be determined, nor can the amount of damages or other costs that might be borne by Prosper be estimated.

13. Related Parties

Prosper’s executive officers, directors and certain affiliates participate on the Company’s lending platform by placing bids and purchasing loans originated from Prosper.  The aggregate amount of loans purchased and the income earned by these related parties as of March 31, 2011 and 2010 are summarized below:

Related Party	Aggregate Amount of Loans Purchased		Interest Earned on Loans for the Three Months ended,
	March 31,	March 31,	March 31,	March 31,
	2011	2010	2011	2010
Executive officers & management	$827,791	$519,190	$8,925	$2,878
Directors	395,388	553,193	4,272	4,134
Affiliate	706,335	167,259	14,651	129
	$1,929,514	$1,239,642	$27,848	$7,141

 The loans were obtained on the same terms and conditions as those obtained by other lenders. Of the total aggregate amount of loans purchased since inception approximately $170,774 or 9% and $158,166 or 13% of principal has been charged off through March 31, 2011 and 2010, respectively. Prosper earned approximately $1,033 and $396 of servicing fee revenue related to these loans for the three months ended March 31, 2011 and 2010, respectively.

14. Postretirement Benefit Plans

Prosper has a 401(k) plan that covers all employees meeting certain eligibility requirements. The 401(k) plan is designed to provide tax-deferred retirement benefits in accordance with the provisions of Section 401(k) of the Internal Revenue Code. Eligible employees may defer up to 90% of eligible compensation up to the annual maximum as determined by the Internal Revenue Service. Prosper’s contributions to the plan are discretionary. Prosper has not made any contributions to the plan to date.

Item 2.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION

This management’s discussion and analysis of financial condition and results of operations, or MD&A, contains forward-looking statements that involve risks and uncertainties. Please see “Forward-Looking Statements” in this Quarterly Report on Form 10-Q for a discussion of the uncertainties, risks and assumptions associated with these statements. This discussion should be read in conjunction with our historical financial statements and related notes thereto and the other disclosures contained elsewhere in this Quarterly Report on Form 10-Q. The results of operations for the periods reflected herein are not necessarily indicative of results that may be expected for future periods, and our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to those included elsewhere in this Quarterly Report on Form 10-Q and those included in the “Risk Factors” section and elsewhere in our Annual Report on Form 10-K.

Overview

We provide a peer-to-peer online credit marketplace that permits our borrow members to apply for loans and lender members to purchase Notes issued by Prosper, the proceeds of which facilitate the funding of specific loans made to borrowers.  Our platform enables our borrower members to request and obtain personal, unsecured loans by posting anonymous “listings” on the platform indicating the principal amount of the desired loan.  Loan terms are subject to minimum and maximum loan amounts determined by the borrower’s credit bureau score and Prosper score, at interest rates set by Prosper.  We assign a Prosper Rating consisting of letter credit grades, based in part on the borrower’s credit score, to each borrower who requests a borrower loan.  Prosper borrower members’ Prosper Rating, credit score range, debt-to-income ratios and other credit data are displayed with their listings and are available for viewing by lender members on an anonymous basis.  Lender members access our platform and “bid” the amount they are willing to commit to the purchase of a Note that is dependent for payment on the corresponding borrower loan, at interest rates set by Prosper.  By making a bid on a listing, a lender member is committing to purchase from Prosper a Note in the principal amount of the lender’s winning bid.  Lender members who purchase the Notes will designate that the sale proceeds be applied to facilitate the funding of a corresponding borrower loan listed on our platform.  Loans originated to borrower members are made by WebBank, an FDIC-insured, Utah-chartered industrial bank, and sold and assigned to Prosper.

All loans requested and obtained by Prosper borrower members through our platform are unsecured obligations of individual borrower members with a fixed interest rate and a loan term currently set at one, three or five years, which Prosper may in the future extend to between three months to seven years.  With respect to loans resulting from listings posted by Prosper borrower members prior to April 15, 2008 Prosper is the originating lender for licensing and regulatory purposes.  All borrower loans resulting from listings posted on or after April 15, 2008 are funded by WebBank, an FDIC-insured, Utah-chartered industrial bank.  After funding a loan, WebBank assigns the loan to Prosper, without recourse to WebBank, in exchange for the principal amount of the borrower loan.  WebBank does not have any obligation to purchasers of the Notes.  Prosper verifies the identity of 100% borrowers using a variety of methods including credit bureau data, other electronic data sources and offline documentary procedures.  Prosper verifies income and or employment on a subset of borrowers based on a proprietary algorithm.  The intention of the algorithm is to verify income and/or employment in cases where the self reported income of the borrower is highly determinant of the borrowers risk rating.  This verification is normally done after the listing has already been created and bidding is substantially completed and, therefore, the results of our verification are not reflected in the listings.

Our Operating History

We incorporated in Delaware in March 2005 and launched our public website, www.prosper.com on February 13, 2006.  As of March 31, 2011, our platform has facilitated 38,443 borrower loans since its launch.

We made significant changes to the operation of our lending platform that became effective on July 10, 2009, and on July 13, 2009, we began accepting new commitments from our lender members on our platform.  Prior to October 16, 2008, we purchased loans from WebBank and then sold and assigned the loans to the lender members who bid on the listings for those loans.  Since July 10, 2009, we retain the loans and issue new securities, the Notes, to the winning lenders.  Our obligation to repay the Notes is conditioned upon the repayment of the associated borrower loan.  We expect to generate increased revenue from borrower origination fees and non-sufficient funds fees and lender members’ servicing fees as our transaction volume increases.  Over time, we expect that the number of borrowers and lender members and the volume of borrower loans originated through our platform will increase.

We have a limited operating history and have incurred net losses since our inception.  Our net loss was $1,060,355 and $2,642,720 for the three months ended March 31, 2011 and 2010, respectively.  We earn revenues primarily from borrower origination fees, non-sufficient funds fees and lender member service fees. At this stage of our development, we have funded our operations primarily with proceeds from equity financings, which are described below under “Liquidity and Capital Resources.”

Our operating plan calls for a continuation of the current strategy of increasing transaction volume to increase revenue until we reach profitability and become cash-flow positive, which we do not expect to occur before the close of 2012.  In addition, our 2011 operating plan calls for continued investment in the development of our website, loan servicing platform, loan scoring and marketing efforts before we reach profitability.

Our historical financial results and this discussion reflect the structure of our lending platform and our operations both prior to and after July 10, 2009.  For a discussion of the effect of our new structure on our financial statements, see “Borrower Loans and Payment Dependent Notes” under Critical Accounting Policies and Estimates below.

Trends and Uncertainties

The Peer to Peer lending industry remains a very innovative and unique industry that is still in its infancy.  We are vulnerable to legislative or regulatory developments that may impact our business model in a positive or negative manner.  For example, we continue to discuss with the SEC how federal securities law and evolving staff positions impact the manner in which we operate our platform.  We will continue to monitor legislative and regulatory developments that we may encounter in the future in order to better respond to effects it may have on our business platform.

During the first quarter of 2011, we have increased our origination volume consistently month over month.  We hope to continue that trend of growth as our borrower and lender bases continue to strengthen and become more familiar with our platform.  Overtime we expect our lender base to grow as we gain more exposure to potential lenders and establish our notes as a viable investment alternative.  We continue to make developments to our website to better serve our customers and provide an intuitive and straightforward way to borrow and lend money at a peer to peer level.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which we have prepared in accordance with U.S. generally accepted accounting principles.  The preparation of financial statements requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and the related disclosures.  Prosper bases its estimates on historical experience and on various other assumptions that Prosper believes to be reasonable under the circumstances.  Actual results could differ from those estimates.  Our significant accounting policies are more fully described in Note 2 to our financial statements included elsewhere in this quarterly report.

Critical accounting policies are those policies that we believe present the most complex or subjective measurements and have the most potential to impact our financial position and operating results.  While all decisions regarding accounting policies are important, we believe that the following policies could be considered critical.  These critical policies relate to fair value measurement, borrower loans and Payment Dependent Notes, servicing rights, repurchase obligation, revenue recognition, stock-based compensation, and income taxes.

Fair Value Measurement

Under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 820 Fair Value Measurements and Disclosures on January 1, 2008 we determine the fair values of our financial instruments based on the fair value hierarchy established in that standard, which requires an entity to maximize the use of quoted prices and observable inputs and to minimize the use of unobservable inputs when measuring fair value. We use various valuation techniques depending on the nature of the financial instrument, including the use of market prices for identical or similar instruments, or discounted cash flow models.  When possible, active and observable market data for identical or similar financial instruments are utilized. Alternatively, we determine fair value using assumptions that we believe a market participant would use in pricing the asset or liability.

The Company’s financial instruments consist principally of cash and cash equivalents, restricted cash, receivables, borrower loans, servicing rights, accounts payable and accrued liabilities, Borrower Payment Dependent Notes and long-term debt.  The estimated fair values of cash and cash equivalents, restricted cash, accounts payable and accrued liabilities approximate their carrying values because of their short term nature.

For additional information and discussion, see Note 2 and Note 4 to the financial statements included elsewhere in this report.

Borrower Loans and Payment Dependent Notes

On July 13, 2009, we implemented our new operating structure and began issuing Notes.  The post registration operating structure resulted in Prosper purchasing loans from WebBank, and holding the loans until maturity.  Prosper issues new securities, the Notes, to the winning lenders.  Prosper’s obligation to repay the Notes is conditioned upon the repayment of the associated borrower loan owned by Prosper.  As a result of these changes, Prosper carries the borrower loans and the Notes on its balance sheet as assets and liabilities, respectively.

 In conjunction with our new operating structure effective July 13, 2009, we adopted the provisions of ASC Topic 825, Financial Instruments.  ASC Topic 825 permits companies to choose to measure certain financial instruments and certain other items at fair value.  The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings.  We applied the provisions of ASC Topic 825 to the borrower loans and Notes issued subsequent to July 13, 2009 on an instrument by instrument basis.  We did not apply the provisions of ASC Topic 825 to loans issued prior July 13, 2009.  The aggregate fair value of the borrower loans and Notes are reported as separate line items in the assets and liabilities sections of the  balance sheet using the methods described in ASC Topic 820.

We determine the fair value of the borrower loans and Notes in accordance with the fair value hierarchy established in ASC Topic 820, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  As observable market prices are not available for the borrower loans and Notes we hold or for similar assets and liabilities, we believe the borrower loans and Notes should be considered Level 3 financial instruments under ASC Topic 820.  ASC Topic 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

In a hypothetical transaction as of the measurement date, we believe that differences in the principal marketplace in which the loans are originated and the principal marketplace in which we might offer those loans may result in differences between the originated amount of the loans and their fair value as of the transaction date. Changes in the fair value of borrower loans and Notes subject to the provisions of ASC Topic 820 are recognized in earnings; fees and costs associated with the origination or acquisition of borrower loans are recognized as incurred.  Prosper estimates the fair value of the borrower loans and Notes using a discounted cash flow methodology based upon a set of valuation assumptions Prosper believes market participants would use for similar assets and liabilities. The main assumptions used to value the borrower loans and Notes include default rates, discount rates applied to each credit tranche/grade, prepayment rates, and recovery rates.

   For borrower loans and Notes issued after July 13, 2009, we used the following average assumptions to determine fair value measurement the fair value as of March 31, 2011:

Monthly prepayment rate speed	0.49%
Recovery rate	5.32%
Discount rate *	19.07%
Weighted average default rate	9.30%
* This is the average discount rate among all of Prosper’s credit grades

    Key economic assumptions and the sensitivity of the current fair value to immediate adverse changes in those assumptions at March 31, 2011 for borrower loans and Notes are presented in the following table:

		Payment
	Borrower	Dependent
	Loans	Notes
Discount rate assumption:	9.30%	9.30%
Decrease in fair value and income (loss) to earnings from:
100 basis point increase	$(559,600)	$554,700
200 basis point increase	(1,098,400)	1,088,700
Increase in fair value and income (loss) to earnings from:
100 basis point decrease	$581,700	$(576,600)
200 basis point decrease	1,186,700	(1,176,300)

Default rate assumption:	19.07%	19.07%
Decrease in fair value and income (loss) to earnings from:
10% higher default rates	$(280,400)	$304,000
20% higher default rates	(558,100)	580,000
Increase in fair value and income (loss) to earnings from:
10% lower default rates	$281,700	$(254,400)
20% lower default rates	565,400	(536,200)

Overall, if the fair value of the borrower loans decrease or increase due to any changes in our assumptions, there will also be a corresponding decrease or increase in the fair value of the linked Notes. As a result, the effect on Prosper’s earnings of adverse changes in key assumptions is mitigated. However, the impact of these changes in fair value could have a material adverse impact on lender member's investments in the Notes.

As we receive scheduled payments of principal and interest on the borrower loans we will in turn make principal and interest payments on the Notes.  These principal payments will reduce the carrying value of the borrower loans and Notes.  If we do not receive payments on the borrower loans, we are not obligated to and will not make payments on the Notes.  The fair value of a Note is approximately equal to the fair value of the corresponding borrower loan, less the 1.0% service fee.  If the fair value of the borrower loan decreases due to our expectation of both the rate of default of the loan and the amount of loss in the event of default, there will also be a corresponding decrease in the fair value of the Note (an unrealized gain related to the Note and an unrealized loss related to the borrower loan).

For additional information and discussion, see Note 2 and Note 4 to the financial statements included elsewhere in this report.

Servicing Rights

We account for our servicing rights under the fair value measurement method of reporting in accordance with ASC Topic 860, Transfers and Servicing.  Under the fair value method, we measure servicing rights at fair value at each reporting date and report changes in fair value in earnings in the period in which the changes occur.

We estimate the fair value of the servicing rights as it relates to loans originated prior to July 13, 2009, using a discounted cash flow model to project future expected cash flows based upon a set of valuation assumptions that we believe market participants would use for similar rights.  The primary assumptions we use for valuing our servicing rights include prepayment speeds, default rates, cost to service, profit margin, and discount rate.  We review these assumptions to ensure that they remain consistent with the market conditions.  Inaccurate assumptions in valuing servicing rights could affect our results of operations.

For additional information and discussion, see Note 2 and Note 3 to the financial statements included elsewhere in this report.

Repurchase Obligation

We are obligated to indemnify lenders and repurchase the Notes sold to the lenders in the event of violation of the applicable federal/state/local lending laws or verifiable identify theft.  Our limited operating history, the lack of industry comparables and the potential to impact financial performance make the repurchase obligation a critical accounting policy.

We accrue a provision for the repurchase obligation when the Notes are sold to the lender members in an amount considered appropriate to reserve for our repurchase obligation related to the Notes in the event of violation of the applicable federal/state/local lending laws or verifiable identify theft.  The repurchase obligation is evaluated at least once a quarter and represents an estimate based on the rate of historical repurchases as a percentage of originations (which generally occur within six to nine months of origination).  The repurchase obligation may include a judgmental management adjustment due to our limited operating history, changes in current economic conditions, the risk of new and as yet undetected fraud schemes, origination unit and dollar volumes, and the lack of industry comparables.

Revenue Recognition

The Company recognizes revenue in accordance with ASC Topic 605, Revenue Recognition.  Under ASC Topic 605, Prosper recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price of the services is fixed and determinable and collectability is reasonably assured.

Origination Fees

From our relaunch in July of 2009 until July 2010, borrowers with a Prosper Rating of AA were charged an origination fee of 0.5% of the aggregate principal balance of the loan with no minimum fee and borrowers with a Prosper Rating of A through HR were charged an origination fee of 3% of the aggregate principal balance of the loan or $50, whichever was greater.  In July of 2010, we implemented a new fee structure, under which borrowers with a Prosper Rating of AA are charged an origination fee of 0.5% of the aggregate principal balance of the loan with no minimum fee, borrowers with a Prosper Rating of A or B are charged an origination fee of 3.0% of the aggregate principal balance of the loan or $75, whichever is greater, and borrowers with a Prosper Rating of C through HR are charged an origination fee of 4.5% of the aggregate principal balance of the loan or $75, whichever is greater.  Beginning December 20, 2010, we eliminated the $75.00 minimum fee for all listings.  Origination fees are charged by WebBank and we receive amounts equal to these fees as compensation for our marketing and underwriting activities.

Servicing Fees

Loan servicing revenue includes loan servicing fees and non-sufficient funds fees on loans originated prior to October 16, 2008.  Loan servicing fees are accrued daily based on the current outstanding loan principal balance of (a) borrower loan(s), but are not recognized until payment is received due to uncertainty of collection of borrower loan payments.  Currently, we charge servicing fees at an annualized rate of 1.0% of the outstanding principal balance of a Prosper borrower member’s loan, which we deduct from each lender member’s share of borrower loan payments.  Overtime, we expect that the servicing fees that we receive will ultimately decrease to zero as the loans originated prior to October 16, 2008 mature.

We charge a non-sufficient funds fee to borrowers on the first failed payment of each billing period.  Non-sufficient funds fees are charged to the borrower and collected and recognized immediately.

Our procedures generally require the automatic debiting of borrower member bank accounts by automated clearing house (ACH) transfer, although we allow payment by check and bank draft.  We charge a non-sufficient funds fee to a borrower member to cover the cost we incur if an automatic payment fails and is rejected by the borrower member’s bank, for example if there is an insufficient balance in the bank account or if the account has been closed or otherwise suspended.  If an automatic payment fails we make up to two additional attempts to collect; however, there is no additional fee charged to the borrower if these attempts fail.  We retain the entire amount of the non-sufficient funds fee, which is currently $15.00 per initial payment failure, or such lesser amount required by law, to cover our costs.

Interest Income (expense) on Borrower Loans Receivable and Payment Dependent Notes

We recognize interest income on our borrower loans using the accrual method based on the stated interest rate to the extent that we believe it to be collectable.  We record interest expense on the corresponding Note based on the contractual interest rate. Interest income and interest expense will continue to increase as our loan and Note volume grows.

Stock-Based Compensation

We account for stock-based compensation for employees using fair-value based accounting in accordance with ASC Topic 718, Stock Compensation.  ASC Topic 718 requires companies to estimate the fair value of stock-based awards on the date of grant using an option-pricing model.  The Company uses the Black-Scholes model to determine the fair value of stock options granted to employees.  The stock-based compensation expense related to awards that are expected to vest is amortized over the vesting term of the stock-based award, which is generally four years.

Expected forfeitures of unvested options are estimated at the time of grant and reduce the recognized stock-based compensation expense.  The forfeiture rate is estimated based on historical experience and revised on a quarterly basis.  The significant assumptions used in the calculation of stock based compensation are discussed in detail in Note 2 to our financial statements included elsewhere in this report.

We use the Black-Scholes model to estimate the value of options granted to non-employees at each vesting date to determine the appropriate charge to stock-based compensation.    The volatility of common stock was based on comparative company volatility.  The Black-Scholes model requires the input of highly subjective assumptions, including the expected stock price volatility.  Because Prosper’s equity awards have characteristics significantly different from those of traded options, the changes in the subjective input assumptions can materially affect the fair value estimate.

Income Taxes

ASC Topic 740, Income Taxes provides for the recognition of deferred tax assets if realization of such assets is more likely than not.  Based upon the weight of available evidence, which includes our historical operating performance and the reported cumulative net losses in all prior years, we have provided a full valuation allowance against our net deferred tax assets.  We will continue to evaluate the realizability of the deferred tax assets on a quarterly basis.

Results of Operations

Our results of operations for the three months ended March 31, 2011 and 2010, together with the percentage change between periods, are set forth below.

Prosper Marketplace, Inc.
Statement of Operations
(Unaudited)

	Three Months Ended March 31,
	2011		2010		Change from prior period
	$	As % of sales	$	As % of sales	$ Increase / (Decrease)%
Revenues
Origination fees	$393,302		$148,605		$244,697	165%
Loan servicing fees	12,019		65,085		(53,066)	(82%)
Interest income on Borrower Loans and Borrower Payment Dependent Notes, net	80,274		25,874		54,400	210%
Rebates and promotions	(166,404)		(1,668)		(164,736)	9876%
	319,191		237,896		81,295	34%
Cost of Revenues
Cost of services	(302,823)	(95%)	(182,391)	(77%)	(120,432)	66%
Reversal of (Provision for) loan and Note repurchases	60,669	19%	(8,033)	(3%)	68,702	(855%)
Total revenues, net	77,037		47,472		29,565	62%

Operating expenses
Compensation and benefits	1,558,209	488%	1,174,825	494%	383,384	33%
Marketing and advertising	517,995	162%	287,048	121%	230,947	80%
Depreciation and amortization	123,264	39%	129,731	55%	(6,467)	(5%)
General and administrative
Professional services	596,960	187%	724,209	304%	(127,249)	(18%)
Facilities and maintenance	150,198	47%	163,856	69%	(13,658)	(8%)
Other	227,694	71%	315,327	133%	(87,633)	(28%)
Total expenses	3,174,320		2,794,996		379,324	14%
Loss before other income	(3,097,283)		(2,747,524)		(349,759)	13%

Other income
Interest Income	1,034	0%	469	0%	565	120%

Change in fair value on Borrower Loan and Borrower Payment Dependent Notes, net	284,692	89%	90,709	38%	193,983	214%
Insurance recoveries	1,728,273	541%	-	0%	1,728,273	n/a
Other income	22,929	7%	13,626	6%	9,303	68%
Total other income	2,036,928		104,804		1,932,124	1844%
Loss before income taxes	(1,060,355)		(2,642,720)		1,582,365	(60%)
Provision for Income taxes	-	0%	-	0%	-	n/a
Net Loss	$(1,060,355)		$(2,642,720)		$1,582,365	(60%)

Revenues

Origination Fees

Origination fees for the three months ended March 31, 2011 were $393.3 thousand, representing an increase of $244.7 thousand, as compared to $148.6 thousand for the three months ended March 31, 2010.   The significant increase in origination fees for the three months ended March 31, 2011 was primarily due to the Company increasing origination volume in the three months ended March 31, 2011 as compared to March 31, 2010.  The Company originated 1,744 loans totaling $11.5 million during the three months ended March 31, 2011 as compared to 1,243 loans totaling $5.9 million originated in the three months ended March 31, 2010.  The Company also altered its origination fees in late December 2010, as we eliminated minimum fee amounts for any borrowers with a Prosper Rating of A through HR.  In the first quarter of 2011 our origination volume increased due to a shift in various marketing avenues and refining operational processes which yielded greater listing and bidding activity.  As our company matures, our borrower and lender bases have become more familiar with our site as evidenced by an increase in the reinvestment of lender funds, additional capital being placed on the platform as well as borrowers securing second loans.

Loan Servicing Fees

For the three months ended March 31, 2011, loan servicing fees were $12.0 thousand, representing a decrease of $53.1 thousand, as compared to $65.1 thousand for the three months ended March 31, 2010.  The decrease in loan servicing fees is attributed primarily to the overall decrease in the outstanding principal balance of loans serviced from the comparable prior year periods.  As our loan servicing revenue primarily consists of loan servicing fees and non-sufficient funds fees on loans originated prior to October 16, 2008, we expect that over time servicing fee revenue will ultimately decrease to zero as the loans originated prior to October 16, 2008 mature.

 Interest Income on Borrower Loans and Payment Dependent Notes

Gross interest income earned and gross interest expense incurred were approximately $1.5 million and $1.4 million, respectively for the three months ended March 31, 2011, resulting in net interest income of $80.3 thousand. Gross interest income earned and gross interest expense incurred for the three months ended March 31, 2010 were approximately $459.5 thousand and $433.6 thousand, netting to $25.9 thousand in interest income.  The primary driver of this increase is the overall increase in the amount of loans that we originate and service at any given point.  As discussed earlier, our origination revenue has increased 165% which will inherently increase our gross interest income and expense.  Over time, we expect that revenues and expenses related to borrower loans and Notes will increase as we grow our platform.

Cost of Revenues

Cost of Services

Our cost of services are comprised primarily of credit bureau fees, payments to strategic partners, collection expenses, the change in fair value of servicing rights, referral program fees for certain partners and other expenses directly related to loan funding and servicing.  Cost of service expenses were $302.8 thousand for the three months ended March 31, 2011, an increase of $120.4 thousand, as compared to $182.4 thousand for the three months ended March 31, 2010.  The increase in our cost of services was due in part to an increase of $26.0 thousand in our credit bureau fees, as the Company experienced a proportional increase in loan listing volume for the three months ended March 31, 2011 as compared to the prior year period.  Strategic partnership fees paid to WebBank and Foliofn increased by $90.0 thousand over the prior year quarter as a result of the renegotiation of contractual terms.  These increases as well as other small increases in referral program fees and other expenses directly related to loan funding and servicing contributed to the overall increase in our cost of services.

Loan and Note Repurchases

Judgments in our favor have led to recoveries during the period which correspond to certain loan repurchases.  For the three months ended March 31, 2011 and 2010, we received recoveries on prior repurchased loans of approximately $3.5 thousand and $2.0 thousand, respectively.  For the three months ended March 31, 2011 and 2010, we recorded no repurchase losses.  Based on our analysis of our past loan repurchase history, we decreased our loan repurchase obligation to approximately $13.0 thousand from a previously recorded obligation of $71.0 thousand at December 31, 2010.  This resulted in a gain due to a reversal of prior estimates in our statement of operations of approximately $58.0 thousand.  We continue to devote a significant amount of attention to fraud prevention and will continue to enhance our fraud control procedures to maintain a low level of repurchased loans.

Other Income

Interest Income

Interest income on cash and cash equivalents was $1.0 thousand for the three months ended March 31, 2011 an increase of $0.5 thousand, as compared to $0.5 thousand for the three months ended March 31, 2010, respectively.  The increase in interest income for the three months ended March 31, 2011 as compared to the three months ended March 31, 2010 was primarily attributable to higher average cash balances in the first quarter of 2011, as compared to our average cash balances during the first quarter of 2010.

Change in Fair Value on Borrower Loans and Payment Dependent Notes, net

Under the methods described in ASC Topic 820, Fair Value Measurements and Disclosures, we elected to account for unrealized gains or losses on the borrower loans and borrower payment dependent notes on a fair value basis.  These amounts are included as a component of other income (expense) in our statement of operations. The total fair value adjustment was $295.4 thousand and $580.1 thousand for the borrower loans and Notes, respectively, resulting in a net unrealized gain of $284.7 thousand for the three months ended March 31, 2011.  The total fair value adjustment was $634.7 thousand and $725.4 thousand for the borrower loans and Notes, respectively, resulting in a net unrealized gain of $90.7 thousand for the three months ended March 31, 2010.

Insurance recoveries

During the first quarter of 2011 the Superior Court of California issued a final statement of decision finding that Greenwich, our insurance carrier with respect to our class action lawsuit, has a duty to defend the class action lawsuit, and requiring that Greenwich pay Prosper's past and future defense costs in the class action suit.  On February 24, 2011, Greenwich made a payment to us in the amount of $1,728,273 to reimburse us for the defense costs we had already incurred in the class action suit.  Please see our Note 12 “Commitment and Contingencies” in the notes to our financial statements contained elsewhere in this report for further information related to this payment by our former insurance carrier.

Other Income

Other income consists primarily of credit referral fees, where partner companies pay us an agreed upon amount for referrals of customers from our website.  Other income was $22.9 thousand for the three  months ended March 31, 2011, an increase of $9.3 thousand, as compared to $13.6 thousand for the three months ended March 31, 2010.  The increase in other income for the three months ended March 31, 2010 compared to the three months ended March 31, 2011 was due to the addition of a number of new partners as well as increased traffic to existing credit referral partners which represented the increase in credit referral volume in the first quarter of 2011.

Operating Expenses

Compensation and benefits were $1.6 million for the three months ended March 31, 2011, an increase of $383.4 thousand, as compared to $1.2 million for the three months ended March 31, 2010.  This increase was due to the increased employee headcount during the three months March 31, 2011 as compared to the three months ended March 31, 2010, which resulted in increases to salary and wages, payroll taxes, healthcare, accrued vacation, sick and holiday expenses.  The overall increase in compensation and benefits was also caused by an increase in contractor and bonus expense, the increase in the amount recognized for stock based compensation and a decrease in the amount of salaries capitalized related to the development of internal use software.

Marketing and advertising costs consist primarily of search engine marketing, online and offline campaigns, marketing promotions, affiliate marketing, public relations and direct mail marketing.  Marketing and advertising costs were $518.0 thousand for the three months ended March 31, 2011, an increase of $230.9 thousand, as compared to $287.1 thousand for the three months ended March 31, 2010.  This increase was primarily due to the increase in our affiliate programs, public relation, offline marketing and direct mail expenses.  During the first quarter of 2011 we have focused our marketing efforts on these avenues in order to increase our investor and borrower volume.

Depreciation and amortization expense was $123.3 thousand for the three months ended March 31, 2011, a decrease of $6.4 thousand, compared to $129.7 thousand for the three months ended March 31, 2010.  The decrease was primarily due to assets becoming fully depreciated during the period, however these decreases were partially offset by the capitalization of various internally developed software projects placed in service during 2010.

General and Administrative Expenses

Professional service expenses are comprised of legal expenses, audit and accounting fees, consulting services, and other outside costs.  For the three months ended March 31, 2011 were $597.0 thousand, a decrease of $127.2 thousand, compared to $724.2 thousand for the three months ended March 31, 2010.   The large decrease in professional services expense was due to decreases in legal expenses related to our class action lawsuit and insurance carrier lawsuit, as discussed above.  Legal expenses related to regulatory and compliance matters and other outside costs which primarily consisted of lobbying expenses during 2010 also contributed to the overall decrease in professional services.  These decreases were partially offset by increases in consulting, accounting and tax expenses related to an increase in SEC filings for the three months ending March 31, 2011 as compared to the three months ended March 31, 2010.

Facilities and maintenance expenses consist primarily of rents paid for our corporate office lease and data co-location facility, office supply expenses, repairs and maintenance expense and equipment and software costs that did not meet capitalization criteria. Facilities and maintenance expenses for the three months ended March 31, 2011 were $150.2 thousand, a decrease of $13.7 thousand, as compared to $163.9 thousand for the three months ended March 31, 2010.  The slight decline in facilities and maintenance expenses is due to a reduction in office supply expense, repairs and maintenance expenses, and a reduction in software costs that did not meet capitalization criteria.

Other general and administrative expenses consist of bank service charges, NASAA state penalty settlement expenses, travel and entertainment expenses, taxes and licenses costs, communications costs, interest expense related to our convertible promissory notes, recruiting costs and other miscellaneous expenses.  For the three months ended March 31, 2011, other general administrative expenses were $227.7 thousand, a decrease of $87.6 thousand, as compared to $315.3 thousand for the three months ended March 31, 2010.  The decrease in other general administrative expenses from the three months ended March 31, 2010 to the three months ended March 31, 2011 was primarily due to the decrease in expense incurred in the first quarter of 2010 related to our convertible promissory notes which was partially offset by an increase in expenses paid to recruiting services.

Liquidity and Capital Resources

We have incurred operating losses since our inception and we anticipate that we will continue to incur net losses through the end of 2011.  We had negative cash flows from operations of $1.2 million and $2.0 million for the three months ended March 31, 2011 and 2010, respectively.

As reflected in the accompanying financial statements, Prosper has incurred net losses and negative cash flows from operations since inception, and has an accumulated deficit of approximately $51.8 million as of March 31, 2011.   At March 31, 2011, the Company had approximately $3.2 million in cash and cash equivalents.  The Company does not believe that its cash resources are sufficient to sustain its operations through 2011 without obtaining additional financing. Since its inception, Prosper has financed its operations primarily through equity financing from various sources. The Company is dependent upon raising additional capital or debt financing to fund its current operating plan.  Failure to obtain sufficient debt and equity financings and, ultimately, to achieve profitable operations and positive cash flows from operations could adversely affect Prosper’s ability to achieve its business objectives and continue as a going concern.  Although, the Company does not currently have any agreements in place with respect to any such additional financing or strategic opportunity, management believes it will secure additional financing in the near future sufficient to meet its ongoing operations and strategic plan through 2011.

Net cash used in operating activities was $1.2 million and $2.0 million for the three months ended March 31, 2011 and 2010, respectively.  Net cash used in operating activities was used to fund ongoing operations such as headcount cost, legal and accounting services, marketing expenses and cost of service expenses.  The anticipated increase in origination revenue is expected to reduce our on-going cash requirements.

Net cash used in investing activities for the three months ended March 31, 2011 was $7.0 million which consisted of $11.5 million in borrower loans originations offset by $4.5 million in borrower loan principal repayments and purchases of property and equipment of $67.2 thousand.

Net cash provided by financing activities for the three months ended March 31, 2011 was $7.1 million which consisted of proceeds from the issuance of Borrower Payment Dependent Notes of $11.5 million offset by $4.4 million in repayment of Borrower Payment Dependent Notes and proceeds from the exercise of fully vested stock options of $5.0 thousand.

In 2006, we entered into a non-interest bearing promissory note in the amount of $380,000 for the purchase of the “Prosper.com” domain name. As of March 31, 2011 the remaining principal balance remaining on the note was $300,000.  We paid a principal payment in the amount of $20,000 in June 2010 with the remaining principal amount of $300,000 due in June 2011.

On November 10, 2009, the Company and QED Fund I, L.P., a Delaware limited partnership (“QED”), entered into a Note and Warrant Purchase Agreement (the “QED Purchase Agreement”), pursuant to which, we issued to QED a Convertible Promissory Note (the “QED Note”) dated as of November 10, 2009.  The QED Note had a principal amount of $1,000,000.  Interest on the QED Note accrued at a per annum rate of 15.0%. In connection with the consummation of the Series D Financing, the QED Note and all accrued interest thereunder was converted into Series D preferred stock equal to principal and accrued interest of $1,064,521 on the QED Note, plus $300,000 which represented consideration for QED’s agreement to convert the QED Note prior to its maturity date.

In connection with the QED Purchase Agreement, we also issued to QED a fully vested warrant (the “QED Warrant”) to purchase 164,178 shares of our common stock at an exercise price of $0.56 per share. The QED Warrant is exercisable any time from the date of issuance and will expire on November 10, 2014. The Company allocated the QED Note proceeds to the QED Note and QED Warrants based on their relative fair values. The relative fair value attributable to the QED Warrant is $37,740, which was recorded as a discount to the QED Note and a corresponding credit to additional paid-in capital.  The remaining debt discount of $34,595 was fully amortized to interest expense upon the conversion of the QED Note.

On February 1, 2010, we entered into a Note and Warrant Purchase Agreement (the “February Bridge Purchase Agreement”) with certain of our existing investors, pursuant to which, we issued and sold to such investors a series of Convertible Promissory Notes (the “February Bridge Notes”) in the aggregate principal amount of $2,000,000. Interest on the February Bridge Notes accrued at a per annum rate of 15.0%.  In connection with the consummation of the Series D financing, the principal and accrued interest of $2,060,822 under the February Bridge Notes were converted into Series D preferred stock.

In connection with the February Bridge Purchase Agreement, we issued to the February Bridge Note purchasers fully vested warrants (the “February Bridge Warrants”) to purchase an aggregate of 328,356 shares of our Common Stock at an exercise price of $0.56 per share.  The February Bridge Warrants are exercisable any time from the date of issuance and will expire on February 1, 2015. We allocated the February Bridge Note proceeds to the convertible February Bridge Note and February Bridge Warrants based on their relative fair values. The relative fair value attributable to the February Bridge Warrants is $96,625, which was recorded as a discount to the February Bridge Note and a corresponding credit to additional paid-in capital.  The debt discount of $96,625 was fully amortized to interest expense upon the conversion of the February Bridge note.

On March 15, 2010, we entered into a Note Option Agreement (the “Larsen Option Agreement”) with Christian A. Larsen, our Chairman and Chief Executive Officer as well as one of our principal stockholders, pursuant to which, Mr. Larsen granted the Company an option (the “Option”) to sell him an aggregate principal amount of up to $300,000 of unsecured Convertible Promissory Notes (the “Larsen Bridge Notes”), in $100,000 increments.  On March 22, 2010, we exercised the Option in full and sold to Mr. Larsen, Larsen Bridge Notes in the aggregate principal amount of $300,000.  Interest on the Larsen Bridge Notes accrued at a per annum rate of 15.0%.  Principal and accrued interest of $303,575 was paid in a single payment on April 19, 2010.

On April 1, 2010, we entered into a Note Purchase Agreement with certain of our existing investors, pursuant to which, we issued and sold an additional series of unsecured Convertible Promissory Notes (the “April Bridge Notes”), dated as of April 1, 2010, in the aggregate principal amount of $250,000.  Interest on the April Bridge Notes accrued at a per annum rate of 15.0%.  All principal and accrued interest of $251,541 was converted into Series D preferred stock.

On April 15, 2010, we entered into a Stock Purchase Agreement with certain new investors and certain of our existing investors pursuant to which, we issued and sold 20,340,705 shares of the Company’s Series D preferred stock for an aggregate purchase price of $14.7 million.

We have assessed the contingent liability related to prior sales of loans on the platform and have determined that the occurrence of the contingency is reasonably possible but not probable and that contingent liability ranges from $0 in the event the company prevails to a maximum of $47.2 million, which represents the remaining outstanding principal amount of $2.1 million and loans charged off of $45.1 million as of March 31, 2011.  For more information, see Note 12 of our financial statements located elsewhere in this report.

Since our inception, inflation and changing prices have not had a material effect on our business and we do not expect that inflation or changing prices will materially affect our business in the foreseeable future.

Income Taxes

We incurred no income tax provision for the three months ended March 31, 2011 and 2010.  Given our history of operating losses and inability to achieve profitable operations, it is difficult to accurately forecast how results will be affected by the realization and use of net operating loss carry forwards.

ASC Topic 740, Income Taxes provides for the recognition of deferred tax assets if realization of such assets is more likely than not.  Based upon the weight of available evidence, which includes our historical operating performance and the reported cumulative net losses in all prior years, we have provided a full valuation allowance against our net deferred tax assets.  We will continue to evaluate the realizability of the deferred tax assets on a quarterly basis.

Off-Balance Sheet Arrangements

As of March 31, 2011, we have not engaged in any off-balance sheet financing activities.  We do not have any interest in entities referred to as variable interest entities, which include special purpose entities and other structured finance entities.

Additional Information about the Prosper Marketplace Loan Platform

Prosper Rating

Each listing is assigned a Prosper Rating. The Prosper Rating is a letter that indicates the level of risk associated with a listing and corresponds to an estimated average annualized loss rate range, or loss rate, for the listing. This rating system allows Prosper to maintain consistency when assigning a rating to the listing. There are currently seven Prosper Ratings, but this, as well as the associated loss may change over time as the marketplace dictates.

The Prosper Ratings that were in place as of March 31, 2011 and the associated estimated loss ranges associated with them are as follows:

Prosper Rating	Est. Avg. Annual Loss Rate
AA	0.00% - 1.99%
A	2.00% - 3.99%
B	4.00% - 5.99%
C	6.00% - 8.99%
D	9.00% - 11.99%
E	12.00% - 14.99%
HR	>=15.00%

 The loss rate is based on the historical performance of Prosper borrower loans with similar characteristics and is determined by two scores: (1) a custom Prosper score, discussed below, and (2) a credit score obtained from a credit reporting agency (currently, Experian’s Scorex PLUS score). The use of these two scores determines a base loss rate for each listing.  This base loss rate is subject to adjustment based on additional factors, such as whether the borrower has previously received a loan on our platform.  These adjustments result in an estimated loss rate, which then determines the Prosper Rating.

Recent Loan Originations

The table below shows loan volume and average lender yield by Prosper Rating for originations from July 13, 2009 to March 31, 2011.

Prosper Rating	Number	Amount	Average Loan Size	Weighted Average Borrower APR
AA	1,129	$8,016,000	$7,100	9.28%
A	1,638	9,559,269	5,836	12.60%
B	905	6,981,642	7,715	16.93%
C	1,155	5,093,538	4,410	23.71%
D	2,286	9,892,757	4,328	29.80%
E	1,099	4,032,968	3,670	35.65%
HR	1,218	3,722,481	3,056	35.60%
Total	9,430	$47,298,656	$5,016	21.25%

Historical Performance of Prosper Borrower Loans

The performance of borrower loans is a function of the credit quality of our borrower members and the risk and return preferences of our lender members.  Lender members can choose to pursue a variety of bidding strategies, including strategies that may or may not maximize the return on their investment.  When making commitment decisions, lender members consider borrowers’ Prosper Rating, credit score, debt-to-income ratios and other credit data and information displayed with listings.   Prior to 2009, borrower loans did not have a Prosper Rating.  We have assigned a Prosper Rating retroactively to these loans in certain of the following tables in order to provide more meaningful historical performance data.  These retroactive Prosper Ratings were assigned based on the credit bureau data available at the time of the loan listing and the Prosper score in place on July 10, 2009.  The portions of the historical information below regarding the performance of loans to which we have assigned a Prosper Rating retroactively should not be used in determining how Notes with the same Prosper Rating can be expected to perform in the future.

The following seven graphs show loan performance through March 31, 2011 by delinquency rates and cumulative principal default rates.  Loans originated prior to July 13, 2009 were not assigned a Prosper Rating at the time of origination.  In order to view performance on a comparable basis, we have retroactively assigned a Prosper Rating to these loans based upon their applicable listing characteristics.  The “N/A” category includes loans with a credit score of less than the minimum score now required as well as loans for which we could not generate a Prosper Rating because the credit variables needed to determine the rating were not available.

The graph below shows 1-30 and 31-120 day delinquency rates for loans originated prior to July 13, 2009 by quarter.  This graph shows delinquencies as a percentage of total outstanding principal balance. We consider loans more than 30 days past due to be severely delinquent due to the significant decrease in the likelihood of receiving future payment once a loan has missed two payments.

The table below shows 1-30 and 31-120 day delinquency rates by quarter for loans originated between July 13, 2009 and March 31, 2011.  This graph shows delinquencies as a percentage of total outstanding principal balance.  We consider loans more than 30 days past due to be severely delinquent due to the significant decrease in the likelihood of receiving future payment once a loan has missed two payments.

The following graphs show cumulative principal default rates for borrower loans originated by year.  The cumulative charge-off rate is calculated as the sum of the cumulative principal balance charged-off divided by the original amount borrowed.  The vertical axis shows the percentage of principal charged-off.  The horizontal axis shows the age of the loan in monthly cycles.  We only include data for a point along the horizontal axis if at least 70% of the original amount borrowed in that vintage has been outstanding for at least that number of cycles.  For example, in our graph for Loans Funded During 2009, 70% or more of the original amount borrowed in that vintage has been outstanding for 13 or more cycles, but less than 70% of the original amount borrowed has been outstanding for 14 or more cycles. So, that graph includes a data point for cycle 13 but not for cycle 14.

The following table shows cumulative principal default rates for loans originated from January 1, 2006 to December 31, 2006, as of March 31, 2011.   Loans originated during this period cannot be assigned a Prosper Ratings because the requisite credit variables needed to determine the Prosper Score were unavailable.

The following table shows cumulative principal default rates for loans originated from January 1, 2007 to December 31, 2007, as of March 31, 2011.   The “N/A” category consists of loans originated during this period that cannot be assigned a Prosper Rating because the requisite credit variables needed to determine the Prosper Score were unavailable.

The following table shows cumulative principal default rates for loans originated from January 1, 2008 to December 31, 2008, as of March 31, 2011.  The “N/A” category consists of loans originated during this period that cannot be assigned a Prosper Rating because the requisite credit variables needed to determine the Prosper Score were unavailable.

The following table shows cumulative principal default rates for loans originated from January 1, 2009 to December 31, 2009, as of March 31, 2011.

The following table shows cumulative principal default rates for loans originated from January 1, 2010 through June 30, 2010, as of March 31, 2011.

The following table presents additional aggregated information as of March 31, 2011 regarding delinquencies, defaults and borrower payments, grouped by Prosper Rating, for all loans originated on our website from November 2005 through July 12, 2009.  With respect to delinquent borrower loans, the table shows the entire amount of the principal remaining due (not just that particular payment) as of March 31, 2011.

Loan Originations
November 2005 - July 12th, 2009
(as of March 31, 2011)

	Total Loan Originations		Current Loans			1-30 Days Past Due
Prosper Rating	Number	Amount	Number	Origination Amount	Outstanding Principal	Number	Origination Amount	Outstanding Principal
AA	1,148	$5,610,741	136	$755,279	$86,868	4	$40,000	$5,877
A	1,241	6,315,414	195	1,089,790	122,177	5	33,200	4,770
B	319	2,254,565	47	293,250	34,473	-	-	-
C	1,448	11,287,831	265	1,804,266	221,761	9	94,818	18,627
D	2,048	14,156,042	365	2,277,878	289,082	21	163,600	19,687
E	622	3,750,560	123	641,198	80,400	1	7,000	480
HR	6,914	67,881,305	720	5,703,532	703,706	32	253,300	44,004
N/A1	15,273	67,881,166	837	2,450,039	332,449	51	147,023	28,882

	29,013	179,137,624	2,688	$15,015,232	$1,870,916	123	$738,941	$122,327
	avg loan size:	$6,174

percent of total			9.3%	8.4%		0.4%	0.4%

	Paid In Full		31+ Days Past Due			Defaulted 2
Prosper Rating	Number	Origination Amount	Number	Origination Amount	Outstanding Principal	Number	Origination Amount	Net Charged Off Principal
AA	963	$4,431,508	2	$14,000	$2,581	41	$361,954	$199,676
A	923	4,534,874	4	21,100	4,229	111	630,700	345,168
B	234	1,665,815	2	9,500	2,080	36	286,000	158,208
C	875	6,632,313	10	85,100	18,893	280	2,600,234	1,629,657
D	1,219	8,523,975	12	74,750	18,062	428	3,108,039	1,949,748
E	337	1,967,837	4	29,000	4,919	156	1,104,525	689,069
HR	3,246	30,153,472	64	559,198	95,575	2,840	30,999,603	20,857,124
N/A1	7,787	35,478,509	65	182,757	42,505	6,486	29,351,286	19,465,694

	15,584	$93,388,303	163	$975,405	$188,845	10,378	$68,442,342	$45,294,344

percent of total	53.7%	52.1%	0.6%	0.5%		35.8%	38.2%

	Repurchased					Default due to Delinquency:
Prosper Rating	Number	Origination Amount					9,229	$39,853,113
AA	2	$8,000
A	3	5,750
B	-	-				Default due to Bankruptcy3 :
C	9	71,100					1,149	$5,441,231
D	3	7,800
E	1	1,000
HR	12	212,200
N/A1	47	271,552

	77	$577,402
percent of total	0.3%	0.3%
1	includes loans with Credit Score<640 or insufficient credit data to determine Prosper Rating
2	includes all loans >120 days past due
3
Only includes loans where the bankruptcy notification date is prior to the date the loan became 121 days past due.  If we were notified of a bankruptcy after the loan reached 121 days past due, it is included in the "Default due to Delinquency" totals.

From November 2005 through July 12, 2009, we facilitated 29,013 borrower loans with an average original principal amount of $6,174 and an aggregate original principal amount of $179,137,624.  As of March 31, 2011, 9.3% of the borrower loans were current, 53.7% were paid in full, 0.4% were 1 to 30 days past due, 0.6% were more than 30 days past due, and 35.8% had defaulted.  A borrower loan is considered to have defaulted when it is more than 120 days past due or has been discharged in bankruptcy.  Of these 29,013 borrower loans, 13,287 loans, or 46%, have been greater than 15 days past due at any time, 12,211 loans, or 42%, have been more than 30 days past due at any time, and 11,488 or 40%, have been more than 60 days past due at any time. We repurchased a total of 77 of these loans, with an aggregate original principal amount of $577,402 (0.3% of total), due to identification theft or operational issues.

Of loans originated prior to July 13, 2009, 10,378 had defaulted as of March 31, 2011, equaling a total net defaulted amount of $45,294,344.  Of these 10,378 defaulted loans, the borrowers of 1,149 of the loans have filed for bankruptcy, resulting in a net defaulted amount of $5,441,231.

The following table presents additional aggregated information as of March 31, 2011, grouped by Prosper Rating, for all loans originated on our website from July 13, 2009 through March 31, 2011.  With respect to delinquent borrower loans, the table shows the entire amount of the principal remaining due (not just that particular payment) as of March 31, 2011.

Loan Originations
July 13, 2009 - March 31, 2011
(as of March 31, 2011)

	Total Loan Originations		Current Loans			1-30 Days Past Due
Prosper Rating	Number	Amount	Number	Origination Amount	Outstanding Principal	Number	Origination Amount	Outstanding Principal
AA	1,129	$8,016,000	893	$6,650,703	$5,119,132	4	$43,000	$36,155
A	1,638	9,559,269	1,364	8,294,702	6,210,371	13	49,000	34,735
B	905	6,981,642	805	6,279,815	5,430,208	9	47,100	35,908
C	1,155	5,093,538	892	3,860,115	2,968,350	21	82,225	62,057
D	2,286	9,892,757	1,889	8,409,019	7,342,788	37	179,200	142,612
E	1,099	4,032,968	881	3,320,303	2,946,070	27	91,950	76,677
HR	1,218	3,722,481	946	2,840,874	2,362,554	21	60,800	53,886

	9,430	$47,298,656	7,670	$39,655,532	$32,379,473	132	$553,275	$442,030
	avg loan size:	$5,016

percent of total			81.3%	83.8%		1.4%	1.2%

	Paid In Full		31+ Days Past Due			Defaulted 1
Prosper Rating	Number	Origination Amount	Number	Origination Amount	Outstanding Principal	Number	Origination Amount	Net Charged Off Principal
AA	218	$1,187,897	5	$54,000	$41,864	9	$80,400	$69,545
A	206	976,080	21	95,700	72,606	34	143,787	116,872
B	74	513,677	4	57,500	53,481	13	83,550	70,604
C	183	830,648	14	95,300	81,459	45	225,250	199,531
D	233	859,079	49	168,599	145,035	78	276,860	231,552
E	119	376,255	27	117,375	111,021	45	127,085	108,884
HR	142	461,955	45	160,999	144,796	64	197,853	182,452

	1,175	$5,205,591	165	$749,473	$650,262	288	$1,134,785	$979,440

percent of total	12.5%	11.0%	1.7%	1.6%		3.1%	2.4%

	Repurchased					Default due to Delinquency:
Prosper Rating	Number	Origination Amount					255	$881,603
AA	-	-
A	-	-
B	-	-				Default due to Bankruptcy2 :
C	-	-					33	$97,837
D	-	-
E	-	-
HR	-	-

	-	-
percent of total	0.0%	0.0%
1	includes all loans >120 days past due
2
Only includes loans where the bankruptcy notification date is prior to the date the loan became 121 days past due.  If we were notified of a bankruptcy after the loan reached 121 days past due, it is included in the "Default due to Delinquency" totals.

From July 13, 2009 through March 31, 2011, Prosper facilitated 9,430 borrower loans with an average original principal amount of $5,016 and an aggregate original principal amount of $47,298,656.  As of March 31, 2011, 81.3% of the borrower loans were current or had not reached their first billing cycle and 12.5% were paid in full, 1.4% were 1 to 30 days past due, 1.7% were more than 30 days past due, and 3.1% had defaulted.  A borrower loan is considered to have defaulted when it is more than 120 days past due or has been discharged in bankruptcy.  Of these 9,430 borrower loans, 707 loans, or 7%, have been greater than 15 days past due at any time, 511 loans, or 5%, have been more than 30 days past due at any time, and 406 or 4%, have been more than 60 days past due at any time.

Of loans originated after July 13, 2009, 288 have defaulted as of March 31, 2011, equaling a total net defaulted amount of $979,440.  Of these 288 defaulted loans, the borrowers of 33 of the loans have filed for bankruptcy, resulting in a net defaulted amount of $97,837.

Because of our limited operating history, the data in the preceding tables regarding loss experience may not be representative of the loss experience that will develop over time as additional borrower loans are originated through our platform and the borrower loans already originated through our platform have longer payment histories.  In addition, because of our limited operating history, the data in the preceding tables regarding prepayments may not be representative of the prepayments we expect over time; as additional borrower loans are originated through our platform and the borrower loans already originated through our platform have longer payment histories.

The following table presents aggregate information, as of March 31, 2011 on the results of our collection efforts for loans originated prior to July 13, 2009 that became more than 30 days past due at any time, grouped by Prosper Rating.  For purposes of this analysis, we have excluded the 77 loans that we repurchased due to identity theft or operational issues.

Prosper Rating	Loans In Collections	Origination Amount	Aggregate Amount Sent to Collections	Gross Amount Collected on Accounts sent to Collections		Number of Loans Charged-off	Gross Aggregate Principal Balance of Loans Charged-Off	Gross Amount Recovered on Loans Charged-Off	Net Aggregate Charge-Off
AA	54	$442,054	$28,545		$24,845	41	$210,296	$10,620	$199,676
A	145	808,233	52,769		37,460	111	372,373	27,205	345,168
B	44	336,300	22,091		7,917	36	161,824	3,615	158,208
C	335	3,083,477	208,018		143,184	280	1,718,020	88,364	1,629,657
D	518	3,787,210	259,491		184,946	428	2,045,588	95,840	1,949,748
E	177	1,231,124	88,321		48,843	156	730,612	41,544	689,069
HR	3,177	34,489,952	2,492,616		1,443,547	2840	21,689,454	832,330	20,857,124
N/A1	7,245	32,756,527	2,460,711		1,538,183	6486	20,724,559	1,258,865	19,465,694

Total	11,695	$76,934,878	$5,612,562	$	*3,428,924	10,378	$47,652,726	$2,358,383	$45,294,344
* This amount excludes collection agency payments that were subsequently returned by the bank
1 includes loans with Credit Score<640 or insufficient credit data to determine Prosper Rating

The following table presents aggregate information, as of March 31, 2011 regarding the results of our collection efforts for loans originated after July 13, 2009 that became more than 30 days past due at any time, grouped by Prosper Rating.

Prosper Rating	Loans In Collections	Origination Amount	Aggregate Amount Sent to Collections	Gross Amount Collected on Accounts sent to Collections		Number of Loans Charged-off	Gross Aggregate Principal Balance of Loans Charged-Off	Gross Amount Recovered on Loans Charged-Off	Net Aggregate Charge-Off
AA	20	$154,400	$10,168		$4,052	9	$69,545	$-	$69,545
A	69	298,012	19,411		5,264	34	120,340	3,468	116,872
B	21	162,550	11,279		2,860	13	71,527	923	70,604
C	79	377,975	29,054		14,566	45	202,614	3,083	199,531
D	155	542,209	44,536		22,222	78	234,936	3,384	231,552
E	87	290,855	25,621		8,019	45	117,166	8,282	108,884
HR	128	405,102	35,920		15,115	64	184,651	2,199	182,452

Total	559	$2,231,103	$175,990	$	*72,098	288	$1,000,779	$21,339	$979,440
* This amount excludes collection agency payments that were subsequently returned by the bank

Prosper has not altered the terms or made any principal reductions on any loans prior to charge-off except as required by law (such as in situations where the Servicemembers’ Civil Relief Act requires interest rates to be reduced to 6% while a borrower in the armed forces is on active duty).  In order to comply with the Servicemembers’ Civil Relief Act, Prosper has elected to make “pre-refunds” of the interest differential to the affected borrower for the period of deployment.  The borrower then continues to make their regular payments.  In these cases, Prosper has refunded the interest to the borrower from Prosper’s own funds and, as a result, the payments received by the applicable lenders are unchanged.

Item 3. Quantitative and Qualitative Disclosures about Market Risk

Not applicable for smaller reporting companies.

Item 4. Controls and Procedures

We establish and maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our Exchange Act reports is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and that such information is accumulated and communicated to our management, including our Chief Executive Officer and our Chief Financial Officer and Chief Operating Officer, as appropriate, to allow for timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, we recognize that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and we are required to apply our judgment in evaluating the cost-benefit relationship of possible controls and procedures.

As required by Exchange Act Rule 15d-15(b), we carried out an evaluation, under the supervision and with the participation of our management, including our Chief Executive Officer and our Chief Financial Officer and Chief Operating Officer, of the effectiveness of the design and operation of our disclosure controls and procedures as of the end of the fiscal quarter covered by this report. Based on the foregoing, our Chief Executive Officer and our Chief Financial Officer and Chief Operating Officer, have concluded that our disclosure controls and procedures were effective at the reasonable assurance level.

There has been no change in our internal control over financial reporting during our most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II. OTHER INFORMATION

Item 1. Legal Proceedings.

The discussion of the NASAA settlement agreement and the class action lawsuit set forth in “Note 12 Commitment and Contingencies” of the Notes to the Financial Statements contained in Part I, Item 1 of this report is incorporated herein by reference.  From time to time, we may be involved in various legal proceedings arising in the ordinary course of our business. While any litigation contains an element of uncertainty, management believes that the outcome of all pending legal proceedings will not have a material adverse effect on our results of operation or financial position. However, because of the nature and inherent uncertainties of litigation, should the outcome of any legal actions be unfavorable, we may be required to pay damages and other expenses, which could have a material adverse effect on our financial position and results of operations.    We are not currently subject to any other material legal proceedings.  Except for the above matters, we are not aware of any litigation matters which have had, or are expected to have, a material adverse effect on us.

Item 1A. Risk Factors.

The discussion in this Quarterly Report on Form 10-Q should be read together with the risk factors contained in Part 1, Item 1A, “Risk Factors,” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. These risk factors describe various risks and uncertainties. These risks and uncertainties have the potential to affect our business, financial condition, results of operations, cash flows, strategies or prospects in a material and adverse manner. In addition, these risks could have a material adverse effect on the value of the Notes you purchase and could cause you to lose all or part of your initial purchase price or future principal and interest payments you expect to receive.  You should also refer to the individual borrower profiles and borrower credit information provided on our platform.

In addition, you should consider the following:

Some of the borrowers on our platform have “subprime” credit ratings, are considered higher than average credit risks, and may present a high risk of loan delinquency or default.

Some of the borrowers on our platform are people who have had difficulty obtaining loans from other sources, including banks and other financial institutions on favorable terms, or on any terms at all, due to credit problems, limited credit histories, adverse financial circumstances, or high debt-to-income ratios.  Therefore, acquiring Notes that are dependent on payments we receive on the corresponding borrower loans of such borrowers may present a high risk of loan delinquency or default.  From our inception in November 2005 through July 12, 2009, we facilitated 29,013 borrower loans with an average original principal amount of $6,174 and an aggregate original principal amount of $179,137,624 on our platform.  Of these 29,013 loans, a total of 77 loans were repurchased by Prosper due to identify theft or operational issues.  As of March 31, 2011, of the 29,013 borrower loans, 9.3% were current, 53.7% were paid in full, 0.4% were 1 to 30 days late, and 0.6% were more than 30 days late.  In addition, of these 29,013 loans:

•	13,287 loans, or 46%, have been more than 15 days past due on at least one occasion;

•	12,211 loans, or 42%, have been more than 30 days past due on at least one occasion;

•	11,488 loans, or 40% have been more than 60 days past due on at least one occasion;

•	10,378 loans or 36% had defaulted (a borrower loan is considered to have defaulted when it is more than 120 days past due or has been discharged in bankruptcy).

From July 13, 2009 to March 31, 2011, we facilitated 9,430 borrower loans with an average original principal amount of $5,016 and an aggregate original principal amount of $47,298,656 on our platform.

There have been no repurchases by Prosper due to identity theft or operational issues during that timeframe.  As of March 31, 2011, of these 9,430 borrower loans, 81.3% were current or had not reached their first billing cycle, 12.5% were paid in full, 1.4% were 1-30 days past due, and 1.7% were more than 31 days past due.  In addition, of these 9,430 loans:

•	707 loans, or 7%, have been more than 15 days past due on at least one occasion;

•	511 loans, or 5%, have been more than 30 days past due on at least one occasion;

•	406 loans, or 4% have been more than 60 days past due on at least one occasion;

•	288 loans or 3.1% had defaulted (a borrower loan is considered to have defaulted when it is more than 120 days past due or has been discharged in bankruptcy).

Selected historical loss rates on the Notes can be found in Part 1, Item 2 of this report under "Historical Information about Our Prosper Borrower Members and Outstanding Borrower Loans.”  There can be no assurance that such historical loss rates will be indicative of future loss rates or the likelihood of the delinquency or default by a borrower under a borrower loan upon which a series of Notes is dependent for payment.

If payments on the corresponding borrower loans relating to the Notes become more than 30 days overdue, it is likely that purchasers of such Notes will not receive the full principal and interest payments that they expect to receive on the Notes, and they may not recover any of their original purchase price.

If a borrower fails to make a required payment on a borrower loan within 30 days of the due date, we will pursue reasonable collection efforts in respect of the borrower loan.  Referral of a delinquent borrower loan to a collection agency within five (5) business days after it becomes thirty days past due will be considered reasonable collection efforts. From our inception in November 2005 through July 12, 2009, we facilitated 29,013 borrower loans.  A total of 77 loans were repurchased by Prosper due to identity theft or operational issues with respect to the 29,013 borrower loans.  With respect to these 29,013 borrower loans as of March 31, 2011:

•	0.4% were 1 to 30 days late and 46% had been more than 15 days past due on at least one occasion; and

•	0.6% were more than 30 days late and 42% had been more than 30 days past due on at least one occasion.

From July 13, 2009 to March 31, 2011, we facilitated 9,430 borrower loans.  Of these 9,430 borrower loans, there were no loans repurchased by Prosper due to identity theft or operational issues, as of March 31, 2011.  With respect to these 9,430 borrower loans as of March 31, 2011:

•	1.4% were 1 to 30 days late and 7% had been more than 15 days past due on at least one occasion; and

•	1.7% were more than 30 days late and 5% had been more than 30 days past due on at least one occasion.

If we refer a borrower loan to a collection agency, Prosper will not have any other obligation to attempt to collect that borrower loan.  We may also handle collection efforts in respect of a delinquent borrower loan directly.  If payment amounts on a delinquent borrower loan are received from a borrower more than 30 days after their due date, if the delinquent loan is referred to an outside collection agency, that collection agency will retain a percentage of any funds recovered from such borrower as a servicing fee before any principal or interest becomes payable to lender members from recovered amounts in respect of Notes related to the corresponding borrower loan.  Collection fees range from 17% to 30% of recovered amounts.

Neither Prosper nor the collection agency may be able to recover some or all of the unpaid balance of a non-performing borrower loan, and a lender member who has purchased a Note dependent for payment on the non-performing borrower loan would then receive nothing or a small fraction of the unpaid principal and interest payable under the Note.  A lender member must rely on the collection efforts of Prosper or the applicable collection agency to which such borrower loans are referred.  No lender member is permitted to attempt to collect payments on the borrower loans in any manner.

Risks Related to Prosper, Our Platform and Our Ability to Service the Notes

We face a contingent liability for securities law violations in respect of loans sold to our lender members from inception until October 16, 2008.  This contingent liability may impair our ability to operate our platform and service the borrower loans that correspond to the Notes.

Loans sold to lender members through our platform from our inception until October 16, 2008 may be viewed as involving an offering of securities that was not registered or qualified under federal or state securities laws.  To date, the following litigation has resulted from our prior operations.

•
In November of 2008, the SEC instituted cease and desist proceedings, pursuant to Section 8A of the Securities Act, against us.  In connection with such proceedings, we agreed to a settlement with the SEC and consented to the entry of a Cease and Desist order, in which we neither admitted nor denied liability, which was approved by the SEC on November 20, 2008.  The Cease and Desist order included a finding that we violated the registration requirements of the Securities Act, and required that we cease and desist from committing or causing any violations or any future violations.

•
On November 26, 2008, Prosper and the North American Securities Administrators Association, or “NASAA,” executed a settlement term sheet.  The term sheet sets forth the material terms of a consent order to resolve matters relating to our sale and offer of unregistered securities and the omission of material facts in connection with such offers and sales.  NASAA has recommended that each state adopt the terms of the settlement, however, the settlement is not binding on any state.  The terms of the settlement involve our payment of up to $1 million, which NASAA has allocated among the 50 states and the District of Columbia, based on our loan sale transaction volume in each state prior to November 24, 2008.  We will not be required to pay any portion of the fine allocated to those states that do not execute a consent order with Prosper.  The terms of the settlement require the states to terminate their investigation of our activities related to the sale of securities before November 24, 2008.  If a state does not elect to participate in the NASAA settlement, such state would not be prevented from pursuing its own remedies in connection with our sale of securities before November 24, 2008.  On April 21, 2009, we reached agreement with NASAA on the final terms of the consent order for consideration by the states.  As of March 31, 2011 and December 31, 2010, the Company had accrued approximately $282,000 and $284,000, respectively, in connection with this contingent liability in accordance with ASC Topic 450 “Contingencies”.  As of March 31, 2011, the Company has entered into 32 consent order agreements and has paid an aggregate of $431,663 in penalties.

•
On November 26, 2008, plaintiffs, Christian Hellum, William Barnwell and David Booth, individually and on behalf of all other plaintiffs similarly situated, filed a class action lawsuit against us, and certain of our executive officers and directors in the Superior Court of California, County of San Francisco, California.  The suit was brought on behalf of all loan note purchasers in our online lending platform from January 1, 2006 through October 14, 2008.  The lawsuit alleges that Prosper offered and sold unqualified and unregistered securities in violation of the California and federal securities laws.  The lawsuit seeks class certification, damages and the right of rescission against Prosper and the other named defendants, as well as treble damages against Prosper and the award of attorneys’ fees, experts’ fees and costs, and pre-judgment and post-judgment interest.

Some of the individual defendants filed a demurrer to the First Amended Complaint, which was heard on June 11, 2009 and sustained by the court with leave to amend until July 10, 2009.  The plaintiffs filed a Second Amended Complaint on July 10, 2009, to which the same individual defendants demurred.  On September 15, 2009, this demurrer was sustained by the court without leave to amend.  On February 25, 2011, the plaintiffs filed a Third Amended Complaint, which removed David Booth as a plaintiff and added Brian Russom and Michael Del Greco as plaintiffs.  The new plaintiffs are representing the same putative class and prosecuting the same claims as the previously named plaintiffs.

Prosper’s insurance carrier with respect to the class action lawsuit, Greenwich Insurance Company (“Greenwich”), has denied coverage.  On August 21, 2009, Prosper filed suit against Greenwich in the Superior Court of California, County of San Francisco, California.  The lawsuit seeks a declaration that Prosper is entitled to coverage under its policy with Greenwich for losses arising out of the class action lawsuit as well as damages and the award of attorneys’ fees and pre-judgment and post-judgment interest.

On January 26, 2011, the court issued a final statement of decision finding that Greenwich has a duty to defend the class action lawsuit, and requiring that Greenwich pay Prosper's past and future defense costs in the class action suit up to $2 million.  On February 24, 2011, Greenwich made a payment to Prosper in the amount of $1,728,273 to reimburse Prosper for the defense costs it had already incurred in the class action suit.  Greenwich is required to reimburse Prosper for up to an additional $271,727 in defense costs for the class action suit going forward.  Each such reimbursement will be due within 30 days of Prosper incurring any such costs and presenting the applicable invoice to Greenwich.  Greenwich is also required to pay Prosper pre-judgment interest on the defense costs incurred by Prosper in the class action suit prior to the Court’s decision.  The amount of this pre-judgment interest is $164,828.  Greenwich will be required to make this pre-judgment interest payment to Prosper when a final judgment has been entered in the insurance suit.

We intend to vigorously defend the class action lawsuit and vigorously prosecute our suit against Greenwich.  We cannot, however, presently determine or estimate the final outcome of either lawsuit, and there can be no assurance that either matter will be finally resolved in our favor.  If the class action lawsuit is not resolved in our favor, we might be obliged to pay damages, and might be subject to such equitable relief as a court may determine.  If our lawsuit against Greenwich is not resolved in our favor, we might not be able to recover proceeds from Greenwich that are sufficient to offset any losses we incur in the class action lawsuit.

 As a result of our prior operations, a lender member who holds a loan originated on our platform prior to October 15, 2008 may be entitled to rescind her purchase and be paid the unpaid principal amount of her borrower loan, plus statutory interest.  The aggregate principal amount of loans we originated on our platform from inception through October 14, 2008 by non affiliated purchasers is $178.0 million ($179.1 million total originations). Of this amount, as of March 31, 2011, $45.1 million had defaulted ($45.3 million total defaulted), and $2.1 million remained outstanding ($2.2 million total remained outstanding).  Prosper is potentially liable for the remaining outstanding principal amount if the current borrowers stop making payments.  We have not recorded an accrued loss contingency in respect of this contingent liability, although we intend to continue to monitor the situation.  Generally, the federal statute of limitations for noncompliance with the requirement to register securities under the Securities Act is one year from the violation; however, the statute of limitations periods under state laws may extend for a longer period of time.  If a significant number of our lender members sought rescission, or if the class action securities lawsuit is successful, our ability to maintain our platform and service the borrower loans to which the Notes correspond may be adversely affected.

We have incurred operating losses since our inception and we anticipate that we will continue to incur net losses through at least 2011.

Our failure to obtain sufficient debt and equity financings and, ultimately, to achieve profitable operations and positive cash flows from operations could adversely affect Prosper’s ability to achieve its business objectives and continue as a going concern.

We have incurred operating losses since our inception and we anticipate that we will continue to incur net losses for a number of years as we grow our business.  For the three months ended March 31, 2011 and 2010 we had negative cash flows from operations of $1.2 million and $2.0 million, respectively.  Additionally, since our inception through March 31, 2011, we have an accumulated deficit of $51.8 million.

We have financed our operations to date primarily with proceeds from the sale of equity securities.  At March 31, 2011, we had approximately $3.2 million in unrestricted cash and cash equivalents.  We are dependent upon raising additional capital or debt financing to fund our current operating plan.  Our failure to obtain sufficient debt and equity financings and, ultimately, to achieve profitable operations and positive cash flows from operations could adversely affect our ability to achieve our business objectives and continue as a going concern.  Further, an unfavorable outcome of the class action lawsuit at the high end of the range could hinder Prosper’s ability to continue operations, absent other extenuating circumstances.   Further, we can provide no assurances as to the availability or terms upon which the required financing and capital might be available.

The Company has assessed the contingent liability related to prior sales of loans on the platform and has determined that the occurrence of the contingency is reasonably possible but not probable and that contingent liability ranges from $0 in the event the company prevails to a maximum of $47.2 million, which represents the remaining outstanding principal amount of $2.1 million and loans charged off of $45.1 million as of March 31, 2011.

Risks Relating to Compliance and Regulation

Our platform represents a novel approach to borrowing and lending  that may fail to comply with federal and state securities laws, borrower protection laws, such as state lending laws,  federal consumer protection laws, such as the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act and the Fair Debt Collection Practices Act, and the state counterparts to such consumer protection laws.  Borrowers may make counterclaims regarding the enforceability of their obligations under borrower or consumer protection laws after collection actions have commenced, or otherwise seek damages under these laws.  Lenders may attempt to rescind their Note purchases under securities laws.  Compliance with such regulatory  regimes is also costly and burdensome.

Our platform operates a novel program that must comply with regulatory regimes applicable to consumer credit transactions as well as with regulatory regimes applicable to securities transactions.  The novelty of our platform means compliance with various aspects of such laws is untested.  Certain state laws generally regulate interest rates and other charges and require certain disclosures, and also require licensing for certain activities.  In addition, other state laws, public policy and general principles of equity relating to the protection of consumers, unfair and deceptive practices and debt collection practices may apply to the origination, servicing and collection of borrower loans on our platform.  Our platform is also subject to other laws, such as:

•	the Federal Truth-in-Lending Act and Regulation Z promulgated thereunder, which require certain disclosures to borrowers regarding the terms of their loans;

•
the Federal Equal Credit Opportunity Act and Regulation B promulgated thereunder, which prohibit discrimination in the extension of credit on the basis of age, race, color, sex, religion, marital status, national origin, receipt of public assistance or the exercise of any right under the Consumer Credit Protection Act;

•	the Federal Fair Credit Reporting Act, which regulates the use and reporting of information related to each borrower member’s credit history;

•
the Federal Fair Debt Collection Practices Act, which regulate debt collection practices by “debt collectors” and prohibit debt collectors from engaging in certain practices in collecting, and attempting to collect, outstanding consumer loans;

•	state counterparts to the above consumer protection laws; and

•	state and federal securities laws, which require that we register any non-exempt offers and sales of Notes.

We may not always have been, and may not always be, in compliance with these laws.   Our borrowers may make counterclaims regarding the enforceability of their obligations under borrower or consumer protection laws after collection actions have commenced, or otherwise seek damages under these laws.  Lenders may attempt to rescind their Note purchases under securities laws, and our failure to comply with such laws could also result in civil or criminal liability. For example, in 2010 we failed to timely renew our applications to offer and sell Notes in several states, resulting in $30,800 in penalties in four states, and the repurchase of $21.9 thousand of Notes from Florida residents pursuant to a rescission offer.  Compliance with these requirements is also costly, time-consuming and limits our operational flexibility.  See “Government Regulation—Regulation of Consumer Protection Laws” in our annual report for more information.

Prosper’s administration of the automated bidding plan system and its new loan search tool could create additional liability for Prosper and such liability could be material

Our automated plan system allows lender members to create their own automated bidding plans.  By creating such a plan, a lender member can have bids placed automatically on her behalf on loan listings that meet loan criteria selected by her. In creating an automated bidding plan, the member can design these criteria herself, use a group of model criteria selected by Prosper, or customize one of those groups of model criteria as she sees fit.   Each automated bidding plan consists of a group of loan criteria, such as loan amount, minimum yield percentage, Prosper Rating, income and employment characteristics, group affiliations and debt-to-income ratio. This group of criteria is divided into sub-groups, each of which we refer to as a “slice”.  The specific loans on which the lender member bids through her automated bidding plan are determined by the criteria in each of her plan slices.  If a loan listing is posted that satisfies all of the criteria in any one of her plan slices, a bid will automatically be placed on the listing on her behalf.  Each automated plan expires on the earlier of thirty days after the plan was created or the first date on which all funds allocated to the plan by the lender member have been successfully bid. Since the re-launch of our platform in July 2009, approximately 57% of the bids made on our platform (measured in terms of dollar volume) have been made by members using automated plans as of March 31, 2011.

On June 30, 2011, we intend to replace our automated plan system with a new loan search tool.  Beginning on that date, lenders will no longer be able to create automated plans, but will instead be able to use the loan search tool to identify Notes that meet their investment criteria. A lender using the search tool will be asked to indicate (i) the Prosper Rating or Ratings she wishes to use as search criteria, (ii) the total amount she wishes to invest and (iii) the amount she wishes to invest per Note. The search tool will then compile a basket of Notes for her consideration that meet her search criteria.  If the supply of Notes that meet her criteria exceeds the total amount she wishes to invest, the search tool will select Notes for her basket based on the principle of first in, first out, i.e.,  the Note with the corresponding listing that was posted on our website earliest will be the first included in her basket, then the Note with the next oldest corresponding listing will be included, and so on, until the aggregate principal amount of Notes in her basket equals the amount she wishes to invest. If her search criteria include multiple Prosper Ratings, the search tool will divide her basket into equal portions, one portion representing each Prosper Rating selected. To the extent available Notes with these Prosper Ratings are insufficient to fill the lender’s order, the lender will be advised of this shortfall and given an opportunity either to reduce the size of her order or modify her search criteria to make her search more expansive.  See “About Prosper—How to Bid to Purchase Notes—Our Automated Plan System and Our New Loan Search Tool.”

Since the Notes purchased through an automated plan or the loan search tool are the same as Notes purchased manually, they present the same risks of non-payment as all Notes that may be purchased on Prosper’s website.  For example, there is a risk that a loan identified through an automated plan or the loan search tool may become delinquent or default, and the estimated return and estimated loss for that loan individually, or the estimated loss or return for the plan or the basket of Notes selected by the search tool as a whole, may not accurately reflect the actual return or loss on such loan.  If this were to occur, a lender who purchases a Note through an automated plan or the loan search tool could pursue a claim against Prosper in connection with its representations regarding the performance of the loans bid upon through the plan or search tool.  An investor could pursue such a claim under various antifraud theories under federal and state securities law.  In addition, the SEC or an investor may take the position that the plans created pursuant to the automated bidding plan model involve the offer and sale of a separate security.  Since we did not register the automated bidding plans as separate securities, such a claim, if successful, could give investors who invested in Notes through such plans a rescission right under state or federal law and possibly subject us to civil fines or criminal penalties under federal or state law.  If such a theory was sustained, we could be liable for sales through automated bidding plans that take place prior to June 30, 2011. To date, no actions have been taken or threatened against us on this theory.  However, such actions could have a material adverse effect on our business.

We may face liability under state and federal securities law for statements in our prospectus and in other communications that could be deemed to be an offer to the extent that such statements are deemed to be false or misleading.

Loan listings and other borrower information available on our website as well as in our sales and listing reports are statements made in connection with the purchase and sale of securities that are subject to the antifraud provisions of the Exchange Act and the Securities Act.  In general, these liability provisions provide a purchaser of Notes with a right to bring a claim against Prosper for damages arising from any untrue statement of material fact or failure to state a material fact necessary to make any statements made not misleading.  Even though we have advised you of what we believe to be the material risks associated with an investment in the Notes, the SEC or a court could determine that we have not advised you of all of the material facts regarding an investment in the Notes, which could give you the right to rescind your investment and obtain damages, and could subject us to civil fines or criminal penalties in addition to any such rescission rights or damages.

Item 2. Unregistered Sale of Equity Securities and Use of Proceeds.

On July 13, 2009, we commenced a public offering of up to $500,000,000 in principal amount of our Borrower Payment Dependent Notes pursuant to a Registration Statement on Form S-1 (File No. 333-147019). The offering is a continuous offering and remains ongoing. The registration statement was declared effective by the SEC on July 10, 2009.  From July 13, 2009 to April 27, 2011, we sold $51,247,470 in principal amount of Notes at 100% of their principal amount.  The Notes are offered only through our website, and there are no underwriters or underwriting discounts.  We have incurred estimated expenses of approximately $1,953,317 in connection with the offering, none of which are being paid by us to our directors, officers, persons owning 10% or more of any class of our equity securities or affiliates. As set forth in the prospectus for the offering, we are using the proceeds of each series of Notes to fund a borrower loan through our platform designated by the lender members purchasing such series of Notes. None of the proceeds from the Notes are paid by us to our directors, officers, persons owning 10% or more of any class of our equity securities or affiliates.

Item 3. Defaults upon Senior Securities

Not applicable.

Item 4.  Removed and Reserved

Item 5.  Other Information

Not applicable.

Item 6. Exhibits.

The exhibits listed on the accompanying Exhibit Index are filed or incorporated by reference as a part of this report and such Exhibit Index is incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Prosper Marketplace, Inc.
Date: May 13, 2011	By:	/s/ Christian A. Larsen
		Name:	Christian A. Larsen
		Title:	Chief Executive Officer (Principal Executive Officer)

Prosper Marketplace, Inc.
Date: May 13, 2011	By:	/s/ Kirk T. Inglis
		Name:	Kirk T. Inglis
		Title:	Chief Financial Officer and Chief Operating Officer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit
Number	Exhibit Description
3.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Company’s Form 10-K, filed on March 29, 2011

3.2	Bylaws of the Registrant, dated March 22, 2005 (incorporated by reference to Exhibit 3.2 of the Company’s Form S-1, filed October 30, 2007)

10.1	Form of Borrower Registration Agreement

10.2	Form of Lender Registration Agreement (Note Commitment, Purchase and Sale Agreement)

31.1
Certification of Principal Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, with respect to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

31.2
Certification of Principal Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, with respect to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

32.1
Certification of Principal Executive Officer and Principal Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, with respect to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

Exhibit 10.1

Borrower Registration Agreement

This Borrower Registration Agreement (this "Agreement") is made and entered into between you and Prosper Marketplace, Inc. ("Prosper").

The Prosper marketplace is a person-to-person online credit platform (the "platform") operated by Prosper. All loans originated through the platform are made by WebBank, a Utah-chartered industrial bank ("WebBank"). Prosper provides services to WebBank in connection with the origination of such loans and Prosper services all loans made through the platform. The following Agreement describes those services as well as your rights and obligations should you elect to register as a borrower on the platform. Prosper and WebBank are collectively referred to in this Agreement as "we" or "us."

1. Registration as a Prosper Borrower. You are registering with Prosper as a borrower so that you can post loan requests or "listings" for display on the platform. In entering into this Agreement, you are agreeing to comply with the Terms of Use for the platform as well as any other rules or policies set forth on Prosper's website (www.prosper.com), any of which may be amended from time to time by Prosper in its sole discretion (collectively, as amended, the "Prosper Terms and Conditions"). The Prosper Terms and Conditions are accessible via a link marked "Policies" at the bottom of each page of Prosper's website.

We reserve the right to restrict access to the platform to individuals who meet minimum credit guidelines and other criteria, as determined by us in our sole discretion.

2. Authorization to Obtain Credit Report. By registering on the platform as a borrower, you authorize us to obtain a credit report from one or more consumer credit reporting agencies. We may use the credit report for any purpose that would be authorized by applicable law in connection with a credit transaction involving you and involving the extension of credit to you or review or collection of your account, including but not limited to (i) for authentication purposes, to make sure you are who you say you are, (ii) to make credit decisions; (iii) to administer the sale of Borrower Payment Dependent Notes ("Notes") associated with your loan; (iv) to determine how much debt you currently have, in order to determine your debt-to-income ratio, (v) to obtain your credit score and assign you a Prosper Rating based in part on that score, (vi) to obtain and display information and characteristics from your credit report from one or more consumer credit reporting agencies, and (vii) to obtain and display on the Folio Investing Note Trader platform certain information and characteristics from your credit report from one or more consumer credit reporting agencies at any time or times that a Note corresponding to your loan is offered for sale by lenders holding such Notes. Information from your credit report will be displayed on the Prosper website with your listing. You authorize us to verify information in your credit report and your listing, and you agree that Prosper or WebBank may contact third parties without further notice to you to verify any such information. We may obtain your credit report each time you create a listing and at any other time that we deem it necessary in our sole discretion.

3. Listings. The platform connects individuals who wish to obtain loans with persons who wish to help fund them. To receive a loan, a borrower member must post a loan listing on the platform. The listing is a request by the borrower member for a loan in the amount and at the interest rate specified in the listing. In order to post a listing on the platform, you must have a good faith intent to obtain and repay your loan, and your listing must be consistent with that intent.

Once a listing is posted, our lender members can make commitments to help fund all or a portion of the loan. Each commitment is an agreement by the lender member to purchase a Note issued and sold by Prosper that is dependent for payment on the payments made by the borrower on the loan requested. If the listing receives commitments equal to or exceeding the minimum amount required for the loan to fund, WebBank will originate a loan to the borrower member in an amount equal to the total amount of those commitments, and Prosper will sell a Note to each lender member in the amount of that lender member's commitment. Lender members may resell Notes they purchase to other lender members on our secondary trading platform (the "Note Trader platform").

Information Included in Listings. To post a listing, you must provide the amount of the loan you are requesting as well as your annual income, occupation and employment status. The minimum and maximum loan amounts you may request are posted on the Prosper website and are subject to change by us at any time without notice. We reserve the right to restrict the posting of listings on the platform to individuals who meet minimum credit guidelines and other criteria, as determined by us in our sole discretion.

You authorize and agree that we may display in your listing any information from the credit report we obtain pursuant to Section 2 above, including but not limited to the following information:

(i) Your Prosper Rating, which is calculated by Prosper but based on information from your credit report;

(ii) Your debt-to-income ratio, expressed as a percentage, reflecting the ratio between the amount of your monthly non-mortgage debt, as compared to the amount of monthly income that you indicated when completing your listing;

(iii) Whether you own a home;

(iv) The number of accounts on which you are currently late on a payment;

(v) The total past-due amount you owe on all delinquent and charged-off accounts;

(vi) The number of 90+ days past due delinquencies on your credit report;

(vii) The number of negative public records (e.g., bankruptcies, liens, and judgments) on your credit report over the last 12 months, and over the last 10 years;

(viii) The month and year the oldest account on your credit report (e.g., revolving, installment, or mortgage credit) was opened;

(ix) The total number of credit lines appearing on your credit report, along with the number that are open and current;

(x) The total balance on all of your open revolving credit lines;

(xi) Your bankcard utilization ratio, expressed as a percentage, reflecting the ratio of the total balance used, to the aggregate credit limit on, all of your open bankcards; and

(xii) The number of inquiries made by creditors to your credit report in the last six months.

In addition, you authorize and agree that we may display any of the above information in a listing for a Note corresponding to your loan on the Note Trader platform, and that we may display updated information from your credit report, as well as information about the payment history and status of your loan, in any such listing.

Listings on either platform may also display any information we ask you to provide, including, without limitation, your self-reported occupation, employment status and range of income. You authorize Prosper to verify your residence, income, employment and any other information you provide in connection with a listing or your registration as a borrower, and you agree that Prosper may contact third parties to verify information you provide. If any such information changes after you post a listing but before the listing expires, you must either (i) promptly notify Prosper of the change, or (ii) withdraw your listing.

You may not include any personally identifiable information, including, without limitation, your name, address, phone number, email address, Social Security number, driver's license number, bank account number or credit card number, in your listing or on your Prosper member web page, or elsewhere on the Prosper Website. Listings that include any personally identifiable information are subject to cancellation by Prosper, or deletion or redaction by Prosper of the personally identifying information, although Prosper is under no obligation to take such actions and you include such information solely at your own risk.

If you are a member of a Prosper group when you post your listing, the listing will also identify your group. You do not have to be a member of a group to post a listing, however. You may also create a network of Prosper friends, and if one or more of your Prosper friends or your fellow group members commits to help fund your listing, your listing will reflect that the commitment was made by a fellow group member or a Prosper friend. Your Prosper friends who commit to help fund your listing may also write a recommendation that will be displayed in your listing. Prosper friends do not guarantee payments on your loan, and commitments to help fund your listing or recommendations of your listing from your Prosper friends do not obligate the individual making the commitment or recommendation to guarantee or make any payments on your loan.

Any person who visits the Prosper website will be able to view your listing and see your Prosper Rating as well as certain information about the loan you have requested; provided, however, that information from your credit report will only be viewable by lender members.

Partial Funding. When creating a loan listing, you may opt for partial funding, which means your loan will be funded if it receives commitments totaling less than the full amount of your requested loan but equal to or exceeding 70% of that amount (subject to the loan size minimum). Each loan listing will indicate whether the borrower member has opted for partial funding as well as the minimum amount required for the loan to fund. The current percentage threshold for partial funding is 70%, but Prosper may change that threshold from time to time. Any such change will only affect listings created after the change is made.

Duration of Listings. A listing will expire on the earlier of (a) the first day in which it has received commitments equal to the full amount of the loan requested or (b) 14 days after being posted, unless the listing is withdrawn by you or cancelled by us prior to either of those events.

WITHDRAWAL OF LISTINGS. IF YOU POST A LISTING, YOU HAVE THE RIGHT TO WITHDRAW IT AT ANY TIME PRIOR TO The EXPIRATION OF THE LISTING PERIOD AS DESCRIBED ABOVE. AFTER THE LISTING PERIOD EXPIRES, YOU WILL NO LONGER HAVE THE RIGHT TO WITHDRAW YOUR LISTING. IF A LOAN IS MADE TO YOU, YOU DO NOT HAVE ANY RIGHT TO RESCIND THE LOAN.

If you elect to withdraw your listing, you may (but are not required to) post a new listing containing the updated information. Prosper reserves the right, in its sole discretion, to limit the number of listings you post or attempt to post on the platform.

Additional Loans. The guidelines and eligibility requirements for additional loans are posted on the Prosper website and are subject to change by us in our sole discretion at any time without notice. Subject to these requirements, you may have up to two loans outstanding at any one time, provided that the aggregate outstanding principal balance of your loans does not exceed the maximum loan amount then in effect. You may not post a listing for a second loan unless you meet the eligibility requirements then in effect as of the date of such posting.

Prohibited Activities. You agree that you will not, in connection with any listings, lender commitments, loans or other transactions involving or potentially involving Prosper or WebBank, (i) make any false, misleading or deceptive statements or omissions of material fact; (ii) misrepresent your identity, or describe, present or portray yourself as a person other than yourself; (iii) give to or receive from, or offer or agree to give to or receive from, any Prosper lender or other person any fee, bonus, additional interest, kickback or thing of value of any kind, including in exchange for such person's commitment, recommendation, or offer or agreement to recommend or make a commitment with respect to your listing; (iv) represent yourself to any person as a director, officer or employee of Prosper or WebBank, unless you are such director, officer or employee; or (v) use any loan proceeds for postsecondary educational expenses (i.e., tuition, fees, required equipment or supplies, or room and board) at a college/university/vocational school, as the term "postsecondary educational expenses" is defined in Federal Reserve Board Regulation Z, 12 C.F.R. § 226.26(b)(3).

4. Right to Verify Information and Cancel Funding.

a. We reserve the right to verify the accuracy of all information provided by borrowers, lenders and group leaders in connection with listings, lender commitments and loans. We also reserve the right to determine in our sole discretion whether a registered user is using, or has used, the Prosper website illegally or in violation of any order, writ, injunction or decree of any court or governmental instrumentality, for purposes of fraud or deception, or otherwise in a manner inconsistent with the Prosper Terms and Conditions or any agreement between Prosper or WebBank and such user. We may conduct our review at any time - before, during or after the posting of a listing, or before or after the funding of a loan. You agree to respond promptly to our requests for information in connection with any such review by Prosper.

b. In the event we determine, prior to funding a loan, that a listing, or a lender commitment for the listing, contains materially inaccurate information (including but not limited to unintended inaccuracies, inaccuracies resulting from errors by Prosper, or inaccuracies resulting from changes in the borrower's income, residence or credit profile between the date a listing is posted and the date the listing is to be funded) or was posted illegally, in violation of any order, writ, injunction or decree of any court or governmental instrumentality, for purposes of fraud or deception, or otherwise in a manner inconsistent with the Prosper Terms and Conditions or any member agreement, we may refuse to post the listing or, if the listing has already been posted, remove the listing from the platform and cancel all lender commitments with respect to the listing.

c. When a listing receives commitments equal to or exceeding the minimum amount required for the loan to fund, we may conduct a "pre-funding" review prior to funding the loan. Loan funding occurs when loan proceeds are disbursed into the borrower's designated deposit account. We may, at any time and in our sole discretion, delay funding of a loan (i) in order to enable us to verify the accuracy of information provided by borrowers, lenders and group leaders in connection with the listing or lender commitments made with respect to the listing; (ii) to determine whether there are any irregularities with respect to the listing or the lender commitments; or (iii) if we become aware of information concerning the borrower member or the listing during our pre-funding review, as a result of which we determine, in our sole discretion, that the likelihood of the borrower not making payments on the loan is materially greater than would be expected based on the assigned Prosper Rating . We may cancel or proceed with funding the loan, depending on the results of our pre-funding review. If funding is cancelled, the listing will be removed from the platform and all lender commitments against the listing will be cancelled,. In the event we cancel funding of a loan, Prosper will notify the borrower, group leader (if any), and all lenders who made commitments with respect to the listing of such cancellation.

5. Matching of Lender Commitments and Listings; Loan Funding.

a. Prosper lender members will be able to view your listing and commit funds to purchase Notes issued by Prosper, the payments on which will be dependent on payments Prosper receives on your loan. In other words, the Prosper lenders who committed funds will receive payments on their Notes only to the extent you make payments on your loan.

b. A match of your listing with one or more lender commitments equal to or exceeding the minimum amount required for the loan to fund, will result in a loan from WebBank to you, subject to our right to verify information as described above. The loan will be evidenced by a Promissory Note in the form set forth on the attached Exhibit A. Loan proceeds are disbursed into your designated deposit account. The loan will be sold by WebBank to Prosper, and Prosper will service the loan.

c. We do not warrant or guaranty that your listing will be matched with any lender commitments. Your listing must receive one or more lender commitments equal to or exceeding the minimum amount required for the loan to fund in order for a loan to be made.

d. To safeguard your privacy rights, your name and address will not be included in your listing. Only your Prosper screen name will appear on your listing, and only the screen name of the lenders will appear with lender commitments.

e. IF YOUR LISTING RECEIVES SUFFICIENT LENDER COMMITMENTS TO FUND, AND YOU DO NOT WITHDRAW YOUR LISTING PRIOR TO EXPIRATION OF THE LISTING PERIOD, YOU HEREBY AUTHORIZE PROSPER TO ACT AS YOUR AUTHORIZED AGENT TO EXECUTE A PROMISSORY NOTE ON YOUR BEHALF IN THE FORM SET FORTH ON THE ATTACHED EXHIBIT A IN FAVOR OF WEBBANK.

6. Compensation. If you receive a loan, you must pay WebBank an origination fee. The current fee amounts are posted in the Borrower section of the Help pages on the Prosper website, and are subject to change by us at any time without notice; provided, however, that any such change in fees will only apply to listings posted after the change is made. The origination fee is paid by the borrower out of the loan proceeds at the time a loan is funded, so that the net amount of loan proceeds you receive will be less than the full amount of your loan.

7. Making Your Loan Payments. At the time you register as a borrower, you must provide your deposit account information to facilitate transfers of funds to and from your deposit account. You agree to make your loan payments by automated withdrawals from your designated account, or by the use of bank drafts drawn on your designated account. At the time you create your listing, you will be asked to choose the method of making your loan payments, and your loan payments will be made by the payment method you choose. Prosper will act as the servicer for all loans you obtain through the platform, and all communications regarding your loan must be made to Prosper.

8. Group Membership. Groups on Prosper may be rated according to the collective payment performance of the group's members. Therefore, if you are a member of a group, your failure to make loan payments when due, or the failure of another group member to make loan payments when due, may have a negative effect on your group's rating.

9. Collection & Reporting of Delinquent Loans. In the event you do not make your loan payments on time, WebBank or any subsequent owner of the loan will have all remedies authorized or permitted by the Promissory Note and applicable law. In addition, if you fail to make timely payments on your loan, your loan may be referred to a collection agency for collection. Prosper may report loan payment delinquencies in excess of thirty (30) days to one or more credit reporting agencies in accordance with applicable law. Subject to limitations of applicable law, you authorize and agree that Prosper or a collection agency may contact you at any or all of the telephone numbers you provide to Prosper at or after registration, or any of your other telephone numbers.

10. No Guarantee. NEITHER PROSPER NOR WEBBANK WARRANTS OR GUARANTEES (1) THAT YOUR LISTING WILL BE MATCHED WITH ANY LENDER COMMITMENTS, OR (2) THAT YOU WILL RECEIVE A LOAN AS A RESULT OF POSTING A LISTING.

11. Restrictions on Use. You are not authorized or permitted to use the Prosper website to obtain, or attempt to obtain, a loan for someone other than yourself. You must be an owner of the deposit account you designate for electronic transfers of funds, with authority to direct that loan payments be made from the account. Your designated account will be the account into which loan proceeds will be deposited, and from which loan payments will be made. Although you are registering as a borrower, you may also register and participate on the platform as a lender or as a group leader. If you participate on the platform as a lender, any amounts in your Prosper funding account are subject to set-off against any delinquent amounts owing on any loans you obtain as a Prosper borrower. You will not receive further notice in advance of our exercising our right to set-off amounts in your Prosper funding account against any delinquent amounts owing on any loans you obtain. If you obtain a loan and fail to pay your loan in full, whether due to default, bankruptcy or other reasons, you will not be eligible to post any further listings or re-register with Prosper as a borrower, lender or group leader. Prosper may in its sole discretion, with or without cause and with or without notice, restrict your access to the Prosper website or platform.

12. Authority. You warrant and represent that you have the legal competence and capacity to execute and perform this Agreement.

13. Termination of Registration. Prosper may, in its sole discretion, with or without cause, terminate this Agreement at any time by giving you notice as provided below. In addition, upon Prosper's determination that you committed fraud or made a material misrepresentation in connection with a listing, lender commitment or loan, performed any prohibited activity, or otherwise failed to abide by the terms of this Agreement or the Prosper Terms and Conditions, Prosper may, in its sole discretion, immediately and without notice, take one or more of the following actions: (i) terminate or suspend your right to post listings or otherwise participate on the platform; or (ii) terminate this Agreement and your registration with Prosper. Upon termination of this Agreement and your registration with Prosper, any listings you have posted on the platform shall be cancelled, and will be removed from the platform immediately. Any loans you obtain prior to the effective date of termination resulting from listings you had placed on the platform shall remain in full force and effect in accordance with their terms.

14. Prosper's Right to Modify Terms. Prosper has the right to change any term or provision of this Agreement or the Prosper Terms and Conditions. Prosper will give you notice of material changes to this Agreement, or the Prosper Terms and Conditions, in the manner set forth in Section 16. You authorize Prosper to correct obvious clerical errors appearing in information you provide to Prosper, without notice to you, although Prosper expressly undertakes no obligation to identify or correct such errors. This Agreement, along with the Prosper Terms and Conditions, represents the entire agreement between you and Prosper regarding your participation as a borrower on the platform, and supersedes all prior or contemporaneous communications, promises and proposals, whether oral, written or electronic, between you and Prosper with respect to your involvement as a borrower on the platform.

15. Member Web Page Display and Content. You may, but are not required to, maintain a "Prosper member web page" on the Prosper website, where you can post content, logos or links to websites. If you elect to do so, you authorize Prosper to display on the Prosper website all such material you provide to Prosper. Any material you display on your member page must conform to the Prosper Terms and Conditions, and material you display or link to must not (i) infringe on Prosper's or any third party's copyright, patent, trademark, trade secret or other proprietary rights or right of publicity or privacy; (ii) violate any applicable law, statute, ordinance or regulation; (iii) be defamatory or libelous; (iv) be lewd, hateful, violent, pornographic or obscene; (v) violate any laws regarding unfair competition, anti-discrimination or false advertising; (vi) promote violence or contain hate speech; or (vii) contain viruses, trojan horses, worms, time bombs, cancelbots or other similar harmful or deleterious programming routines. You may not include or display any personally identifying information of any Prosper member on your Prosper member web page or elsewhere on the Prosper website, including, without limitation, any Prosper member's name, address, phone number, email address, Social Security number,, driver's license number, bank account number or credit card number.

16. Notices. All notices and other communications hereunder shall be given by email to your registered email address or will be posted on the Prosper website, and shall be deemed to have been duly given and effective upon transmission or posting. You can contact us by sending an email to support@prosper.com or calling us toll-free at (866) 615-6319. You agree to notify Prosper if your registered email address changes, and you agree to update your registered residence address, mailing address and telephone number on the Prosper website if any of those items changes.

17. No Warranties. EXCEPT FOR THE REPRESENTATIONS CONTAINED IN THIS AGREEMENT, PROSPER DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES TO YOU OR ANY OTHER PARTY WITH REGARD TO YOUR USE OF THE PROSPER WEBSITE OR THE PLATFORM, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

18. Limitation on Liability. IN NO EVENT SHALL ANY PARTY TO THIS AGREEMENT BE LIABLE TO ANY OTHER PARTY FOR ANY LOST PROFITS OR SPECIAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. FURTHERMORE, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO ANY OTHER PARTY REGARDING THE EFFECT THAT THE AGREEMENT MAY HAVE UPON THE FOREIGN, FEDERAL, STATE OR LOCAL TAX LIABILITY OF THE OTHER.

19. Miscellaneous. You may not assign, transfer, sublicense or otherwise delegate your rights under this Agreement to another person without Prosper's prior written consent. Any such assignment, transfer, sublicense or delegation in violation of this Section shall be null and void. This Agreement shall be governed by federal law and, to the extent that state law applies, the laws of the State of Utah. Any waiver of a breach of any provision of this Agreement will not be a waiver of any other breach. Failure or delay by either party to enforce any term or condition of this Agreement will not constitute a waiver of such term or condition. If any part of this Agreement is determined to be invalid or unenforceable under applicable law, then the invalid or unenforceable provision will be deemed superseded by a valid enforceable provision that most closely matches the intent of the original provision, and the remainder of the Agreement shall continue in effect. WebBank is not a party to this Agreement, but you agree that WebBank is a third-party beneficiary and is entitled to rely on the provisions of this Agreement, including without limitation your representations, covenants and agreements herein. There are no third party beneficiaries to this Agreement other than WebBank.

EXHIBIT A
PROMISSORY NOTE

Borrower Address: ______________________________________________.

1. Promise to Pay. In return for a loan I have received, I promise to pay WebBank, a Utah-chartered Industrial Bank ("you") the principal sum of ___________________ Dollars ($__________), together with interest thereon commencing on the date of funding at the rate of ____ percent (____%) per annum simple interest. I understand that references in this Promissory Note ("Note") to you shall also include any person to whom you transfer this Note.

2. Payments. This Note is payable in ___ monthly installments of $___________ each, consisting of principal and interest, commencing on the ________ day of _____________, and continuing until the final payment date of __________________, which is the maturity date of this Note. The final payment shall consist of the then remaining principal, unpaid accrued interest and other charges due under this Note. All payments will be applied first to any unpaid fees incurred as a result of failed automated payments or returned bank drafts or checks, as provided in Paragraph 11; then to any charges for making payments other than as provided in this Note; then to any late charges then due; then to any interest then due; and then to principal. No unpaid interest or charges will be added to principal.

3. Interest. Interest will be charged on unpaid principal until the full amount of principal has been paid. Interest under this Note will accrue daily, on the basis of a 365-day year. If payments are made on time, my final payment will be in the amount of a regular monthly payment. Because of the daily accrual of interest and the effect of rounding, my final payment may be more or less than my regular payment. I acknowledge that, if I make my payments after the scheduled due date, this Note will not amortize as originally scheduled, which may result in a substantially higher final payment amount. The interest rate I will pay will be the rate I will pay both before and after any default.

4. Late Charge. If the full amount of any monthly payment is not made by the end of fifteen (15) calendar days after its due date, I will pay you a late charge of______________. I will pay this late charge promptly but only once on each late payment.

5. Waiver of Defenses. Except as otherwise provided in this Note, you are not responsible or liable to me for the quality, safety, legality, or any other aspect of any property or services purchased with the proceeds of my loan. If I have a dispute with any person from whom I have purchased such property or services, I agree to settle the dispute directly with that person.

6. Certification; Exception to Waiver. I certify that the proceeds of my loan will not be applied in whole or in part to postsecondary educational expenses (i.e., tuition, fees, required equipment or supplies, or room and board) at a college/university/vocational school, as the term "postsecondary educational expenses" is defined in Federal Reserve Board Regulation Z, 12 C.F.R. § 226.26(b)(3). I further certify that, to my knowledge, the proceeds of my loan will not be applied in whole or part to purchase property or services from any person to whom any interest in this Note may be assigned. If, notwithstanding the preceding sentence, any person from whom I have purchased such property acquires any interest in this Note, then Paragraph 5 will not apply to the extent of that person's interest, even if that person later assigns that person's interest to another person.

7. Method of Payment. I will pay the principal, interest, and any late charges or other fees on this Note when due. Those amounts are called "payments" in this Note. To ensure that my payments are processed in a timely and efficient manner, you have given me the choice of making my monthly payments (i) by automated withdrawal from an account that I designate using an automated clearinghouse (ACH) or other electronic fund transfer, or (ii) by bank drafts drawn by you on my behalf on my account each month; and I have chosen one of these methods. If I close my account or if my account changes or is otherwise inaccessible such that you are unable to withdraw my payments from that account or draw bank drafts on the account, I will notify you at least three (3) days prior to any such closure, change or inaccessibility of my account, and authorize you to withdraw my payments from, or draw bank drafts on, another account that I designate.

With regard to payments made by automatic withdrawals from my account, I have the right to (i) stop payment of a preauthorized automatic withdrawal, or (ii) revoke my prior authorization for automatic withdrawals with regard to all further payments under this Note, by notifying the financial institution where my account is held, orally or in writing at least three (3) business days before the scheduled date of the transfer. I agree to notify you orally or in writing, at least three (3) business days before the scheduled date of the transfer, of the exercise of my right to stop a payment or to revoke my prior authorization for further automatic withdrawals.

8. Default and Remedies. If I fail to make any payment when due in the manner required by Paragraph 7, I will be in default and you may at your option accelerate the maturity of this Note and declare all principal, interest and other charges due under this Note immediately due and payable. If you exercise the remedy of acceleration you will give me at least thirty (30) days prior notice of acceleration.

9. Prepayments. I may prepay this Note in full or in part at any time without penalty.

10. Waivers. You may accept late payments or partial payments, even though marked "paid in full," without losing any rights under this Note, and you may delay enforcing any of your rights under this Note without losing them. You do not have to (a) demand payment of amounts due (known as "presentment"), (b) give notice that amounts due have not been paid (known as "notice of dishonor"), or (c) obtain an official certification of nonpayment (known as "protest"). I hereby waive presentment, notice of dishonor and protest. Even if, at a time when I am in default, you do not require me to pay immediately in full as described above, you will still have the right to do so if I am in default at a later time. Neither your failure to exercise any of your rights, nor your delay in enforcing or exercising any of your rights, will waive those rights. Furthermore, if you waive any right under this Note on one occasion, that waiver will not operate as a waiver as to any other occasion.

11. Insufficient Funds Charge. If I attempt to make a payment, whether by automated withdrawal from my designated account or by other means, and the payment cannot be made due to (i) insufficient funds in my account, (ii) the closure, change or inaccessibility of my account without my having notified you as provided in Paragraph 7, or (iii) for any other reason (other than an error by you), I will pay you an additional fee of $______ for each returned or failed automated withdrawal, bank draft or other item, unless prohibited by applicable law.

12. Attorneys' Fees. To the extent permitted by law, I am liable to you for your legal costs if you refer collection of my loan to a lawyer who is not your salaried employee. These costs may include reasonable attorneys' fees as well as costs and expenses of any legal action.

13. Loan Charges. If a law that applies to my loan and sets maximum loan charges is finally interpreted so that the interest or other loan charges collected or to be collected in connection with my loan exceed the permitted limits, then: (a) any such loan charge shall be reduced by the amount necessary to reduce the charge to the permitted limit; and (b) any sums already collected from me that exceeded permitted limits will be refunded to me. You may choose to make this refund by reducing the principal I owe under this Note or by making a direct payment to me.

14. Assignment. I may not assign any of my obligations under this Note without your written permission. You do not have to give me your permission. You may assign this Note at any time without my permission. Unless prohibited by applicable law, you may do so without telling me. My obligations under this Note apply to all of my heirs and permitted assigns. Your rights under this Note apply to each of your successors and assigns.

15. Notices. All notices and other communications hereunder shall be given in writing and shall be deemed to have been duly given and effective (i) upon receipt, if delivered in person or by facsimile, email or other electronic transmission, or (ii) one day after deposit prepaid for overnight delivery with a national overnight express delivery service. Except as expressly provided otherwise in this Note, notices to me may be addressed to my registered email address or to my address set forth above unless I provide you with a different address for notice by giving notice pursuant to this Paragraph, and notices to you must be addressed to WebBank at support@prosper.com or c/o Prosper Marketplace, Inc., 111 Sutter Street, 22nd Floor, San Francisco, CA 94104, Attention: Customer Service.

16. Governing Law. This Note is governed by federal law and, to the extent that state law applies, the laws of the State of Utah.

17. Miscellaneous. No provision of this Note shall be modified or limited except by a written agreement signed by both you and me. The unenforceability of any provision of this Note shall not affect the enforceability or validity of any other provision of this Note.

18. Arbitration. RESOLUTION OF DISPUTES: I HAVE READ THIS PROVISION CAREFULLY, AND UNDERSTAND THAT IT LIMITS MY RIGHTS IN THE EVENT OF A DISPUTE BETWEEN YOU AND ME. I UNDERSTAND THAT I HAVE THE RIGHT TO REJECT THIS PROVISION, AS PROVIDED IN PARAGRAPH (i) BELOW.

(a) In this Resolution of Disputes provision:

(i) "I," "me" and "my" mean the promisor under this Note, as well as any person claiming through me;

(ii) "You" and "your" mean WebBank, any person servicing this Note for WebBank, and any subsequent holders of this Note or any interest in this Note, and each of their respective parents, subsidiaries, affiliates, predecessors, successors, and assigns, as well as the officers, directors, and employees of each of them; and

(iii) "Claim" means any dispute, claim, or controversy (whether based on contract, tort, intentional tort, constitution, statute, ordinance, common law, or equity, whether pre-existing, present, or future, and whether seeking monetary, injunctive, declaratory, or any other relief) arising from or relating to this Note or the relationship between you and me (including claims arising prior to or after the date of the Note), and includes claims that are brought as counterclaims, cross claims, third party claims or otherwise, as well as disputes about the validity or enforceability of this Agreement or the validity or enforceability of this Section 18.

(b) Any Claim shall be resolved, upon the election of either you or me, by binding arbitration administered by the American Arbitration Association or JAMS, under the applicable arbitration rules of the administrator in effect at the time a Claim is filed ("Rules"). If I file a claim, I may chose the administrator; if you file a claim, you may chose the administrator, but you agree to change to the other permitted administrator at my request (assuming that the other administrator is available). I can obtain the Rules and other information about initiating arbitration by contacting the American Arbitration Association at 1633 Broadway, 10th Floor, New York, NY 10019, (800) 778-7879, www.adr.org; or by contacting JAMS at 1920 Main Street, Suite 300, Irvine, CA 92614, (949) 224-1810, www.jamsadr.com. Your address for serving any arbitration demand or claim is WebBank, c/o Prosper Marketplace, Inc., 111 Sutter Street, 22nd Floor, San Francisco, CA 94104, Attention: Legal Department.

(c) Claims will be arbitrated by a single, neutral arbitrator, who shall be a retired judge or a lawyer with at least ten years experience. You agree not to invoke your right to elect arbitration of an individual Claim filed by me in a small claims or similar court (if any), so long as the Claim is pending on an individual basis only in such court.

(d) You will pay all filing and administration fees charged by the administrator and arbitrator fees up to $1,000, and you will consider my request to pay any additional arbitration costs. If an arbitrator issues an award in your favor, I will not be required to reimburse you for any fees you have previously paid to the administrator or for which you are responsible. If I receive an award from the arbitrator, you will reimburse me for any fees paid by me to the administrator or arbitrator. Each party shall bear its own attorney's, expert's and witness fees, which shall not be considered costs of arbitration; however, if a statute gives me the right to recover these fees, or fees paid to the administrator or arbitrator, then these statutory rights will apply in arbitration.

(e) Any in-person arbitration hearing will be held in the city with the federal district court closest to my residence, or in such other location as the parties may mutually agree. The arbitrator shall apply applicable substantive law consistent with the Federal Arbitration Act, 9 U.S.C. § 1-16, and, if requested by either party, provide written reasoned findings of fact and conclusions of law. The arbitrator shall have the power to award any relief authorized under applicable law. Any appropriate court may enter judgment upon the arbitrator's award. The arbitrator's decision will be final and binding except that: (1) any party may exercise any appeal right under the FAA; and (2) any party may appeal any award relating to a claim for more than $100,000 to a three-arbitrator panel appointed by the administrator, which will reconsider de novo any aspect of the appealed award. The panel's decision will be final and binding, except for any appeal right under the FAA. Unless applicable law provides otherwise, the appealing party will pay the appeal's cost, regardless of its outcome. However, you will consider any reasonable written request by me for you to bear the cost.

(f) Neither you nor I shall have the right to participate as a representative or member of any class of claimants in arbitration, and you and I further agree that claims of third parties shall not be joined in any arbitration between you and me, without the express written consent of both you and me. Only the claims of or against persons relating to a single Note or listing (such as holders of Notes relating to a single listing) may be joined in a single arbitration. The validity and effect of this paragraph (f) shall be determined exclusively by a court, and not by the administrator or any arbitrator. The arbitrator shall have no power to arbitrate any Claims on a class action basis or Claims brought in a purported representative capacity on behalf of the general public, other borrowers, or other persons similarly situated.

(g) If any portion of this Section 18 is deemed invalid or unenforceable for any reason, it shall not invalidate the remaining portions of this section. However, if paragraph (f) of this Section 18 is deemed invalid or unenforceable in whole or in part, then this entire Section 18 shall be deemed invalid and unenforceable. The terms of this Section 18 will prevail if there is any conflict between the Rules and this section.

(h) THE PARTIES ACKNOWLEDGE AND AGREE THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 18, THEY ARE WAIVING ALL RIGHTS TO A TRIAL BY COURT OR JURY AS A MEANS OF RESOLVING ANY DISPUTES ARISING OUT OF OR RELATING TO THIS AGREEMENT. THEY ACKNOWLEDGE THAT ARBITRATION WILL LIMIT THEIR LEGAL RIGHTS, INCLUDING THE RIGHTS TO PARTICIPATE IN A CLASS ACTION, THE RIGHT TO A JURY TRIAL, THE RIGHT TO CONDUCT FULL DISCOVERY, AND THE RIGHT TO APPEAL (EXCEPT AS PERMITTED IN PARAGRAPH (e) OR UNDER THE FEDERAL ARBITRATION ACT).

(i) I understand that I may reject the provisions of this Section 18, in which case neither you nor I will have the right to elect arbitration. Rejection of this Section 18 will not affect the remaining parts of this Agreement. To reject this Section 18, I must send you written notice of my rejection within 30 days after the date that this Note was made. I must include my name, address, and account number. The notice of rejection must be mailed to WebBank, c/o Prosper Marketplace, Inc., 111 Sutter Street, 22nd Floor, San Francisco, CA 94104, Attention: Legal Department. This is the only way that I can reject this Section 18.

(j) The parties acknowledge and agree that this arbitration agreement is made pursuant to a transaction involving interstate commerce and shall be governed by the Federal Arbitration Act. This Section 18 shall survive the termination of this Note and the repayment of any or all amounts borrowed.

Arizona Residents: Notice: I understand that I may request that the initial disclosures prescribed in the Truth in Lending Act (15 United States Code sections 1601 through 1666j) be provided in Spanish before signing any loan documents.

Aviso Para Prestatarios En Arizona: Puedo solicitar que las divulgaciones iniciales prescritas en la Ley Truth in Lending Act (15 Código de los Estados Unidos secciones 1601 hasta 1666j) sean proporcionadas en español antes de firmar cualesquiera documentos de préstamos.

Missouri Residents: Oral agreements or commitments to loan money, extend credit or to forbear from enforcing repayment of a debt, including promises to extend or renew such debt, are not enforceable. To protect me (borrower) and you (creditor) from misunderstanding or disappointment, any agreements we reach covering such matters are contained in this writing, which is the complete and exclusive statement of the agreement between us, except as we may later agree in writing to modify it.

By signing this Note, I acknowledge that I (i) have read and understand all terms and conditions of this Note, (ii) agree to the terms set forth herein, and (iii) acknowledge receipt of a completely filled-in copy of this Note.

Date: _______________

_________________________________ [Borrower]

Copyright © 2005-2011 Prosper Marketplace, Inc. All rights reserved.

Exhibit 10.2

Lender Registration Agreement

(Note Commitment, Purchase and Sale Agreement)

This Lender Registration Agreement is made and entered into between you and Prosper Marketplace, Inc. ("Prosper", "we", or "us"). This Agreement will govern all purchases of Borrower Payment Dependent Notes ("Notes") that you may, from time to time, purchase from Prosper.

Prosper has filed with the U.S. Securities and Exchange Commission a registration statement on Form S-1 (No. 333-147019) (as amended from time to time, the "Registration Statement") to register the continuous offering and sale of Notes issued by Prosper. The Notes are offered pursuant to a prospectus (as supplemented from time to time, the "Prospectus") which forms a part of the Registration Statement. The Registration Statement became effective on July 10, 2009 pursuant to the rules and regulations of the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended. You acknowledge that the Prospectus has been delivered to you. You should read the Prospectus carefully and retain a copy for your records.

1. Registration as a Prosper Lender. You are registering as a lender in the Prosper marketplace, so that you may be eligible to post bids on listings displayed on Prosper's online marketplace (the "platform") and purchase from Prosper Notes issued by Prosper that are dependent for payment on payments we receive on the corresponding borrower loans described in the listings ("borrower loans"). As a registered lender you also have access to the Folio Investing Note Trader platform, where you may list Notes that you own for sale to other Prosper lender members, and bid to purchase Notes offered for sale by other lender members, in an auction-style bidding environment. You agree to comply with the terms and provisions of this Agreement, the Terms of Use of the Prosper website, and the policies posted on the Prosper website, each as amended from time to time by Prosper in its sole discretion (collectively, the "Prosper Terms and Conditions").

Your role as a Prosper "lender" is that of a purchaser of Notes issued by Prosper, and your rights and obligations as a purchaser or prospective purchaser of Notes are set forth below. Although you are referred to in this Agreement and on the Prosper website as a "lender," you are not actually lending your money directly to Prosper borrowers, but are, instead, acting as an investor and making purchase commitments for Notes and purchasing Notes from Prosper that are dependent for payment on payments we receive on borrower loans. Prosper uses the term "lender" instead of "investor" in this Agreement and on portions of Prosper's website for the convenience of Prosper users, who appropriately view Prosper as a marketplace for connecting individuals who wish to borrow money with people who wish to help fund loans to such individuals.

2. Authorization to Obtain Credit Report. By registering on the platform as a lender, you authorize us to obtain information from your personal credit profile from one or more consumer credit reporting agencies solely for the purpose of confirming your residence and identity. We confirm your residence and identity to avoid fraudulent transactions in your name.

3. Placing Bids on Loan Listings. As a registered Prosper lender, you may place bids on loan listings displayed on the platform. A loan listing is a loan request by a Prosper borrower. A bid is the lender's commitment to purchase a Note in the principal amount of the lender's bid, the proceeds of which will be used by Prosper to fund the requested loan. For each listing, there is a minimum amount of total bids that the listing must receive for the loan to fund. If the loan funds, the payments Prosper makes to the lenders on the Notes will be dependent on the payments the borrower makes to Prosper on the loan.

Description of Listings. Listings include the borrower's requested loan amount, borrower's interest rate on the loan, and the lender's interest rate on the corresponding Note. Listings also include a Prosper Rating, which is a letter grade that indicates the level of risk associated with the listing and corresponds to an estimated average annualized loss rate range for the listing. Listings also include other information, including but not limited to, the borrower's debt-to-income ratio, credit information from the borrower's credit report, the borrower's numerical credit score range, the borrower's group affiliation (if any), and the borrower's self-reported annual income range, occupation and employment status. Borrowers are identified by a Prosper user name but are not able to disclose their identity or contact information to lenders.

Types of Bids. You can make bids manually by browsing through listings and placing a bid on the listing or listings that you choose. You can also place bids by creating an automated plan, which allows you to have bids placed automatically on listings that meet your plan criteria. You may have more than one automated plan in place at one time, and you may make manual bids while one or more automated plans are in place.

Availability of Funds. At the time you place a bid, you must have funds on deposit with Prosper in at least the amount of your bid,. Your funds will be placed in an FDIC-insured non-interest bearing account at Wells Fargo Bank, N. A. (the "Prosper funding account") separate from Prosper's own funds. At the time you register as a lender, you must provide your deposit account information to facilitate electronic transfers of funds to and from the Prosper funding account and your deposit account. You will not earn interest on funds in the Prosper funding account. All of your funds in the Prosper funding account that are not already committed to bids are available for bidding. You may at any time request that your uncommitted funds in the Prosper funding account be returned to you, in which case Prosper will promptly return the remaining funds to your deposit account using the Automated Clearing House ("ACH") network, subject to reasonable restrictions on the amount and timing of transfers of funds.

Your Note Purchase Commitment. AT THE TIME YOU PLACE A BID ON A LISTING, YOU ARE COMMITTING TO PURCHASE A NOTE ISSUED BY PROSPER IN THE AMOUNT OF YOUR BID THAT IS DEPENDENT FOR ITS PAYMENT ON PAYMENTS PROSPER RECEIVES ON THE BORROWER LOAN DESCRIBED IN THE LISTING. ONCE YOUR BID IS MADE, IT IS IRREVOCABLE, AND FUNDS IN AT LEAST THE AMOUNT OF YOUR BID MUST BE MAINTAINED IN YOUR PROSPER ACCOUNT AND CANNOT BE USED TO PLACE BIDS ON OTHER LISTINGS UNLESS AND UNTIL (I) THE BIDDING PERIOD FOR THE LISTING EXPIRES WITHOUT THE LISTING HAVING RECEIVED BIDS EQUAL TO OR EXCEEDING THE MINIMUM AMOUNT REQUIRED FOR THE LOAN TO FUND OR (II) PROSPER REMOVES THE LISTING IN ACCORDANCE WITH SECTION 10 BELOW. IF THE LISTING TERMINATES FOR EITHER OF THE REASONS DESCRIBED IN THE IMMEDIATELY PRECEDING SENTENCE, YOU NO LONGER NEED TO MAINTAIN FUNDS IN YOUR PROSPER ACCOUNT EQUAL TO THE AMOUNT OF YOUR BID AND YOU CAN WITHDRAW THE FUNDS OR USE THEM TO MAKE ANOTHER BID.

Limits on Bids. Lenders may bid the entire amount requested by the borrower, or may bid a lesser amount, subject to a minimum bid amount of $25; provided, that if the amount available for further bidding on a listing is less than the amount of your bid, your bid will be deemed to be in the amount still available for bidding, and the remainder of your funds will remain in your Prosper funding account, available for further bidding. The aggregate amount of all of your bids, when added to the amount outstanding on all of your Notes, must not exceed five million dollars ($5,000,000) for individual lenders, or fifty million dollars ($50,000,000) for corporate or institutional lenders. Subject to these dollar limits, there is no limit on the amount of funds you may commit to bids on listings.

YOU AGREE THAT WHEN MAKING BIDS YOU WILL NOT DISCRIMINATE AGAINST ANY BORROWER OR GROUP ON THE BASIS OF RACE, COLOR, RELIGION, NATIONAL ORIGIN, SEX, MARITAL STATUS, AGE, SEXUAL ORIENTATION, MILITARY STATUS, THE BORROWER'S SOURCE OF INCOME, OR ANY OTHER BASIS PROHIBITED BY AN APPLICABLE FEDERAL, STATE OR LOCAL FAIR LENDING LAW, INCLUDING WITHOUT LIMITATION THE EQUAL CREDIT OPPORTUNITY ACT.

4. Matching of Bids and Listings.

a. After a listing is posted, lenders can place bids on that listing until 14 days have passed since the listing was posted or the listing has received bids totaling the requested loan amount, whichever is earlier. Once a listing has received bids totaling the amount of the loan requested, no further bids can be placed. If the listing does not receive bids equal to or exceeding the minimum amount required for the loan to fund within 14 days of posting, the listing will terminate and the requested loan will not be funded.

b. When creating a loan listing, the borrower may opt for partial funding, which means the loan can be funded if it receives bids totaling less than the full amount of the requested loan but equal to or exceeding 70% of that amount, subject to any minimum loan amount requirement. Each loan listing will indicate whether the borrower has opted for partial funding as well as the minimum amount required for the loan to fund. The current percentage threshold for partial funding is 70%, but Prosper may change that threshold from time to time.

c. Prosper does not warrant or guaranty that you will be able to place a bid on any listing before that listing receives bids totaling the requested loan amount. In the event the amount available for further bidding on a listing is less than the amount of your bid, your bid will be deemed to be in the amount still available for bidding, and the remainder of your funds will remain in your Prosper funding account, available for further bidding. For example, if a listing requesting a loan of $5000 has already received bids totaling $4990, and you place a bid of $25 on that listing, your bid will be deemed to have been for $10.

d. In most instances, a funded listing will receive more than one bid and each series of Notes corresponding to a borrower loan will have more than one holder. Each series of Notes will correspond to a single borrower loan, as described in the listing, originated to a Prosper borrower member. Payments to the lenders who purchase the Notes are dependent on payments received on the corresponding borrower loan.

e. To safeguard your privacy rights and those of borrowers, the identities and addresses of borrowers and lenders are not displayed on the platform or elsewhere on the Prosper website. Only the borrower's Prosper screen name will appear on Prosper borrower listings, and only your Prosper screen name will appear with your bids.

5. Funding and Sale of Borrower Loans. Once the bidding period for a listing has ended, if the listing has received bids from lenders equal to or exceeding the minimum amount required to fund the loan described in the listing, we proceed with the funding of the loan, and with the issuance and sale of Notes to the lenders who were the bidders on the listing.

Loan funding occurs when loan proceeds are disbursed into the borrower's designated deposit account. All loans are made to Prosper borrowers by WebBank, a Utah-chartered industrial bank ("WebBank") from WebBank's own funds, and will be evidenced by a promissory note naming WebBank as the payee, in the amount of the funded loan. Following disbursement of loan proceeds to the borrower, the loan will be sold and assigned by WebBank to Prosper without recourse to WebBank.

6. Purchase and Sale of Notes. At the same time a borrower loan is purchased by Prosper, we proceed with the issuance and sale of Notes to the lenders who bid on the related listing. The purchase price of each such Note is the amount of the purchasing lender's bid. The principal amount of each Note is equal to its purchase price. All Notes are issued pursuant to an indenture (the "Indenture") between Prosper and an indenture trustee. Funds in the principal amount of each Note are transferred from the purchasing lender's Prosper funding account to Prosper, as payment of the purchase price for the Note. Prosper will use the proceeds of the sale of each series of Notes to purchase the corresponding borrower loan from WebBank.

Terms of the Notes. The Notes shall have the terms and conditions described in the Prospectus, the Indenture and the Note. The Indenture and the Note are reproduced in Exhibit A to this Agreement, and the Prospectus is available for you to review on the Prosper website. Subject to the servicing standard set forth in Section 6 below, you understand and agree that we may, in our sole discretion, at any time and from time to time, amend or waive any term of a borrower loan, and we may in our sole discretion charge off any borrower loan that we deem uncollectible.

PAYMENT ON THE NOTES, IF ANY, DEPENDS ENTIRELY ON THE RECEIPT OF PAYMENTS BY PROSPER IN RESPECT OF THE CORRESPONDING BORROWER LOAN. PROSPER DOES NOT WARRANT OR GUARANTEE IN ANY MANNER THAT YOU WILL RECEIVE ALL OR ANY PORTION OF THE PRINCIPAL OR INTEREST YOU EXPECT TO RECEIVE ON ANY NOTE OR REALIZE ANY PARTICULAR OR EXPECTED RATE OF RETURN.. PROSPER DOES NOT MAKE ANY REPRESENTATIONS AS TO A BORROWER'S ABILITY TO PAY AND DOES NOT ACT AS A GUARANTOR OF ANY LOAN PAYMENT OR PAYMENTS BY ANY BORROWER.

YOU UNDERSTAND AND AGREE THAT BORROWERS MAY DEFAULT ON THEIR PAYMENT OBLIGATIONS UNDER BORROWER LOANS AND THAT SUCH DEFAULTS WILL REDUCE THE AMOUNTS, IF ANY, YOU MAY RECEIVE UNDER THE TERMS OF ANY NOTES YOU HOLD THAT CORRESPOND TO THOSE BORROWER LOANS.

7. Servicing and Collection of Borrower Loans. Prosper will service all Prosper borrower loans, both before and after default, and will service all Notes. In servicing borrower loans, Prosper may, in its discretion, utilize affiliated or unaffiliated third party loan servicers, collection agencies or other agents or contractors.

Prosper and any third-party servicer servicing a borrower loan may, in its sole discretion and subject to the servicing standard set forth in this Section, refer a borrower loan to a collection agency, elect to initiate legal action to collect a borrower loan, or sell a borrower loan to a third party debt buyer at any time. Subject to the fees described below, any amounts received by Prosper on Prosper borrower loans will be forwarded to the holder of the Notes corresponding to the borrower loan.

Servicing Standard. In servicing borrower loans, Prosper will use commercially reasonable efforts to service and collect the borrower loans in accordance with industry standards customary for loans of the same general type and character as the borrower loans. The referral of a delinquent borrower loan to a collection agency within five (5) business days after it becomes thirty days past-due shall be deemed to constitute commercially reasonable servicing and collection efforts. Prosper and any third-party servicer servicing a borrower loan shall have the right, without your consent, at any time and from time to time and subject to the foregoing servicing standard, to change the payment date, reduce the principal amount or the rate of interest or change the place and manner of making loan payments on a borrower loan, amend or waive any other term of such borrower loan, or charge-off any borrower loan that Prosper or any third-party servicer servicing the borrower loan deems uncollectible.

Servicing Compensation. As compensation for servicing Prosper borrower loans and Notes, Prosper shall be entitled to retain from payments received on the borrower loans a servicing fee calculated by the application of an annual servicing fee rate to the outstanding principal balance of the Notes. The current servicing fee rates charged by Prosper are posted in the Fees and Charges section of the Prosper website, and are subject to change by Prosper at any time without notice. However, the servicing fee on each Note will be the servicing fee in effect at the time the listing corresponding to the Note was posted, and will remain unchanged for the term of the Note. Prosper's current servicing fee rate will be disclosed in all listings.

Servicing fees will reduce the effective yield on Prosper borrower loans below the borrower interest rate. The servicing fee is payable monthly by deduction from each lender's share of a loan payment by the borrower. The servicing fee is payable on all payments received on borrower loans corresponding to the Notes, including without limitation partial payments made toward a borrower's loan. We will not pay you any non-sufficient funds fees or collection fees we or a third-party collection agency charge, and such fees will be retained by the party receiving the fee as additional servicing compensation. Prosper will pay you any late fees we receive on Prosper borrower loans. Any prepayments received on borrower loans will be paid ratably to the Note holders, subject to applicable servicing fees.

8. Representations and Warranties as to Notes Sold. Prosper makes the following representations and warranties to you, with respect to each Note sold to you under this Agreement, as of the date the Note is sold, assigned and transferred to you:

a. Prosper has complied in all material respects with applicable federal, state and local laws in connection with the offer and sale of the Note.

b. The Note has been duly authorized and, following payment of the purchase price by you and electronic delivery by Prosper to you, will constitute valid and binding obligations of Prosper enforceable against Prosper in accordance with its terms, except as the enforcement of the Note may be limited by applicable bankruptcy, insolvency or similar laws;

c. The proceeds of the borrower loan corresponding to the Note sold have been fully disbursed to the borrower or the borrower's designated payee prior to your purchase of the Note.

d. Prosper has made commercially reasonable efforts to authenticate and verify the identity of the borrower obligated on the borrower loan that corresponds to the Note.

e. In the event either of the following occurs with regard to the listing relating to your Note, the remedies in Section 8 shall apply to your Note: (1) the listing contains a Prosper score different from the score calculated by Prosper for the listing, or (2) Prosper incorrectly applies its formula in determining the Prosper score for the listing, resulting in a Prosper Rating different from the Prosper Rating that should have appeared in the listing. Prosper is not under any obligation to cure, indemnify or repurchase a series of Notes because of the Prosper score or Prosper Rating for any other reason, including because the Prosper score or Prosper Rating proved inaccurate.

f. In the event of a material default on a Note you purchase from Prosper that is the result of verifiable identity theft of the named borrower's identity, Prosper will repurchase the Note by crediting your Prosper funding account with the remaining unpaid principal balance of the Note. The determination of whether verifiable identity theft has occurred shall be in Prosper's sole discretion. We may require proof of the identity theft, such as a copy of a police report filed by the person whose identity was wrongfully used to obtain the fraudulently-induced borrower loan, an identity theft affidavit or a bank verification letter (or all of the above) in order to determine that verifiable identity theft has occurred. Prosper shall not be required to repurchase a Note under this subsection until such Note is at least 120 days past-due, provided, however, that Prosper may in its sole discretion elect to repurchase a Note at an earlier time. You agree that repurchase of your Note by Prosper is the sole remedy you will have with respect to any such Notes.

9. Remedies; Cure and Repurchase of Loans. In the event of a breach by Prosper of any of the foregoing representations and warranties that materially and adversely affects your interest in a Note sold to you by Prosper, Prosper shall either (i) cure the breach, if the breach is susceptible to cure, (ii) repurchase the Note from you, or (iii) indemnify and hold you harmless against all losses (including losses resulting from the nonpayment of the Note), damages, expenses, legal fees, costs and judgments resulting from any claim, demand or defense arising as a result of the breach. The decision whether a breach is susceptible to cure, or whether Prosper shall cure or repurchase a Note or indemnify you with respect to the Note, shall be in Prosper's sole discretion. Upon discovery by Prosper of any such breach of the foregoing representations and warranties requiring cure, indemnification or repurchase of the Note, Prosper shall give you notice of the breach, and of Prosper's election to cure, indemnify or repurchase the Note, no later than ninety (90) days after our discovery of the breach. In the event Prosper repurchases a Note, Prosper will pay you a repurchase price equal to the remaining outstanding principal balance of the Note as of the date of repurchase. The repurchase price will be paid to you by remittance into the Prosper funding account. Upon any such repurchase, the Note shall be transferred and assigned by you to Prosper, in each case without recourse, and you authorize and agree that Prosper may execute any endorsements or assignments necessary to effectuate the transfer and assignment of the Note to Prosper. Prosper's obligation to cure or repurchase a Note or indemnify you for a breach of the foregoing representations and warranties pursuant to this Section is your sole remedy with respect to a breach of Prosper's representations and warranties set forth in Section 7 above.

10. No Advisory Relationship. You acknowledge and agree that (i) the purchase and sale of the Notes is an arms-length transaction between you and Prosper; (ii) in connection with the purchase and sale of the Notes, Prosper is not acting as your agent or fiduciary; (iii) Prosper assumes no advisory or fiduciary responsibility with respect to you in connection with the purchase and sale of the Notes; (iv) Prosper has not provided you with any legal, accounting, regulatory or tax advice with respect to the Notes; and (v) you have consulted your own legal, accounting, regulatory and tax advisors with respect to the Notes to the extent you have deemed it appropriate.

11. Prosper's Right to Verify Information and Cancel Funding.

a. Prosper reserves the right to verify the accuracy of all information provided by borrowers, lenders and group leaders in connection with listings, bids and loans. Prosper also reserves the right to determine in its reasonable discretion whether a registered user is using, or has used, the Prosper website illegally or in violation of any order, writ, injunction or decree of any court or governmental instrumentality, for purposes of fraud or deception, or otherwise in a manner inconsistent with the Prosper Terms and Conditions or any registration agreement between Prosper and such user. Prosper may conduct its review at any time - before, during or after the posting of a listing, or before or after the funding or Prosper's purchase of a borrower loan or the sale of a Note. You agree to respond promptly to Prosper's requests for information in connection with any such review by Prosper.

b. In the event Prosper or WebBank, prior to the funding or Prosper's purchase of a borrower loan, reasonably determines that a listing, or a bid for the listing, contains materially inaccurate information (including but not limited to unintended inaccuracies, inaccuracies resulting from errors by Prosper, or inaccuracies resulting from changes in the borrower's income, residence or credit profile between the date a listing is posted and the date the listing is to be funded) or was posted illegally or in violation of any order, writ, injunction or decree of any court or governmental instrumentality, for purposes of fraud or deception, or otherwise in a manner inconsistent with the Prosper Terms and Conditions or any registration agreement, Prosper may refuse to post the listing or, if the listing has already been posted, remove the listing from the Prosper marketplace and cancel all bids against the listing.

c. When a listing ends with bids equal to or exceeding the minimum amount required for the loan to fund, Prosper may conduct a "pre-funding" review prior to the funding or Prosper's purchase of the borrower loan. Prosper may, at any time and in its sole discretion, delay the funding or Prosper's purchase of a borrower loan in order to enable Prosper to verify the accuracy of information provided by borrowers, lenders and group leaders in connection with the listing or bids against the listing, and to determine whether there are any irregularities with respect to the listing or the bids against the listing. Prosper may cancel or proceed with the funding or Prosper's purchase of the borrower loan, depending on the results of Prosper's pre-funding review. If funding is cancelled, the listing will be removed from the Prosper marketplace, all bids against the listing will be cancelled, and the lenders will no longer be required to maintain funds in the Prosper funding account in the amount of their respective bids.

d. In most instances, Prosper and WebBank do not verify the income, employment, occupation or other information provided by borrowers in listings. The borrower's income, employment and occupation in listings are self-reported, and the borrower's debt-to-income ratio is determined by Prosper and WebBank from a combination of the borrower's self-reported income and information from the borrower's credit report. The credit data that appears in Prosper borrower listings is taken directly from a credit report obtained on the borrower from a credit reporting agency, without any review or verification by Prosper or WebBank. Prosper and WebBank do not verify any statements by borrowers in Prosper borrower listings as to how loan proceeds are to be used and does not confirm after borrower loan funding how loan proceeds were used. In most instances homeownership status in borrower listings is derived from the borrower's credit report, but is not verified by Prosper or WebBank; if the report reflects an active mortgage loan, the borrower is presumed to be a homeowner. In connection with Prosper's and WebBank's identity and anti-fraud verification of borrowers, Prosper verifies the borrower's deposit account to determine that the borrower is a holder of record of the account.

12. No Guarantee of Returns or Payments.

A. PROSPER DOES NOT WARRANT OR GUARANTEE THAT YOU WILL RECEIVE ANY RATE OF RETURN, OR ANY MINIMUM AMOUNT OF PRINCIPAL OR INTEREST ON ANY NOTE, OR ANY PRINCIPAL OR INTEREST AT ALL. THE AMOUNT YOU RECEIVE ON A NOTE IS WHOLLY DEPENDENT UPON THE BORROWERS' PAYMENT PERFORMANCE ON THE BORROWER LOAN CORRESPONDING TO YOUR NOTE. PROSPER DOES NOT GUARANTEE ANY BORROWER LOANS OR NOTES PURCHASED OR SOLD THROUGH THE PLATFORM AND DOES NOT ACT AS A GUARANTOR OF ANY LOAN PAYMENT OR PAYMENTS BY ANY BORROWER.

B. YOU FURTHER UNDERSTAND AND ACKNOWLEDGE THAT BORROWERS MAY DEFAULT ON THE BORROWER LOANS CORRESPONDING TO YOUR NOTES, AND THAT SUCH DEFAULTS MAY NEGATIVELY AFFECT THE AMOUNT OF PRINCIPAL AND INTEREST YOU RECEIVE ON YOUR NOTES.

13. Restrictions on Use. Except as provided in Section 14 below, you are not authorized or permitted to use Prosper to bid on or purchase Notes for someone other than yourself. You must be an owner of the deposit account you designate for electronic transfers of funds, with authority to direct that funds be transferred to or from the account. Although you are registering as a lender, you may also register and participate in the Prosper marketplace as a borrower. If you obtain one or more borrower loans through the platform, amounts in your Prosper funding account are subject to set-off against any delinquent amounts owing on your loans. Amounts in your Prosper funding account are also subject to set-off against any shortfall resulting from ACH returns of transfers or deposits of funds to your Prosper funding account. You will not receive further notice in advance of our exercise of our right to set-off amounts in your Prosper funding account against any delinquent amounts owing on any loan or loans you obtain. Prosper may in its sole discretion, with or without cause and with or without notice, restrict your access to the platform or the Prosper website.

14. Financial Suitability Representations and Warranties. You represent and warrant that you satisfy the applicable minimum financial suitability standards and maximum investment limits, established for the platform and the Note Trader platform, and you agree to provide any additional documentation reasonably requested by us, or as may be required by the Securities and Exchange Commission or the securities administrator of any state, to confirm that you meet such minimum financial suitability standards and maximum investment limits. You understand that the Notes will not be listed on any securities exchange, that there may be no, or only a limited, secondary market for the Notes, that any trading of Notes must be conducted in accordance with federal and applicable state securities laws and that Note purchasers should be prepared to hold the Notes they purchase until the Notes mature.

15. Your Other Representations and Warranties. You warrant and represent to Prosper, as of the date of this Agreement and as of any date that you commit to purchase Notes, that (i) you have received the Prospectus, the Indenture, and the form of the Note; (ii) you have the legal competence and capacity to execute and perform this Agreement and have duly authorized, executed and delivered this Agreement; and (iii) in connection with this Agreement you have complied in all material respects with applicable federal, state and local laws. In addition, if the person entering this Agreement is a corporation, partnership, limited liability company or other entity (each, an "institution"), the institution warrants and represents that (i) the individual executing this Agreement on behalf of the institution has all necessary power and authority to execute and perform this Agreement on the institution's behalf; (ii) the execution and performance of this Agreement will not violate any provision in the institution's charter documents, by-laws, indenture of trust or partnership agreement, or other constituent agreement or instrument governing the institution's formation or administration; and (iii) the execution and performance of this Agreement will not constitute or result in a breach or default under, or conflict with, any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking to which the institution is a party or by which it is bound.

16. Prosper's Representations and Warranties. Prosper represents and warrants to you, as of the date of this Agreement and as of any date that you commit to purchase Notes, that: (a) it is duly organized and is validly existing as a corporation in good standing under the laws of Delaware and has corporate power to enter into and perform its obligations under this Agreement; (b) this Agreement has been duly authorized, executed and delivered by Prosper; (c) the Indenture has been duly authorized by Prosper and qualified under the Trust Indenture Act of 1939 and constitutes a valid and binding agreement of Prosper, enforceable against Prosper in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency or similar laws.

17. Recommendations from Prosper Friends. Prosper allows borrowers to create a network of Prosper friends, and obtain bids and recommendations of listings from one or more of the borrower's designated Prosper friends. Recommendations accompanying bids from borrowers' Prosper friends are displayed with borrowers' listings. Prosper friends do not guarantee payments on any Note or on any corresponding borrower loan, and a bid or recommendation from a borrower's Prosper friend does not obligate the individual making the bid or recommendation to guarantee or make any payments on any Note or on any corresponding borrower loan.

18. Prohibited Activities. You agree that you will not do the following, in connection with any listings, bids, Notes, borrower loans or other transactions involving or potentially involving Prosper:

a. Represent yourself to any person, as a director, officer or employee of Prosper, or WebBank, unless you are such director, officer or employee;

b. Charge, or attempt to charge, any Prosper borrower any fee in exchange for your agreement to bid on or recommend a borrower's listing, or propose or agree to accept any fee, bonus, additional interest, kickback or thing of value of any kind, in exchange for your agreement to bid on or recommend a borrower's listing;

c. Engage in any activities that require a license as a loan broker, credit services organization, credit counselor, credit repair organization, lender or other regulated entity, including but not limited to soliciting loans or loan applications, quoting loan terms and rates, counseling borrowers on credit issues or loan options, in connection with any Prosper loan;

d. Take any action on your own to collect, or attempt to collect from any borrower, directly or through any third party, any amount owing under any of your Notes or on any of the borrower loans that correspond to your Notes;

e. Bring a lawsuit or other legal proceeding against any borrower on any borrower loan;

f. Contact borrowers on any borrower loans corresponding to your Notes without the borrower's consent;

g. Contact any collection agency or law firm to which any borrower loan corresponding to your Note has been referred for collection;

h. Include or display any personally identifying information, including, without limitation, name, address, phone number, email address, Social Security number or driver's license number, or bank account or credit card numbers of any Prosper member on your Prosper member web page, or any blog, website or other public forum;

i. Contact a borrower, group leader or Prosper friend or take any action to collect, or attempt to collect, any amount from any group leader or any of the borrower's Prosper friends that provided a recommendation of a listing relating to any of your Notes, or take any action that directly or indirectly suggests that any borrower's group leader or Prosper friend is obligated in any way on a borrower loan corresponding to any Note; or

j. Violate any applicable federal, state or local laws, including but not limited to, the Equal Credit Opportunity Act and other fair lending laws, Truth in Lending Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act, Federal Trade Commission Act, federal or state consumer privacy laws, state usury or loan fee statutes, state licensing laws, or state unfair and deceptive trade practices statutes.

19. Tax Treatment. The parties agree that the Notes are intended to be indebtedness of Prosper that have original issue discount for U.S. federal income tax purposes. You agree that you will not take any position inconsistent with such treatment of the Notes for tax, accounting, or other purposes, unless required by law. You further acknowledge that the Notes will be subject to the original issue discount rules of the Internal Revenue Code of 1986, as amended, as described in the Prospectus. You acknowledge that you are prepared to bear the risk of loss of your entire purchase price for any Notes you purchase.

20. Termination of Registration. Prosper may in its sole discretion, with or without cause, terminate this Agreement by giving you notice as provided below. In addition, upon our reasonable determination that you committed fraud or made a material misrepresentation in connection with a listing, bid or loan, performed any prohibited activity, or otherwise failed to abide by the terms of this Agreement or the Prosper Terms and Conditions, Prosper may, in its sole discretion, immediately and without notice, take one or more of the following actions: (i) terminate or suspend your right to bid or otherwise participate in the Prosper marketplace; or (ii) terminate this Agreement and your registration with Prosper. Upon termination of this Agreement and your registration with Prosper, any bids you have placed on the platform may be terminated, and may be removed from the platform immediately. Any Notes you purchase from Prosper prior to the effective date of termination shall remain in full force and effect in accordance with their terms.

21. Indemnification. In addition to your indemnification obligations set forth in Prosper's Terms and Conditions, you agree to indemnify, defend, protect and hold harmless Prosper and its officers, directors, shareholders, employees and agents against all claims, liabilities, actions, costs, damages, losses, demands and expenses of every kind, known or unknown, contingent or otherwise, (i) resulting from any material breach of any obligation you undertake in this Agreement, including but not limited to your obligation to comply with any applicable laws; (ii) relating to the contents of your Prosper member web page, your own website or your business; (iii) resulting from your acts, omissions and representations (and those of your employees, agents or representatives) relating to Prosper; or (iv) asserted by third parties against Prosper alleging that the trademarks, trade names, logos or branding you use, display, link to or advertise infringes upon the intellectual property rights of any such third party. Your obligation to indemnify Prosper shall survive termination of this Agreement, regardless of the reason for termination.

22. Prosper's Right to Modify Terms. Prosper has the right to change any term or provision of this Agreement or the Prosper Terms and Conditions. Prosper will give you notice of material changes to this Agreement, or the Prosper Terms and Conditions, in the manner set forth in Section 23. You authorize Prosper to correct obvious clerical errors appearing in information you provide to Prosper, without notice to you, although Prosper expressly undertakes no obligation to identify or correct such errors. This Agreement, along with the Indenture, Notes and Prosper Terms and Conditions, represent the entire agreement between you and Prosper regarding your participation as a lender on the platform, and supersede all prior or contemporaneous communications, promises and proposals, whether oral, written or electronic, between you and Prosper with respect to your involvement as a lender on the platform.

23. Member Web Page Display and Content. You may, but are not required to, maintain a "Prosper member web page" on the Prosper website, where you can post content, logos or links to websites. If you elect to do so, you authorize Prosper to display on the Prosper website all such material you provide to Prosper. Any material you display on your member page must conform to the Prosper Terms and Conditions, as amended from time to time, and material you display or link to must not (i) infringe on Prosper's or any third party's copyright, patent, trademark, trade secret or other proprietary rights or right of publicity or privacy; (ii) violate any applicable law, statute, ordinance or regulation; (iii) be defamatory or libelous; (iv) be lewd, hateful, violent, pornographic or obscene; (v) violate any laws regarding unfair competition, anti-discrimination or false advertising; (vi) promote violence or contain hate speech; (vii) contain viruses, trojan horses, worms, time bombs, cancelbots or other similar harmful or deleterious programming routines.

24. Notices. All notices and other communications hereunder shall be given by email to your registered email address or will be posted on the Prosper website, and shall be deemed to have been duly given and effective upon transmission or posting. All notices, required disclosures and other communications to you from the trustee under the Indenture relating to Notes you own will be transmitted to you by e-mail to your registered e-mail address or mailed to you at the address as it appears on the registration books of the Registrar under the Indenture. You can contact us by sending an email to support@prosper.com or calling us toll-free at (866) 615-6319. You also agree to notify us if your registered email address changes, and you agree to update your registered residence address on the Prosper website if you change your residence.

25. No Warranties. EXCEPT FOR THE REPRESENTATIONS CONTAINED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER PARTY, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

26. Limitation on Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR SPECIAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. FURTHERMORE, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER REGARDING THE EFFECT THAT THE AGREEMENT MAY HAVE UPON THE FOREIGN, FEDERAL, STATE OR LOCAL TAX LIABILITY OF THE OTHER.

27. Miscellaneous. The parties acknowledge that there are no third party beneficiaries to this Agreement. You may not assign, transfer, sublicense or otherwise delegate your rights under this Agreement to another person without Prosper's prior written consent. Any such assignment, transfer, sublicense or delegation in violation of this Section shall be null and void. This Agreement shall be governed by the laws of the State of New York. Any waiver of a breach of any provision of this Agreement will not be a waiver of any other subsequent breach. Failure or delay by either party to enforce any term or condition of this Agreement will not constitute a waiver of such term or condition. If any part of this Agreement is determined to be invalid or unenforceable under applicable law, then the invalid or unenforceable provision will be deemed superseded by a valid enforceable provision that most closely matches the intent of the original provision, and the remainder of the Agreement shall continue in effect. The parties agree to execute and deliver such further documents and information as may be reasonably required in order to effectuate the purposes of this Agreement.

EXHIBIT A
INDENTURE

Available at http://www.prosper.com/downloads/Legal/Prosper_Indenture_2009-06-15.pdf

Copyright © 2005-2011 Prosper Marketplace, Inc. All rights reserved.

Exhibit 31.1

CERTIFICATIONS

I, Christian A. Larsen, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Prosper Marketplace, Inc;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.
The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)
Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)
Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)
Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.
The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

	b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting

Date: May 13, 2011	/s/ Christian A. Larsen
Christian A. Larsen
Chief Executive Officer (principal executive officer)

Exhibit 31.2

CERTIFICATIONS

I, Kirk T. Inglis, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Prosper Marketplace, Inc;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.
The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)
Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)
Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)
Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.
The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

	b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting

Date: May 13, 2011	/s/ Kirk T. Inglis
Kirk T. Inglis
Chief Financial Officer and Chief Operating Officer (principal financial and accounting officer)

Exhibit 32.1

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Prosper Marketplace, Inc. (the “Company”) on Form 10-Q for the quarter ended March 31, 2011, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), each of the undersigned officers of the Company certifies, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to such officer’s knowledge:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: May 13, 2011	/s/ Christian A. Larsen
Christian A. Larsen
Chief Executive Officer (principal executive officer)

/s/ Kirk T. Inglis
Kirk T. Inglis
Chief Financial Officer and Chief Operating Officer (principal financial and accounting officer)